Exhibit 2.1
EXECUTION VERSION
STOCK PURCHASE AGREEMENT
BY AND AMONG
WESTERN DIGITAL CORPORATION,
WESTERN DIGITAL IRELAND, LTD.,
HITACHI, LTD.,
AND
VIVITI TECHNOLOGIES LTD.
March 7, 2011

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EXHIBITS

Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of IP License Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Customer Agreement
Exhibit E	Form of R&D Services Agreement
Exhibit F	Form of Branding Agreement
Exhibit G	Form of Secondment Agreement

SCHEDULES

Schedule 1.1(a)	Change of Control Payments
Schedule 1.1(b)	Indemnified Properties — Owned Real Estate
Schedule 1.1(c)	Indemnified Properties — Rental Real Estate
Schedule 1.1(d)	Subsidiaries
Schedule 2.4(b)	Holders of Unvested Equity Awards Not Assumed
Schedule 6.1	Conduct of Business
Schedule 6.6	Antitrust Governmental Entities
Schedule 6.12(e)(i)	Seller Seconded R&D Employees
Schedule 6.12(e)(ii)	Seller Seconded Non-R&D Employees
Schedule 6.12(f)	HGST Japan Secondees
Schedule 7.2	Antitrust Jurisdictions
Schedule 7.8	Retained Land
Schedule 9.2(a)(vii)	Equity Award Claims

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of March, 2011, by and among Western Digital Corporation, a Delaware corporation (the “Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Buyer Parent (the “Buyer”), Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly owned subsidiary of the Seller (the “Company”).
RECITALS
A. The Seller is the legal and beneficial owner of the Stock (as defined below), which represents 100% of the issued, outstanding and paid-up share capital of the Company;
B. Prior to the Closing Date (as defined below), the Buyer shall acquire the Buyer Parent Stock (as defined below) from the Buyer Parent;
C. As of the date hereof, Stephen Milligan has entered into an employment agreement with the Buyer and the Buyer Parent in respect of the position of President of the Buyer Parent effective from the Closing Date;
D. As of the date hereof, the Buyer, the Buyer Parent, the Seller and the Company have entered into a transition services agreement; and
E. On the terms and subject to the conditions contained herein, the Seller desires to sell and the Buyer desires to purchase all of the Seller’s right, title and interest in and to the Stock.
NOW THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants that are to be made and performed by the parties hereto (each a “Party” and collectively the “Parties”), it is agreed as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1 Definitions. The following terms when used in this Agreement have the meanings set forth below:
“Accounting Arbitrator” has the meaning set forth in Section 2.7(h).
“Acquisition Proposal” has the meaning set forth in Section 6.7(a).
“Action” means any action, suit, proceeding, hearing, order, charge, complaint or arbitration at Law or in equity, or before any Governmental Entity.
“Active Scheme Members” has the meaning set forth in Section 6.12(i)(i).

“Adjusted Purchase Price” has the meaning set forth in Section 2.2.
“Affiliate” means any Person now or hereafter controlling, controlled by or under common control with another Person.
“Affiliate Contracts” has the meaning set forth in Section 3.7.
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Laws” has the meaning set forth in Section 6.6(a).
“Antitrust Prohibition” has the meaning set forth in Section 6.6(b).
“Apportionment” has the meaning set forth in Section 6.12(i)(i).
“Approvals” has the meaning set forth in Section 4.23.
“Assumed Benefit Plans” has the meaning set forth in Section 6.12(d)(i).
“Assumed PBO” has the meaning set forth in Section 6.12(d)(i).
“Assumed RSU” has the meaning set forth in Section 2.4(c)(ii).
“Assumed SAR” has the meaning set forth in Section 2.4(c)(iii).
“Assumed Stock Option” has the meaning set forth in Section 2.4(c)(i).
“Balance Sheet Date” has the meaning set forth in Section 4.7(a).
“Benefit Arrangement” means any plan, program, policy, practice or arrangement relating to insurance, bonuses, vacation, profit-sharing, stock options, disability, pension, retirement, allowances, welfare, healthcare, unemployment or any other benefits to employees or former employees, their beneficiaries or dependents.
“Benefit Plan” has the meaning set forth in Section 4.17(a).
“Benefits Straddle Period” has the meaning set forth in Section 6.12(b)(ii).
“Branding Agreement” has the meaning set forth in Section 7.16.
“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.
“Business Intellectual Property” means the Owned Intellectual Property used in the conduct of the businesses of the Company and each of the Subsidiaries, and the Licensed Intellectual Property.
“Buyer” has the meaning set forth in the Recitals.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.12(h)(ii).
“Buyer Actuary” has the meaning set forth in Section 6.12(d)(iii).
“Buyer Benefit Plans” has the meaning set forth in Section 6.12(b)(ii).
“Buyer Excluded Claim” has the meaning set forth in Section 9.1(a).
“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).
“Buyer Parent” has the meaning set forth in the Preamble.
“Buyer Parent Average Share Price” means an amount equal to the average of the last reported sale prices for a single share of the Buyer Parent’s common stock for the Buyer Parent Share Price Average Period.
“Buyer Parent Confidential Information” has the meaning set forth in Section 6.9(b).
“Buyer Parent SEC Reports” has the meaning set forth in Section 5.6.
“Buyer Parent Share Price Average Period” means the ten (10) consecutive full trading days on which the shares of the Buyer Parent’s common stock are actually traded ending on (and including) the third trading day prior to the Closing Date.
“Buyer Parent Stock” has the meaning set forth in Section 2.2.
“Buyer Securities” has the meaning set forth in Section 5.5(c).
“Buyer Transaction Documents” means this Agreement, the Non-Competition Agreement, the Transition Services Agreement, the IP License Agreement, the Investor Rights Agreement, the Customer Agreement, the R&D Services Agreement, the Branding Agreement, the Secondment Agreement and any other agreements to be entered into in connection with the transactions contemplated by this Agreement to which the Buyer is, or is specified to be, a party.
“Cash Portion of the Purchase Price” has the meaning set forth in Section 2.2.
“Change of Control Payments” means the payments listed on Schedule 1.1(a); except that the amounts specified on such schedule by footnote shall be paid by the Seller immediately prior to the Closing and shall not be included in the Change of Control Payments. For the avoidance of doubt, amounts included in the Employee Payments and Equity Award Payments shall not be included in Change of Control Payments.
“Claim Certificate” has the meaning set forth in Section 9.4(a).
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” has the meaning set forth in Section 2.5.

“Closing Payments and Assumed Obligations” means the sum of (a) the Transaction Expenses; (b) the Change of Control Payments; (c) the Employee Payments; (d) the Outstanding Company Debt and (e) the Equity Award Payments.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Disclosure Schedules” has the meaning set forth in Article III.
“Company Employees” means the Continuing Employees and the Specified Persons, collectively.
“Company Equity Plans” means, collectively, the Hitachi Global Storage Technologies Holdings Pte. Ltd. 2010 Equity Plan and the Hitachi Global Storage Technologies Holdings Pte. Ltd. 2010 Senior Executive Officer Equity Plan.
“Company Options” means, collectively, options, whether vested or unvested, to purchase the Company’s ordinary shares pursuant to the Company Equity Plans.
“Company Option Holders” means, collectively, the holders of Company Options immediately prior to the Closing.
“Company Securities” has the meaning set forth in Section 4.5(b).
“Company Software” means all Software, owned or purported to be owned by the Company or any of the Subsidiaries, including without limitation any such Software used in any products of the Company or any of the Subsidiaries.
“Company Transaction Documents” means this Agreement and any agreements to be entered into in connection with the transactions contemplated by this Agreement to which the Company is, or is specified to be a party.
“Confidentiality Agreements” has the meaning set forth in Section 6.9(a).
“Consideration Spreadsheet” means the spreadsheet described in Section 2.3(a).
“Continuing Employees” means all of the employees of the Company and each of the Subsidiaries as of the Closing who are not Specified Persons.
“Contract” means any legally binding written or oral contract, agreement, instrument, commitment, understanding or undertaking (including leases, franchises, bonds, guaranties, licenses, mortgages, notes, indentures, sublicenses, subcontracts and purchase orders).
“Customer Agreement” has the meaning set forth in Section 7.14.
“Divestiture Action” has the meaning set forth in Section 6.6(b).
“DOL” means the United States Department of Labor.

“DTSC” has the meaning set forth in Section 9.2(a).
“Employment Commencement Date” has the meaning set forth in Section 6.12(g)(i).
“Employee Payments” means all amounts, including any bonus, severance or other payments (other than amounts included in the Change of Control Payments or the Equity Award Payments and other than Severance and amounts payable pursuant to
Sections 6.12(a)(v) and (vi)), that shall become payable (whether currently or in the future) to employees (past and present), consultants or contractors of the Company or any of the Subsidiaries in their capacities as such or liabilities owed to such employees in their capacities as such that are to be incurred by the Company, in each case, as a result of the purchase of the Stock by Buyer as contemplated by this Agreement, including all amounts payable pursuant to the Company’s or any of the Subsidiaries’ employee retention program, pursuant to an agreement entered into by the Company prior to the Closing (except to the extent paid in cash prior to the Closing or to the extent included in Total Current Liabilities).
“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, security interest, lien (statutory or otherwise), easement, charge, encumbrance, claim, license, option (including rights of first refusal or similar rights) or any similar types of restrictions or limitations.
“Environmental Laws” has the meaning set forth in Section 4.19(a).
“Environmental Release” has the meaning set forth in Section 4.19(c).
“Equity Award Exchange Ratio” means an exchange ratio equal to the Per Share Closing Payment divided by the Buyer Parent Average Share Price.
“Equity Award Payments” means the payments to be made in cash to the Vested Equity Holders at Closing pursuant to Section 2.3(a)(v), as set forth on the Consideration Spreadsheet.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 4.17(e).
“Estimated Assumed PBO Amount” has the meaning set forth in Section 6.12(d)(ii).
“Estimated Unfunded Assumed PBO Amount” has the meaning set forth in Section 6.12(d)(ii).
“Estimated Working Capital” has the meaning set forth in Section 2.7(a).
“Estimated Working Capital Deficit” has the meaning set forth in Section 2.7(a).
“Estimated Working Capital Surplus” has the meaning set forth in Section 2.7(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 9.1(a).
“FIEL” has the meaning set forth in Section 12.11.
“FIN 48” has the meaning set forth in Section 11.1(a).
“Final Specified Persons List” has the meaning set forth in Section 6.12(a)(iii).
“Final Statement of Working Capital” has the meaning set forth in Section 2.7(j).
“Final Working Capital” has the meaning set forth in Section 2.7(j).
“Financial Statements” has the meaning set forth in Section 4.7(a).
“Fully Diluted Share Number” means that number of shares in the capital of the Company equal to the sum of (a) the Stock, (b) the number of shares in the capital of the Company issuable by the Company, including those shares issuable at its election, upon the exercise of the Vested Equity Awards (including, for the avoidance of doubt, Company Options and SARs held by Specified Persons or the individuals identified on Schedule 2.4(b) the vesting of which is accelerated pursuant to Section 2.4(b), except to the extent the Company has paid cash in exchange for the exercise of such Company Options and SARs prior to the Closing) and (c) the number of shares in the capital of the Company issuable by the Company, including those shares issuable at its election, upon the exercise of the Unvested Equity Awards held by the Continuing Employees (assuming such Unvested Equity Awards were fully vested).
“GAAP” means generally accepted accounting principles of the United States applied in a manner consistent with past practices of the Company and each of the Subsidiaries.
“Governmental Entity” means any supranational, foreign, domestic, federal, territorial, state, county, city, township or other local governmental authority, or any regulatory, administrative or other agency, instrumentality, court, government organization, quasi-governmental organization, mediator, arbitrator or arbitral forum (whether public or private), commission, tribunal thereof, or any political or other subdivision, department or branch of any of the foregoing, or any private body, in each case, which exercises any Tax, regulatory or governmental or quasi-governmental authority.
“Hazardous Material” shall mean all materials, wastes or substances regulated, classified or otherwise characterized under any applicable Environmental Laws as “hazardous”, “toxic”, “pollutant”, or “contaminant”.
“HGST Japan” means Hitachi Global Storage Technologies Japan, Ltd. and its Related Subsidiaries (if any).
“HGST Japan Secondees” has the meaning set forth in Section 6.12(f).
“HGST Japan Secondment Period” has the meaning set forth in Section 6.12(f).
“HGST UK” has the meaning set forth in Section 6.12(i)(i).

“Hitachi Europe” has the meaning set forth in Section 6.12(i)(i).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means the sum of (a) the principal amount of any indebtedness of the Company and any of the Subsidiaries for borrowed money outstanding as of the Closing (excluding any intra-company indebtedness between the Company and any of the Subsidiaries), together with all prepayment premiums or penalties and such other similar payments coming due as a result of the transactions contemplated by this Agreement; and (b) any unpaid interest owing on any such indebtedness of the Company or any of the Subsidiaries.
“Indemnification Basket” has the meaning set forth in Section 9.2(b).
“Indemnification Cap” has the meaning set forth in Section 9.2(c).
“Indemnified Party” has the meaning set forth in Section 9.4(a).
“Indemnifying Party” has the meaning set forth in Section 9.4(b).
“Indemnified Properties” means (I) the Owned Real Estate located in (a) San Jose, California, U.S.A., (b) Fujisawa, Kanagawa, Japan, and (c) Odawara, Kanagawa, Japan, each as more particularly described on Schedule 1.1(b) and (II) the Rental Real Estate located in Odawara, Kanagawa, Japan, as more particularly described on Schedule 1.1(c).
“Intellectual Property” means all of the following in any jurisdiction worldwide, and all rights therein: (a) patents; (b) trademarks, service marks, trade dress, trade names, corporate names, together with all goodwill associated with the foregoing; (c) Internet domain names; (d) copyrights (including rights in computer software) and moral rights, database rights, rights in designs; (e) semi-conductor topography rights, integrated circuit layout design rights; (f) registrations and applications for any of the foregoing with any Governmental Entity; (g) trade secrets and know-how and rights protecting confidential information; and (h) all other intellectual property throughout the world, together with, in each case, all benefits, privileges, rights to sue, recover damages and obtain relief for any infringement, misappropriation or violation of any of the foregoing rights.
“Investor Rights Agreement” has the meaning set forth in Section 7.13.
“IP License Agreement” has the meaning set forth in Section 7.12.
“IRS” means the United States Internal Revenue Service.
“Japan Benefit Plan Participants” has the meaning set forth in Section 6.12(c)(i).
“Japan Benefit Plan Assets and Liabilities” has the meaning set forth in Section 6.12(c)(iii).
“Japan Benefit Plans” has the meaning set forth in Section 6.12(c)(i).

“Japan Employees” means the Continuing Employees of HGST Japan.
“Knowledge” means (a) the actual knowledge of (i) in the case of the Company or any of the Subsidiaries, Stephen Milligan, Michael Murray, Mark Long, Steve Campbell, Don Blake, Karen Rohde, Christopher Dewees, Steven Craig and Mike Cordano, (ii) in the case of the Seller, Toyoki Furuta, or (iii) in the case of the Buyer or Buyer Parent, John Coyne, Tim Leyden, Wolfgang Nickl, Michael Ray and Don Bennett, and (b) with respect to each of the foregoing, the actual knowledge of such person after reasonable inquiry.
“Latest Balance Sheet” means the audited consolidated balance sheets of the Company and each of the Subsidiaries at December 31, 2010 (including the notes thereto, if any), and the related unaudited consolidated statements of operations, shareholder’s equity and cash flows for the period and year then ended.
“Law” means any foreign or domestic constitutional provision, act, statute or other law, ordinance, circular, rule or regulation of any Governmental Entity and any binding and enforceable decree, injunction, judgment, order, ruling, writ, doctrine, assessment or arbitration award or similar form of decision or determination issued by a Governmental Entity.
“Leases” has the meaning set forth in Section 4.11(b).
“Licensed Intellectual Property” means all Intellectual Property for which the Company or any of the Subsidiaries have a license or other valid right to use in the conduct of the businesses of the Company or any of the Subsidiaries.
“Loss” and “Losses” have the meaning set forth in Section 9.5(b).
“Material Adverse Effect” means any event, condition, change, effect, omission or occurrence which, individually or together with any other event, condition, change, effect, omission or occurrence occurring or coming into being after the date of the Agreement that, (a) has had a material adverse effect or material adverse change on the assets, liabilities, properties, business, financial condition or results of operations of the applicable Party and its subsidiaries, taken as a whole; except if due to (i) changes that adversely affect either the United States or global economy generally or the industry in which the Buyer Parent or the Company and their respective subsidiaries operate, except to the extent that such changes have a materially disproportionate effect on the applicable Party and its subsidiaries, taken as a whole, as compared to the impact on their principal competitors; (ii) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including, any resulting shortfalls or declines in unit sales, revenue, margins or profitability, loss of employees, cancellations of or delays in work for customers or other adverse customer reactions to this Agreement; (iii) any decrease in the market price or trading volume of the Buyer Parent Stock, in and of itself (it being understood that the underlying cause of any such decrease may be taken into consideration); (iv) any failure to meet published analyst estimates of revenue, earnings or results of operations or failure to meet internal budgets, projects or forecasts of revenue, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration); (v) acts of war or terrorism, which do not have a materially disproportionate impact on such Party and its subsidiaries, taken as a whole, as compared to the impact on its principal competitors; (vi) any changes in GAAP, changes in the interpretation of GAAP, or changes in any Laws; (vii) the failure of the Buyer to consent to any of the actions proscribed in Section 6.1 where such failure to consent would be a breach by the Buyer of Section 6.1 or (ix) the performance of this Agreement (including compliance with the covenants therein) or the failure to take any action prohibited by this Agreement; or (b) has materially impaired the ability of the applicable Party and/or its subsidiaries to consummate the transactions contemplated by this Agreement.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 4.14.
“MHLW” has the meaning set forth in Section 6.12(c)(iii).
“Negotiation Procedures” has the meaning set forth in Section 12.7(b).
“New HGST Benefit Plans” has the meaning set forth in Section 6.12(c)(i).
“Non-Competition Agreement” has the meaning set forth in Section 7.10.
“Non-Practicing Entities” has the meaning set forth in Section 4.15(a).
“Non-R&D/R&D Related Secondees” has the meaning set forth in Section 6.12(e)(ii).
“Non-R&D/R&D Related Secondment Period” has the meaning set forth in Section 6.12(e)(ii).
“Notice of Working Capital Disagreement” has the meaning set forth in Section 2.7(f).
“OFAC” has the meaning set forth in Section 4.25(b).
“Offer Letters” has the meaning set forth in Section 6.12(g)(i).
“Open Source Software” means any Software that contains, is derived in any manner (in whole or in part) from, or is distributed as, free Software, share-ware, “open source software” or is otherwise made available under terms that require such Software or derivative works thereof, as a covenant or condition of distribution of such Software or derivative works, (a) be made available or distributed in a form other than binary (e.g., source code form); (b) be licensed under terms that allow for creation of derivative works; (c) be licensed under terms that allow for decompiling, disassembling or reverse engineering; or (d) be licensed under terms that permit free redistribution (such covenants and conditions, “Open Source Terms”).
“Outstanding Company Debt” means all short and long-term debt, accounts-receivable related borrowings and lines of credit of the Company or any of its Subsidiaries outstanding as of the Closing Date, other than intercompany indebtedness between the Company and any of its Subsidiaries or between any of its Subsidiaries.
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Subsidiaries, including the Owned Registered Intellectual Property.

“Owned Real Estate” has the meaning set forth in Section 4.11(a).
“Owned Registered Intellectual Property” has the meaning set forth in Section 4.12(a).
“Party” has the meaning set forth in the Recitals.
“Per Share Cash Closing Payment” means an amount, in cash, equal to the Per Share Closing Payment.
“Per Share Closing Payment” means an amount equal to the quotient of (a) the Adjusted Purchase Price, increased by (i) the aggregate exercise price of the Vested Options (including, for the avoidance of doubt, Company Options held by Specified Persons or the individuals identified on Schedule 2.4(b) the vesting of which is accelerated pursuant to Section 2.4(b)), plus (ii) the aggregate base price of the Vested SARs (including, for the avoidance of doubt, SARs held by Specified Persons or the individuals identified on Schedule 2.4(b) the vesting of which is accelerated pursuant to Section 2.4(b)), plus (iii) the aggregate exercise price of the Unvested Options held by the Continuing Employees and plus (iv) the aggregate base price of the Unvested SARs held by the Continuing Employees, and (b) the Fully Diluted Share Number.
“Permitted Encumbrance” means (a) liens to the extent shown on or reflected in the balance sheets of the Seller, the Company or any of the Subsidiaries; (b) liens for Taxes and other Government Entity charges and assessments that are not yet due or delinquent; (c) licenses to Business Intellectual Property granted by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice; and (d) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable.
“Permitted Real Estate Encumbrance” means (a) easements, covenants, conditions, restrictions, access agreements, use agreements, licenses or other similar agreements, restrictions and/or encumbrances, none of which materially affect title to or the use and/or operation of Real Estate, and (b) liens for Taxes and other Government Entity charges and assessments that are not yet due or delinquent and for which adequate reserves have been established in accordance with GAAP.
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.
“PRC” shall mean the People’s Republic of China and, for purposes of this Agreement, does not include Hong Kong, Macau and Taiwan.
“PRC Tax Circular 698” means the Notice of the State Administration of Taxation on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-resident Enterprises, Guoshuihan 2009 No. 698.

“Pre-Closing Environmental Liabilities” has the meaning set forth in Section 9.2(a).
“Pre-Closing Taxes” shall mean, except for amounts included in the calculation of Final Working Capital, (A) Taxes of or imposed on the Company or the Subsidiaries for any Pre-Closing Tax Period, (B) Taxes of any Person (other than the Company or any of the Subsidiaries) imposed on the Company or any of the Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of the Company or any of the Subsidiaries having been a member of any consolidated, combined, unitary or other group on or prior to the Closing Date, (C) Taxes of any other Person (other than the Company or any of the Subsidiaries) for which the Company or any of the Subsidiaries is liable as a transferee or successor, if the event giving rise to such liability occurred prior to the Closing Date, or pursuant to any indemnity agreement, tax sharing agreement, or similar agreement entered into on or before the Closing Date; and (D) (i) income Taxes imposed as a result of the direct or indirect transfer of the Company or any of the Subsidiaries pursuant to this Agreement, including with respect to built-in gain attributable to the Pre-Closing Tax Period in the shares of the Company or any of the Subsidiaries, (ii) any Taxes imposed pursuant to PRC Tax Circular 698 and/or (iii) any Taxes imposed based on the “resident enterprise” status of the Company or any of the Subsidiaries under the PRC Tax Law. For the avoidance of doubt, Pre-Closing Taxes shall not include (v) any Taxes that the Buyer is required to pay to any Seller Tax Indemnitee pursuant to Section 11.1(b), (w) any Taxes related to any agreement for a Tax holiday or incentive that arise as a result of the Buyer reducing employment, closing a factory, or other action or failure to take action by the Buyer on or after the Closing that is inconsistent with Seller’s past practices with respect to such Tax holidays or incentives and that is in breach of any Tax holiday or incentive agreement (other than with respect to any of the transactions contemplated by this Agreement), (x) Transfer Taxes for which Buyer is responsible pursuant to Section 11.7, (y) any Taxes attributable to any election made by or at the direction of the Buyer under Section 338 of the Code (or similar provision of state, local or foreign Law) other than with respect to any Taxes attributable to a breach of Section 4.16(a)(xii) or (z) any Taxes under Section 1445 of the Code as a result of the transfer (or deemed sale) of the U.S. Subsidiary other than with respect to any Taxes attributable to a breach of Section 4.16(a)(xii).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Proceeding” means any audit or other examination, or any judicial or administrative proceeding, relating to liability for or refunds or adjustments with respect to Taxes.
“Projected Benefit Obligation” has the meaning set forth in Section 6.12(d)(i).
“Proposed Statement of Working Capital” has the meaning set forth in Section 2.7(d).
“Proposed Statement Review Period” has the meaning set forth in Section 2.7(e).
“Purchase Price” has the meaning set forth in Section 2.2.
“R&D” has the meaning set forth in Section 6.12(e)(i).

“R&D Secondees” has the meaning set forth in Section 6.12(e)(i).
“R&D Secondment Period” has the meaning set forth in Section 6.12(e)(i).
“R&D Services Agreement” has the meaning set forth in Section 7.15.
“Real Estate” has the meaning set forth in Section 4.11(c).
“Registration Statement” has the meaning set forth in Section 4.10.
“Related Subsidiary” means, with respect to any Person, any other Person controlled, directly or indirectly, by such first Person.
“Remedial Activities” has the meaning set forth in Section 9.7(a).
“Rental Real Estate” has the meaning set forth in Section 4.11(b).
“Required Consents” means, collectively, the Required Governmental Consents and the Required Third-Party Consents.
“Required Governmental Consents” has the meaning set forth in Section 4.4(a).
“Required Third-Party Consents” has the meaning set forth in Section 4.4(b).
“Retained Land” has the meaning set forth in Section 7.8.
“RSUs” means, collectively, restricted share units, whether vested or unvested, with respect to the Company’s ordinary shares pursuant to the Company Equity Plans.
“SARs” means, collectively share appreciation rights, whether vested or unvested, with respect to the Company’s ordinary shares pursuant to the Company Equity Plans.
“Scheme Beneficiaries” has the meaning set forth in Section 6.12(i)(i).
“SEC” means the Securities and Exchange Commission.
“Secondment Agreement” has the meaning set forth in Section 6.12(e)(iii).
“Section 75” has the meaning set forth in Section 6.12(i)(i).
“Section 75 Debt” has the meaning set forth in Section 6.12(i)(iii).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 6.12(h)(ii).

“Seller Actuary” has the meaning set forth in Section 6.12(d)(ii).
“Seller Employees” has the meaning set forth in Section 4.18(c).
“Seller Excluded Claims” has the meaning set forth in Section 9.1(a).
“Seller Group Entity” has the meaning set forth in Section 6.12(a)(iii).
“Seller Indemnitees” has the meaning set forth in Section 9.3(a).
“Seller Japanese Employees” has the meaning set forth in Section 6.12(e).
“Seller Tax Indemnitee” has the meaning set forth in Section 11.1(b).
“Seller Transaction Documents” means this Agreement, the Non-Competition Agreement, the Transition Services Agreement, the IP License Agreement, the Investor Rights Agreement, the Customer Agreement, the R&D Services Agreement, the Branding Agreement, the Secondment Agreement and any other agreements to be entered into in connection with the transactions contemplated by this Agreement to which the Seller is, or is specified to be a party.
“Seller Seconded/Transferred Employee” has the meaning set forth in Section 6.12(g)(i).
“Severance” has the meaning set forth in Section 6.12(a)(iv).
“Severance Plans” has the meaning set forth in Section 6.12(k)(ii).
“Social Insurance” means any form of social insurance required under applicable Laws, including without limitation, the PRC national and local contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds.
“Software” means computer programs and firmware, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines, whether in source code, object code or other form, including manuals, specifications, and other documentation and materials relating thereto.
“Specified Persons” means all of the employees of the Company and each of the Subsidiaries (other than HGST Japan and its Related Subsidiaries) set forth on the Final Specified Persons List, which employees are not expected by the Buyer to be employed by the Company or any of the Subsidiaries following the Closing.
“Statement of Estimated Working Capital” has the meaning set forth in Section 2.7(b).
“Stock” means all of the issued and paid-up shares in the capital of the Company outstanding on the Closing Date.
“Stock Portion of the Purchase Price” has the meaning set forth in Section 2.2.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
“Submission” has the meaning set forth in Section 11.4.
“Subsidiaries” means the entities set forth on Schedule 1.1(d).
“Target Working Capital” means $160,000,000.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments, duties, impositions, including those based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative minimum, windfall profits, estimated, customs, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
“Tax Attribute Indemnifiable Amount” has the meaning set forth in Section 11.1(a).
“Tax Return” means any return, declaration, report, claim for refund, information return (including any related or supporting schedule (including Schedule K-1), attachment, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Party.
“Third-Party Claim” has the meaning set forth in Section 9.6(a).
“Total Current Assets” means (without duplication) (i) cash, plus (ii) accounts receivable (net of allowance for bad debts), plus (iii) securitized accounts receivable, plus (iv) inventory, net, plus (v) receivables from Seller and its Affiliates (other than any Subsidiary of the Company), plus (vi) prepaid expenses and other current assets, plus (vii) current deferred Tax assets, each as determined in a manner consistent with the preparation of the Financial Statements under GAAP as currently in effect. For the avoidance of doubt, any portion of the Retained Land that is classified as a current asset, and any other receivables from the Seller and its Affiliates that are terminated and do not survive the Closing, shall not be included in the definition of Total Current Assets.
“Total Current Liabilities” means (without duplication) (i) accounts payable, plus (ii) accrued liabilities which are classified as current liabilities, including current deferred Tax liabilities to the extent not otherwise included as a contra account in clause (vii) of the definition of Total Current Assets, plus (iii) payables to the Seller and its Affiliates (other than any Subsidiary of the Company), plus (iv) accrued warranty which are classified as current liabilities, each as determined in a manner consistent with the preparation of the Financial Statements under GAAP as currently in effect. For the avoidance of doubt, all Transaction Expenses, Change of Control Payments, Employee Payments, borrowings from Affiliates, Indebtedness to be paid at Closing, any other payables to the Seller and its Affiliates that are terminated and do not survive the Closing, and Equity Award Payments, shall not be included in the definition of Total Current Liabilities.

“Transaction Documents” means, collectively, the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.
“Transaction Expenses” means all legal, accounting, broker’s, investment banker and other third party costs, fees and expenses incurred by the Company or any of the Subsidiaries in connection with the negotiation, preparation and performance of and compliance with this Agreement and the transactions contemplated by this Agreement (including the fees, disbursements and expenses of experts, consultants, including pension and environmental advisors, or other representatives but not any third party consent fees), as set forth on the Consideration Spreadsheet.
“Transfer Taxes” has the meaning set forth in Section 11.7.
“Transition Services Agreement” means that certain Transition Services Agreement dated as of the date hereof, by and among the Seller, the Company and the Buyer Parent.
“UK Scheme” has the meaning set forth in Section 6.12(i)(i).
“Unassumed Equity Awards” has the meaning set forth in Section 2.4(b).
“Unvested Equity Awards” means, collectively, the Unvested Options, the Unvested RSUs and the Unvested SARs.
“Unvested Option” means, collectively, those Company Options that are unvested as of immediately prior to Closing.
“Unvested RSUs” means, collectively, those RSUs that are unvested as of immediately prior to Closing.
“Unvested SARs” means, collectively, those SARs that are unvested as of immediately prior to Closing.
“Updated Assumed PBO Amount” has the meaning set forth in Section 6.12(d)(iii).
“U.S. Benefit Plans” has the meaning set forth in Section 6.12(h)(i).
“U.S. Subsidiary” means Hitachi Global Storage Technologies, Inc., a Delaware corporation.
“Valuation Allowance Reduction” has the meaning set forth in Section 11.1(a)
“Vested Equity Awards” means, collectively, the Vested Options, the Vested RSUs and the Vested SARs.
“Vested Equity Holders” means, collectively, the Vested Option Holders, the Vested RSU Holders and the Vested SAR Holders.
“Vested Option” has the meaning set forth in Section 2.4(a)(i).

“Vested Option Holders” means, collectively, the Company Option Holders who hold Vested Options as of immediately prior to the Closing.
“Vested Option Payment” means, with respect to each share in the capital of the Company subject to a Vested Option, an amount, in cash, equal to (a) the Per Share Cash Closing Payment, less (b) the exercise price per share of such Vested Option, with the aggregate amount of such payment rounded to the nearest whole cent.
“Vested RSU” has the meaning set forth in Section 2.4(a)(ii).
“Vested RSU Holder” means, collectively, the holders of Vested RSUs as of immediately prior to the Closing.
“Vested SAR” has the meaning set forth in Section 2.4(a)(iii).
“Vested SAR Holders” means, collectively, the holders of Vested SARs as of immediately prior to the Closing.
“Vested SAR Payment” means, with respect to each share in the capital of the Company subject to a Vested SAR, an amount, in cash, equal to (a) the Per Share Cash Closing Payment, less (b) the base price per share of such Vested SAR, with the aggregate amount of such payment rounded to the nearest whole cent.
“WARN Act” has the meaning set forth in Section 4.18(f). “Working Capital” has the meaning set forth in Section 2.7(a).
Section 1.2 Interpretation.
(a) All references herein to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules, respectively, in or to this Agreement unless otherwise specified.
(b) All references herein to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
(c) All references herein to statutory provisions shall be construed as references to those provisions as respectively amended or re-enacted from time to time and references to any document or agreement shall be deemed to include references to such document or agreement as amended, modified, supplemented or novated from time to time.
(d) The headings contained in this Agreement, any Exhibit or Schedule and in the table of contents to this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

(e) The words “hereof”, “hereby”, “hereto”, “hereunder”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
(f) Whenever the words “include”, “includes”, “including” or “among other things” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
(g) Unless the context clearly requires otherwise, “or” shall be inclusive and not exclusive.
(h) All references herein to “days” shall mean calendar days, unless otherwise indicated. References to a time of day shall mean such time in the State of California, unless otherwise indicated.
(i) All references to “dollars” and “$” are to the currency of the United States of America.
(j) All references to “domestic” mean within the United States of America.
(k) All references to “foreign” mean outside of the United States of America.
(l) A reference to a Party or any other Person includes a reference to its permitted transferees and assigns and to its successors.
(m) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(n) Unless otherwise provided therein, any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(o) All accounting terms shall be construed in accordance with GAAP unless otherwise indicated. To the extent that the definition of an accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(p) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(q) Unless otherwise expressly provided herein, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18th is March 18th, and one month following March 31 is May 1.

ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing the Seller will sell as legal and beneficial owner and the Buyer will, relying on the representations, warranties, covenants and undertakings made by the Seller in this Agreement, purchase all of the Seller’s right, title and interest in and to the Stock, free and clear of all Encumbrances and together with all rights, dividends, entitlements and advantages now and hereafter attaching thereto for the payments specified in Section 2.3. The Buyer shall not be obliged to complete the purchase of any of the Stock unless the purchase of all of the Stock is completed simultaneously. The Purchase Price shall be subject to a post-Closing adjustment, if any, as set forth in Section 2.7.
Section 2.2 Purchase Price. The Purchase Price (the “Purchase Price”) shall consist of (a) $3,500,000,000 (the “Cash Portion of the Purchase Price”) in cash and (b) Twenty-Five Million (25,000,000) shares of the Buyer Parent’s common stock, par value $0.01 per share (the “Buyer Parent Stock”). The Purchase Price is subject to the following adjustments (without duplication):
(a) Estimated Working Capital Adjustment (if any). The Purchase Price shall be reduced by the amount of any Estimated Working Capital Deficit or increased by the amount of any Estimated Working Capital Surplus;
(b) Transaction Expenses. The Purchase Price shall be reduced by the amount of any Transaction Expenses not paid by the Company or any of the Subsidiaries prior to the Closing;
(c) Change of Control Payments. The Purchase Price shall be reduced by the amount of any Change of Control Payments not paid by the Company or any of the Subsidiaries prior to the Closing;
(d) Employee Payments. The Purchase Price shall be reduced by the amount of any Employee Payments not paid by the Company or any of the Subsidiaries prior to the Closing;
(e) Estimated Unfunded Assumed PBO Amount. The Purchase Price shall be reduced by the Estimated Unfunded Assumed PBO Amount, as determined under Section 6.12(d); and
(f) Outstanding Company Debt. The Purchase Price shall be reduced by the amount of any Outstanding Company Debt not paid by the Company or any of the Subsidiaries prior to the Closing, other than any such debt between the Company and any of the Subsidiaries or between any of the Subsidiaries.

(g) Paid or Accrued Severance. The Purchase Price shall be increased by the amount of any Severance which is paid or accrued by the Company prior to the Closing.
The Purchase Price, after giving effect to the adjustments set forth in Section 2.2(a) through Section 2.2(f) and Section 2.8(c), is referred to herein as the “Adjusted Purchase Price”. For purposes of calculating the Adjusted Purchase Price, the aggregate value of the Buyer Parent Stock shall be calculated as follows: the product of (x) the Buyer Parent Stock and (y) the Buyer Parent Average Share Price (the “Stock Portion of the Purchase Price”).
Section 2.3 Closing Payments.
(a) At the Closing, the Buyer shall make the following payments by wire transfer of immediately available funds for the benefit of the Persons and to the accounts and in the amounts specified on a spreadsheet containing the items listed below in this Section 2.3(a) (the “Consideration Spreadsheet”), to be prepared by the Company not less than three (3) Business Days prior to the Closing:
(i) Unpaid Transaction Expenses. The Buyer shall pay, from the Cash Portion of the Purchase Price, the Transaction Expenses not paid by the Company or any of the Subsidiaries prior to the Closing;
(ii) Unpaid Change of Control Payments. The Buyer shall pay, from the Cash Portion of the Purchase Price, all Change of Control Payments, to the extent not paid by the Company or any of the Subsidiaries prior to the Closing;
(iii) Unpaid Employee Payments. The Buyer shall pay, from the Cash Portion of the Purchase Price, all Employee Payments, to the extent not paid by the Company or any of the Subsidiaries prior to the Closing;
(iv) Unpaid Outstanding Company Debt. The Buyer shall pay, from the Cash Portion of the Purchase Price, all Outstanding Company Debt, to the extent not paid by the Company or any of the Subsidiaries prior to the Closing;
(v) Equity Award Payments. The Buyer shall pay to the Company, from the Cash Portion of the Purchase Price, an amount equal to the aggregate Equity Award Payments, and the Company shall concurrently make such Equity Award Payments, less applicable withholding Taxes, to the respective Vested Equity Holders; and
(vi) Seller. The Buyer shall pay to the Seller from the Cash Portion of the Purchase Price, an amount equal to the sum of (A) the product of (x) the total number of issued and paid-up shares of the Stock owned by the Seller at the Closing and (y) the Per Share Closing Payment less (B) the Stock Portion of the Purchase Price.

(b) At the Closing, the Buyer shall deliver to the Seller the Buyer Parent Stock; provided, however, that notwithstanding any provision of this Agreement to the contrary, in no event shall the sum of the Buyer Parent Stock and the shares of the Buyer Parent’s common stock issuable upon exercise or conversion of all Unvested Equity Awards assumed by the Buyer Parent pursuant to this Agreement exceed 17.1% of the number of shares of the Buyer Parent’s common stock outstanding immediately prior to the Closing Date, and to the extent that such 17.1% threshold is exceeded, for all purposes under this Agreement, (i) the “Buyer Parent Stock” amount shall be adjusted and shall instead be an amount equal to (A) 17.1% of the number of shares of the Buyer Parent’s common stock outstanding immediately prior to the Closing Date less (B) the shares of the Buyer Parent’s common stock issuable upon exercise or conversion of all Unvested Equity Awards assumed by the Buyer Parent pursuant to this Agreement; and (ii) the “Cash Portion of the Purchase Price” amount shall be adjusted and shall instead be an amount equal to the sum of (A) $3,500,000,000 and (B) the product of (1) 25,000,000 less the Buyer Parent Stock determined pursuant to clause (i) above and (2) the Buyer Parent Average Share Price.
Section 2.4 Treatment of Equity Awards.
(a) Vested Equity Awards.
(i) Vested Options. At Closing, each then outstanding vested Company Option including any Unassumed Equity Awards that are accelerated by operation of Section 2.4(b) (each, a “Vested Option”), shall be cancelled, and each Vested Option Holder shall be entitled to receive, subject to applicable Tax withholding, an amount equal to the product of (A) the total number of shares in the capital of the Company subject to the Vested Options held by such Vested Option Holder and (B) the Vested Option Payment. For purposes of clarity, no payment shall be made with respect to any Vested Option so cancelled with a per-share exercise price that equals or exceeds the amount of the Per Share Cash Closing Payment.
(ii) Vested Restricted Stock Units. At Closing, each then outstanding vested RSU including any Unassumed Equity Awards that are accelerated by operation of Section 2.4(b) (each, a “Vested RSU”), shall be cancelled, and each Vested RSU Holder shall be entitled to receive, subject to applicable Tax withholding, an amount equal to the product of (A) the total number of shares in the capital of the Company subject to the Vested RSUs held by such Vested RSU Holder and (B) the Per Share Cash Closing Payment.
(iii) Vested Stock Appreciation Rights. At Closing, each then outstanding vested SAR including any Unassumed Equity Awards that are accelerated by operation of Section 2.4(b) (each, a “Vested SAR”), shall be cancelled, and each Vested SAR Holder shall be entitled to receive, subject to applicable Tax withholding, an amount equal to the product of (A) the total number of shares in the capital of the Company subject to the Vested SARs held by such Vested SAR Holder and (B) the Vested SAR Payment. For purposes of clarity, no payment shall be made with respect to any Vested SARs cancelled with a per share base price that equals or exceeds the amount of the Per Share Cash Closing Payment.

(b) Unvested Equity Awards Held by Certain Persons. The Buyer Parent has determined not to assume any Unvested Equity Awards held by those individuals identified on Schedule 2.4(b) or by Specified Persons (collectively, the “Unassumed Equity Awards”). Immediately prior to the Closing (or, in the case of a Specified Person, if earlier, the involuntary termination of such Specified Person), the vesting of each Unassumed Equity Award shall accelerate in full and the holders thereof shall be entitled to the consideration set forth in Section 2.4(a)(i)-(iii), as applicable as a result of the cancellation of these Unassumed Equity Awards.
(c) Unvested Equity Awards Held by Continuing Employees.
(i) Unvested Options Held by Continuing Employees. At Closing, each Unvested Option held by a Continuing Employee shall be assumed by the Buyer Parent and shall be converted into an option (an “Assumed Stock Option”) to purchase a number of shares of the Buyer Parent’s common stock (rounded down to the nearest whole share) equal to the product of the number of the Company’s ordinary shares subject to such Unvested Option multiplied by the Equity Award Exchange Ratio. The per share exercise price for the Buyer Parent’s common stock issuable upon exercise of such Assumed Stock Option shall be equal (rounded up to the nearest whole cent) to the exercise price per share of the Company’s ordinary shares subject to such Unvested Option divided by the Equity Award Exchange Ratio.
(ii) Unvested RSUs Held by Continuing Employees. At Closing, each Unvested RSU held by a Continuing Employee shall be assumed by the Buyer Parent and shall be converted into a restricted stock unit (an “Assumed RSU”) with respect to a number of shares of the Buyer Parent’s common stock (rounded to the nearest whole share) equal to the product of the number of the Company’s ordinary shares subject to such Unvested RSU multiplied by the Equity Award Exchange Ratio. Each Assumed RSU shall vest as to one-third (1/3) of the Buyer Parent common stock on each of the first, second and third anniversaries of the vesting commencement date specified in each such Unvested RSU, subject to continued employment through such dates.
(iii) Unvested SARs Held by Continuing Employees. At Closing, each Unvested SAR held by a Continuing Employee shall be assumed by the Buyer Parent and shall be converted into a stock appreciation right (an “Assumed SAR”) with respect to a number of shares of the Buyer Parent’s common stock (rounded down to the nearest whole share) equal to the product of the number of the Company’s ordinary shares subject to such Unvested SAR multiplied by the Equity Award Exchange Ratio. The per share base price for the Buyer Parent’s common stock subject to such Assumed SAR shall be equal (rounded up to the nearest whole cent) to the base price per share of the Company’s ordinary shares subject to such Unvested SAR divided by the Equity Award Exchange Ratio.

(d) Further Actions. Except as provided above, the Assumed Stock Options, Assumed RSUs and Assumed SARs shall be subject to the same terms and conditions (including any applicable expiration dates, vesting or exercise provisions and payment dates) as were applicable to the corresponding Company awards immediately prior to Closing. From and after Closing, the Assumed Stock Options, Assumed RSUs and Assumed SARs shall no longer represent the right to acquire the Company’s ordinary shares. As soon as practicable after Closing, the Buyer Parent shall deliver to the holder of each Assumed Stock Option, Assumed RSU and Assumed SAR appropriate notices setting forth the number of shares of the Buyer Parent’s common stock subject to such Assumed Stock Option, Assumed RSU and Assumed SAR, as applicable, and the applicable adjusted exercise or base price applicable to each Assumed Stock Option or Assumed SAR. Prior to Closing, the Seller and the Company shall use their reasonable best efforts to take all necessary or appropriate action to effectuate the treatment of outstanding Company equity awards (including both the Vested Equity Awards and the Unvested Equity Awards) in accordance with the terms of this Section 2.4 (including, without limitation, timely providing any required notices and obtaining any Required Consents). Prior to Closing, the Buyer Parent shall take all such steps as may be required to cause any acquisitions of the Buyer Parent common stock (including any derivative securities with respect to the Buyer Parent common stock) resulting from the treatment of outstanding Company equity awards in accordance with the terms of this Section 2.4 by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the guidance provided by the SEC.
(e) Registration Statement. As soon as practicable following the Closing, but in any event within ten (10) Business Days thereafter, the Buyer Parent shall use its reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 or other appropriate form covering the shares of the Buyer Parent’s common stock issuable pursuant to the outstanding Assumed Options, Assumed RSUs and Assumed SARs.
Section 2.5 Closing. Unless this Agreement shall have been terminated pursuant to Article X, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, or such other place (including by electronic transmission) as the Buyer and the Seller shall agree, on the date that is three (3) Business Days following the satisfaction or waiver of all conditions set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and/or at such other time and place as shall be mutually agreed by the Parties (the “Closing Date”).

Section 2.6 Delivery of Company Share Certificates and the Buyer Parent Stock Certificates; Other Closing Deliverables.
(a) Delivery of Company Share Certificates. At the Closing, the Seller shall deliver to the Buyer one or more certificates in respect of all of the Stock and valid share transfer forms in respect of the Stock duly executed by the Seller in favor of the Buyer, together with (i) a letter in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and executed by a director or the secretary of the Company incorporating a working sheet computing the net asset value per share of the Stock and/or (ii) such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on the transfer of the Stock.
(b) Delivery of the Buyer Parent Stock Certificates. At the Closing, the Buyer shall deliver to the Seller one or more certificates representing the Buyer Parent Stock, duly endorsed in blank for transfer or accompanied by duly executed stock powers or equivalent instruments in proper form.
(c) Other Closing Deliverables. At or prior to the Closing, the Seller shall deliver to the Buyer:
(i) certified true copies of the resolutions passed by the board of directors of the Company: (A) approving the registration of the transfer of the Stock to the Buyer subject only to their being duly stamped; (B) authorizing the issue of new share certificates in respect of the Stock in favor of the Buyer; (C) approving the entry into the register of members of the Company the name of the Buyer as the holder of the Stock and the making of such other entries into other corporate records of the Company as may be necessary; and (D) revoking all existing authorities to bankers in respect of the operations of its bank accounts and giving authority in favor of such persons as the Buyer may nominate to operate such accounts;
(ii) such waivers or consents as may be necessary to enable the Buyer to be registered in the register of members of the Company as holders of any and all of the Stock;
(iii) (A) a certified copy of the seal impression (inkan shomeisho) of the representative director of the Seller issued during the two (2) week period preceding the Closing Date, (B) a certified copy of the corporate register (tokibo) of the Seller issued during two (2) week period preceding the Closing Date and (C) a certified copy of the articles of incorporation (teikan) of the Seller effective on the Closing Date; and
(iv) a certified copy of the Seller’s board of director resolutions (torshimariyakukai gijiroku) approving the Seller Transaction Documents and the transactions contemplated thereby, certified by the Seller’s representative director or his or her authorized nominee.

Section 2.7 Working Capital Adjustment.
(a) For purposes of this Agreement, (i) the term “Working Capital” means Total Current Assets less Total Current Liabilities, each as of 12:01 a.m. Pacific Time on the Closing Date as reflected on the Company’s books and records as of that time in accordance with GAAP; (ii) the term “Estimated Working Capital” shall mean the estimated amount of Working Capital as determined pursuant to subsection (b) below; (iii) the term “Estimated Working Capital Deficit” shall mean the amount, if any, by which Estimated Working Capital is less than the Target Working Capital; and (iv) the term “Estimated Working Capital Surplus” shall mean the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.
(b) Not later than the five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement of Estimated Working Capital, as of the close of business on the day immediately preceding the Closing Date (the “Statement of Estimated Working Capital”). The Statement of Estimated Working Capital shall include all of the balance sheet line items included in the computation of Estimated Working Capital and shall include a computation of the Estimated Working Capital Deficit, if any, or the Estimated Working Capital Surplus, if any.
(c) The Statement of Estimated Working Capital, Proposed Statement of Working Capital and Final Statement of Working Capital shall be based upon the books and records of the Company and each of the Subsidiaries and prepared in accordance with GAAP, consistent with and using the same principles, policies, practices, procedures, methods, estimates and calculations, with consistent classifications, judgments and valuation and estimation methods, as those used in preparing the Financial Statements.
(d) Within seventy-five (75) calendar days after the Closing Date, the Buyer and the Buyer’s accountants shall prepare and deliver to the Seller a proposed statement of the Working Capital of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Statement of Working Capital”). The Proposed Statement of Working Capital shall include all of the balance sheet line items included in the computation of Working Capital and shall include a computation of Working Capital. In connection with the preparation of the Proposed Statement of Working Capital, to the extent the Buyer does not have all relevant information in its possession, the Buyer and its representatives will be permitted to have reasonable access during normal business hours to review the books, records and other relevant information relating to the Company’s and each of the Subsidiaries’ operations and finances and the work papers, if any, of the Seller and the Seller’s independent accountants (to the extent permitted by the independent accountants), and the Seller shall make reasonably available the individuals in the employ of the Seller and its representatives, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Financial Statements in order to assist the Buyer in the preparation of the Proposed Statement of Working Capital.
(e) During the sixty (60) calendar days immediately following the Seller’s receipt of the Proposed Statement of Working Capital (the “Proposed Statement Review Period”), the Seller and its representatives will be permitted to review the work papers of the Buyer, the Buyer Parent and the work papers of the independent accountants (to the extent permitted by the independent accountants), if any, retained by the Buyer or the Buyer Parent relating to the Proposed Statement of Working Capital, and to make reasonable inquiries of the Buyer, the Buyer Parent and their respective employees, accountants and representatives regarding questions concerning the Proposed Statement of Working Capital, and the Buyer and the Buyer Parent shall make reasonably available the individuals in the employ of the Buyer or the Buyer Parent and their respective representatives, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Financial Statements in order to assist the Seller in its review of the Proposed Statement of Working Capital.

(f) The Seller shall notify the Buyer in writing (the “Notice of Working Capital Disagreement”) prior to the expiration of the Proposed Statement Review Period if the Seller disagrees with any one or more of the line items of the Proposed Statement of Working Capital. The Notice of Working Capital Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Seller’s determination of the amount of the Working Capital of the Company as of the close of business on the day immediately preceding the Closing Date. If no Notice of Working Capital Disagreement is given to the Buyer prior to the expiration of the Proposed Statement Review Period, then the Proposed Statement of Working Capital shall be deemed to have been accepted by the Seller and shall become final, binding and conclusive upon the Parties.
(g) If a Notice of Working Capital Disagreement is given to the Buyer prior to the expiration of the Proposed Statement Review Period, then the Negotiation Procedures shall apply and the Seller and the Buyer shall attempt, in good faith pursuant to the Negotiation Procedures, to resolve any differences that they may have with respect to the matters specified in the Notice of Working Capital Disagreement.
(h) If the Seller and the Buyer have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Working Capital Disagreement pursuant to the Negotiation Procedures, either the Seller or the Buyer may submit all matters that remain in dispute with respect to the Notice of Working Capital Disagreement (along with a copy of the Proposed Statement of Working Capital marked to indicate those line items that are not in dispute) to the New York office of PricewaterhouseCoopers LLP (the “Accounting Arbitrator”) after the conclusion of the Negotiation Procedures. Each Party agrees to execute a reasonable engagement letter if requested by the Accounting Arbitrator. During the review by the Accounting Arbitrator, the Buyer and the Seller will each make available to the Accounting Arbitrator such information, books and records and work papers, as may be reasonably required by the Accounting Arbitrator to fulfill its obligations under this Section 2.7.
(i) Within thirty (30) days after the submission of matters in dispute to the Accounting Arbitrator, or as soon as practicable thereafter, the Accounting Arbitrator shall make a final determination, binding on the Parties to this Agreement, of the appropriate amount of each of the line items in the Proposed Statement of Working Capital as to which the Seller and the Buyer disagree as set out in the Notice of Working Capital Disagreement. Such determination shall be in accordance with the standards set forth in this section and shall be final, binding and conclusive with respect to any issue relating to the Buyer’s compliance with the standards set forth in this section in preparing the Proposed Statement of Working Capital. With respect to each disputed line item, such determination, if not in accordance with the position of either the Seller or the Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller in the Notice of Working Capital Disagreement or by the Buyer in the Proposed Statement of Working Capital with respect to such disputed line item.

(j) The Statement of Working Capital of the Company and the determination of the Working Capital of the Company, as determined either through agreement of the Parties or through the action of the Accounting Arbitrator pursuant to this Section 2.7(j), shall be final, binding and conclusive on the Parties, and shall be referred to as the “Final Statement of Working Capital” and the “Final Working Capital,” respectively.
(k) Final Working Capital Payments.
(i) If there was an Estimated Working Capital Deficit then, within five (5) Business Days after the Final Statement of Working Capital has been determined, the Parties shall do as follows:
(A) If the Final Working Capital is less than the Estimated Working Capital, then the Seller shall pay to the Buyer an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital; or
(B) If the Final Working Capital is greater than the Estimated Working Capital, then the Buyer shall pay the Seller an amount equal to the amount by which the Final Working Capital exceeds the Estimated Working Capital.
(ii) If there was neither an Estimated Working Capital Deficit nor an Estimated Working Capital Surplus, then, within five (5) Business Days after the Final Statement of Working Capital has been determined, the Parties shall do as follows:
(A) If the Final Working Capital is less than the Target Working Capital, then the Seller shall pay to the Buyer an amount equal to the amount by which the Target Working Capital exceeds the Final Working Capital;
(B) If the Final Working Capital is equal to the Target Working Capital, then no amount shall be paid; or
(C) If the Final Working Capital is greater than the Target Working Capital, then the Buyer shall pay the Seller an amount equal to the amount by which the Final Working Capital exceeds the Target Working Capital.
(iii) If there was an Estimated Working Capital Surplus, then, within five (5) Business Days after the Final Statement of Working Capital has been determined, the Parties shall do as follows:
(A) If the Final Working Capital is less than the Target Working Capital, then the Seller shall pay to the Buyer an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital;
(B) If the Final Working Capital is greater than the Target Working Capital, but less than the Estimated Working Capital, then the Seller shall pay to the Buyer an amount equal to the amount by which the Estimated Working Capital exceeds the Final Working Capital; or
(C) If the Final Working Capital is greater than the Estimated Working Capital, then the Buyer shall pay the Seller an amount equal to the amount by which the Final Working Capital exceeds the Estimated Working Capital.

Any amounts payable by the Seller pursuant to this Section 2.7(k) shall be paid to the Buyer in cash by wire transfer of immediately available funds. Any amounts payable by the Buyer pursuant to this Section 2.7(k) shall be paid to the Seller by wire transfer of immediately available funds in cash. The Accounting Arbitrator shall issue a written arbitration award stating the amount to be paid pursuant to this Section 2.7(k), which may be entered as a judgment in, and enforced by, any court of competent jurisdiction.
(l) The Buyer, on the one hand, and the Seller, on the other hand, will each be obligated to pay fifty percent (50%) of the fees and expenses, if any, of the Accounting Arbitrator.
Section 2.8 Withholding Taxes.
(a) Notwithstanding any other provision in this Agreement (other than Section 2.8(b)), the Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law. To the extent that amounts are so withheld pursuant to this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.
(b) Subject to Section 2.8(c), each of the Buyer and the Seller acknowledges and agrees that any payments made by the Buyer to the Seller hereunder are not subject to withholding Tax. To the extent that the Buyer becomes aware of any applicable withholding Taxes, the Buyer (i) shall provide prompt written notice to the Seller of the amount of such Tax and (ii) shall consult with the Seller in good faith as to the nature of the Tax and the basis upon which such withholding is required. Each of the Buyer and the Seller agrees to use its reasonable best efforts, in accordance with applicable Law, to obtain exemptions from, or reductions of, any Taxes required to be withheld from payments under this Agreement.
(c) The Seller acknowledges and agrees that the Buyer may have a U.S. withholding tax obligation under Section 1445 of the Code as a result of the transfer (or deemed sale) of the U.S. Subsidiary. The Seller agrees, to the extent reasonably practicable, to (i) provide the Buyer any and all information necessary to perform an appraisal of the fair market value of the Company’s U.S. Subsidiary before the Closing and (ii) otherwise cooperate fully with the Buyer before the Closing and determine the built-in gain for purposes of Section 897 of the Code, if any, with respect to the shares in the Company’s U.S. Subsidiary. The Seller further agrees, to the extent reasonably practicable, upon request, to cooperate fully with the Buyer to obtain a withholding certificate from the IRS with respect to the Company’s U.S. Subsidiary under Rev. Proc. 2000-35 before the Closing. If the Buyer withholds and remits a portion of the Purchase Price to the IRS pursuant to Section 1445 of the Code, the amount of the Purchase Price shall be increased by an amount such that the Seller receives on the Closing Date the amount of Purchase Price (in cash and shares) equal to the amount it would have received had such withholding not applied. Any refunds relating to any withholding taxes withheld and paid by the Buyer to the IRS pursuant to this Section 2.8(c) shall be for the benefit of the Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
Except as set forth in the disclosure schedules delivered by the Company concurrent with the execution and delivery of this Agreement (the “Company Disclosure Schedules”), the Seller represents and warrants to each of the Buyer and the Buyer Parent as of the date of this Agreement and the Closing Date (except for such representations and warranties as are made only as of a specific date) as set forth below. Each exception set forth in the Company Disclosure Schedules is identified by reference to the specific Section or subsection of this Agreement and relates only to such Section or subsection, and to any other Section or subsection of this Agreement that it is reasonably apparent on the face of such disclosure that it should also qualify or apply to.
Section 3.1 Organization. The Seller is a company duly organized, validly existing and in good standing under the Laws of Japan, with all requisite corporate power and authority necessary to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. The Seller is not in violation of any of the provisions of its articles of incorporation (teikan) or bylaws (or other equivalent organizational documents).
Section 3.2 Authorization; Enforceability.
(a) The Seller has all requisite power and authority to enter into this Agreement and the other Seller Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. All necessary corporate action has been taken by the Seller to authorize the execution, delivery and performance of this Agreement and each other Seller Transaction Document. The Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document.
(b) This Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by the Seller will be, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
Section 3.3 Ownership of the Stock. The Seller is currently, and shall on Closing be, the sole owner, legally, beneficially and of record, of the Stock, free and clear of any Encumbrances. All of the Stock has been duly authorized, validly issued and fully paid, and is not subject to and was not issued in violation of any preemptive rights. The Stock was not issued in violation of any Laws, including applicable securities laws. There is no stockholder agreement, voting trust or other agreement or understanding to which the Seller is a party or by which the Seller is bound relating to the voting, purchase, transfer or registration of the Stock or preemptive rights with respect thereto. At the Closing, the Buyer will acquire good and marketable title to the Stock, free and clear of any Encumbrances, together with all rights and benefits attaching thereto as at the Closing Date.

Section 3.4 No Violation. Provided the Required Consents are obtained prior to the Closing Date, neither the execution and delivery of this Agreement and the other Seller Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (with or without the passage of time or the giving of notice, or both) by the Seller will (a) contravene, violate, breach or be in conflict with any provisions of its articles of incorporation (teikan) or bylaws or other equivalent organizational documents or (b) with or without the giving of notice or passage of time, or both, violate, or be in conflict with under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract to which the Seller is a party or by which the Seller or any of the Seller’s assets may be bound or (c) violate or conflict with any Laws to which the Seller is subject, except in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches and defaults or other occurrences which could not reasonably be expected to have a Material Adverse Effect on the Seller’s ability to consummate the transactions.
Section 3.5 Litigation; Compliance with Law. There is no material Action pending or, to the Knowledge of the Seller, threatened, against the Seller or affecting any of its properties or assets that would reasonably be expected to have an adverse effect on or materially delay or prevent the Seller’s performance under this Agreement and the other Seller Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
Section 3.6 Consents and Approvals. Except for the Required Governmental Consents and except for compliance with the HSR Act and other applicable Antitrust Laws, no consent, Approval or authorization of, or declaration or filing with, any Governmental Entity is required to be made or obtained by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the Seller Transaction Documents or the consummation by the Seller of the transactions contemplated hereby or thereby.
Section 3.7 No Claims. (a) There are no defaults by the Company or any of the Subsidiaries under any Contract between the Seller or any of its Affiliates (other than the Company and each of the Subsidiaries), on the one hand, and the Company or any of the Subsidiaries, on the other hand (collectively, the “Affiliate Contracts”), (b) no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of the Subsidiaries under any of the Affiliate Contracts or would cause the acceleration of any obligation of the Company or any of the Subsidiaries under any of the Affiliate Contracts, the loss of any rights of the Company or any of the Subsidiaries under any of the Affiliate Contracts, or the creation of any Encumbrance (other than a Permitted Encumbrance) upon any asset of the Company or any of the Subsidiaries pursuant to any of the Affiliate Contracts and (c) neither the Seller nor any of its Affiliates (other than the Company and each of the Subsidiaries) has any material claim, cause of action or the like against the Company or any of the Subsidiaries under any of the Affiliate Contracts.

Section 3.8 Investment.
(a) The Seller is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, as presently in effect. The Seller agrees to furnish any additional information requested to assure compliance with applicable federal and state securities Laws in connection with the issuance of the Buyer Parent Stock.
(b) The Buyer Parent Stock is being acquired by the Seller for the Seller’s own account, for investment only, not as a nominee or agent and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities Laws or the terms of this Agreement. The Seller shall not offer or otherwise dispose of the Buyer Parent Stock in violation of any Laws applicable to any such offer, sale or other disposition.
(c) The Seller is aware that the Buyer Parent Stock is subject to significant restrictions on transfer, including pursuant to the Investor Rights Agreement. The Seller represents that it (i) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (ii) can afford the complete loss of its investment, and (iii) can provide for current needs and possible contingencies without the need to sell or dispose of the Buyer Parent Stock.
(d) Seller is aware that each certificate evidencing the Buyer Parent Stock shall bear the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH RESTRICTIONS ON TRANSFER ARE BINDING ON ANY TRANSFEREES OF THESE SHARES.
Section 3.9 Brokers’, Finders’ Fees, etc. Except for Goldman, Sachs & Co., no Person is entitled to rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Seller or any of its Affiliates, officers, employees or directors for which the Company is liable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to each of the Buyer and the Buyer Parent as of the date of this Agreement and the Closing Date (except for such representations and warranties as are made only as of a specific date) as set forth below. Each exception set forth in the Company Disclosure Schedules is identified by reference to the specific Section or subsection of this Agreement and relates only to such Section or subsection, and to any other Section or subsection of this Agreement that it is reasonably apparent on the face of such disclosure that it should also qualify or apply to.
Section 4.1 Organization. The Company is a company duly incorporated and validly existing under the Laws of the Republic of Singapore, with all requisite corporate power and authority to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company has delivered to the Buyer and the Buyer Parent complete and correct copies of its memorandum and articles of association, as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its memorandum and articles of association.
Section 4.2 Authority; Enforceability.
(a) The Company has all requisite power and authority to enter into this Agreement and the other Company Transaction Documents, and to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. All necessary corporate action has been taken by the Company to authorize the execution, delivery and performance of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document.
(b) This Agreement is, and each other Company Transaction Document, when duly executed and delivered at or prior to the Closing by the Company, will be the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

Section 4.3 No Violation. Provided the Required Consents are obtained prior to the Closing Date, neither the execution and delivery of this Agreement and the other Company Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (with or without the passage of time or the giving of notice, or both) by the Company will (a) contravene, violate, breach or be in conflict with any provisions of the memorandum and articles of association or other equivalent organizational documents of the Company or any of the Subsidiaries or (b) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create an Encumbrance (other than a Permitted Encumbrance or Permitted Real Estate Encumbrance) under, constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under or result in any loss of rights under any of the terms, conditions or provisions of any Material Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective assets may be bound or (c) violate or conflict with any Laws to which the Company or any of the Subsidiaries is subject or (d) give rise to a declaration or imposition of any Encumbrance (other than a Permitted Encumbrance or Permitted Real Estate Encumbrance) on any of the assets of the Company or any of the Subsidiaries, except in the cases of (b), (c) and (d) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
Section 4.4 Consents and Approvals.
(a) Except for the consents set forth on Section 4.4(a) of the Company Disclosure Schedules (other than with respect to antitrust matters, the “Required Governmental Consents”), and except for compliance with the HSR Act and other applicable Antitrust Laws, no material consent, Approval or authorization of, or declaration or filing with, any Governmental Entity is required to be made or obtained by the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby.
(b) Except for the consents set forth on Section 4.4(b) of the Company Disclosure Schedules (the “Required Third-Party Consents”), no consent, Approval or authorization of, or notice to any counterparty to any Material Contract must be made or obtained by the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents or the consummation by the Company of the transactions contemplated hereby or thereby, other than any consents, Approvals, authorizations or notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
Section 4.5 Capitalization.
(a) The issued and paid-up share capital of the Company is $861,807,200.01, which, as of the date of this Agreement, is comprised of 88,418,001 issued and paid-up ordinary shares. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 7,288,511 ordinary shares, outstanding RSUs with respect to an aggregate of 814,074 ordinary shares and outstanding SARs with respect to an aggregate of 2,003,268 ordinary shares. The Company has reserved an aggregate of 9,824,222 ordinary shares for issuance pursuant to the Company Equity Plans (including shares issued in respect of awards and shares subject to outstanding awards).

(b) All issued shares of the Stock have been duly authorized validly issued, fully paid and are not subject to and were not issued in violation of any preemptive rights. Except as set forth in Section 4.5(a), as of the date of this Agreement, there is no outstanding, and there has not been reserved for issuance any: (i) share or other voting securities of the Company or any of the Subsidiaries; (ii) security of the Company or any of the Subsidiaries convertible into or exchangeable for shares in the capital or voting securities of the Company; (iii) option or other right to acquire from the Company or any of the Subsidiaries, or obligation of the Company or any of the Subsidiaries to issue, any shares, voting securities or security convertible into or exchangeable for shares or voting securities of the Company or any of the Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or other similar right (the items in clauses (i) through (iv) collectively, “Company Securities”). There is no outstanding obligation of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any Company Security. There is no stockholder agreement, voting trust or other agreement or understanding to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries are bound relating to the voting, purchase, transfer or registration of any shares of the Company or any of the Subsidiaries or preemptive rights with respect thereto.
Section 4.6 Subsidiaries and Affiliates.
(a) The Company or one of the Subsidiaries owns the capital stock or other equity securities of the Persons and otherwise has an interest (whether ownership or other) in the Persons set forth on Section 4.6 of the Company Disclosure Schedules. The interests of the Company and each of the Subsidiaries in the Persons set forth on Section 4.6 of the Company Disclosure Schedules are owned by the Company or one of the Subsidiaries, as applicable, free and clear of any Encumbrance (other than Permitted Encumbrances). Neither the Company nor any of the Subsidiaries is subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any of such Persons. Each of the Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, with all requisite corporate power and authority to carry on its business as it is presently conducted and to own, lease or operate its properties and assets. All outstanding equity securities of each of the Subsidiaries are duly and validly issued in compliance with all applicable Laws, free of any preemptive rights, rights of first refusal (except to the extent provided by applicable Laws), with respect to such equity securities. None of the Subsidiaries is a party or subject to any Contract that relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity securities of such Subsidiary. Each of the Subsidiaries is duly qualified to do business and in good standing (where applicable) in every jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
(b) Section 4.6 of the Company Disclosure Schedules sets forth the name, jurisdiction of organization, jurisdictions of qualification as a foreign entity and the authorized and outstanding capital stock and issued share capital, as applicable, of each of the Subsidiaries. The Company has delivered to the Buyer and the Buyer Parent complete and correct copies of each of the Subsidiaries’ certificate of incorporation and bylaws (or other equivalent organizational documents), as amended to date, and each such instrument is in full force and effect.

Section 4.7 Financial Statements.
(a) The Company has previously delivered to the Buyer accurate and complete copies of the audited consolidated balance sheets of the Company and each of the Subsidiaries at December 31, 2010 (the “Balance Sheet Date”) and December 31, 2009 (including the notes thereto, if any), and the related audited consolidated statements of operations, shareholder’s equity and cash flows for the three (3) years in the period ended December 31, 2010 (collectively, the financial statements described in this Section 4.7 are referred to herein as the “Financial Statements”). Such Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries at the date thereof, and the results of operations and cash flows of the Company and each of the Subsidiaries for the period indicated, in conformity with GAAP consistently applied throughout such periods.
(b) The Company and the Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) the Company’s and the Subsidiaries’ transactions are executed in accordance with management’s general or specific authorization; (ii) the Company’s and the Subsidiaries’ transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for its assets; (iii) access to the Company’s and the Subsidiaries’ assets is generally permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for the Company’s and the Subsidiaries’ assets is compared with the actual levels annually and appropriate action is taken with respect to any differences. The Company has provided the Buyer copies of the management letters delivered to the Company or any Subsidiary, as applicable, by their outside accountants in connection with the Financial Statements or relating to any review by the Company’s or the Subsidiaries’ outside accountants of the internal controls of the Company or the Subsidiaries, as applicable.
Section 4.8 Absence of Certain Changes. Since the Balance Sheet Date until the date of this Agreement, except as may be affected by actions expressly contemplated by this Agreement, (a) the businesses of the Company and each of the Subsidiaries has been conducted in the ordinary course consistent with past practice, (b) none of the actions or events prohibited or circumscribed by Section 6.1(b) have been taken or have occurred, and (c) there has not been any circumstance, development, event, condition, effect or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
Section 4.9 Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any liabilities required by GAAP to be included in the Financial Statements other than (a) liabilities reflected or otherwise reserved against in the Financial Statements or disclosed in the notes thereto, (b) liabilities in connection with this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby, (c) liabilities arising subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice or (d) liabilities that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

Section 4.10 Registration Statement. The Registration Statement on Form F-1 (including all exhibits and schedules thereto, the “Registration Statement”), confidentially submitted to the SEC on February 16, 2011 in connection with the Company’s proposed initial public offering, complied in all material respects, as of its submission date, with the applicable requirements of the Securities Act, as in effect on the date the Registration Statement was submitted. As of its submission date, the Registration Statement, including any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. True and correct copies of the Registration Statement, as well as copies of any correspondence between the Company and the SEC related to the Registration Statement, have been furnished to the Buyer and the Buyer Parent.
Section 4.11 Title to Properties; Encumbrances.
(a) Section 4.11(a) of the Company Disclosure Schedules lists the address and description of each parcel of real property owned by the Company or any of the Subsidiaries (including without limitation, any land use rights) (the “Owned Real Estate”). With respect to each parcel of Owned Real Estate:
(i) The Company and each of the Subsidiaries, as applicable, has sole legal and beneficial ownership of good and marketable title (or equivalent concepts for any non-United States jurisdictions) in the estate in fee simple (or equivalent concepts for any non-United States jurisdictions), free and clear of any Encumbrance (except for Permitted Real Estate Encumbrance).
(ii) Neither the Company nor any of the Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Estate or any portion thereof.
(iii) There are no outstanding options, rights of first offer, rights of first refusal or any other rights to purchase, lease or acquire any other interest in the Owned Real Estate or any portion thereof or interest therein.
(iv) To the extent such Owned Real Estate is a land use right, all land grant premiums required under applicable Laws in connection with securing such land use rights, and under the applicable land use rights grant contracts have been fully paid except to the extent where such failure would not be reasonably expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.

(b) Section 4.11(b) of the Company Disclosure Schedules lists all real property that is leased, used or occupied by the Company or any of the Subsidiaries, as applicable, in connection with their respective businesses (the “Rental Real Estate”) and true and complete copies of the leases, subleases and agreements (including all amendments thereto) by which such Rental Real Estate is leased, used or occupied (collectively, the “Leases”) have been delivered or made available to the Buyer (or in the case of oral agreements, a description of such arrangement is contained in Section 4.11(b) of the Company Disclosure Schedules). With respect to each of the Leases and the Rental Real Estate:
(i) The Company or any of the Subsidiaries, as applicable, has sole legal and beneficial ownership of good and marketable title (or equivalent concepts for any non-United States jurisdictions) in the leasehold estate to the Rental Real Estate, free and clear of any Encumbrance (except for Permitted Real Estate Encumbrances).
(ii) Each Lease is a valid and binding obligation of the Company or any of the Subsidiaries (as applicable), enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights and remedies generally. As of the date of this Agreement, there are no defaults by the Company or any of the Subsidiaries under any Lease or, to the Knowledge of the Company and each of the Subsidiaries, by any other party thereto, nor is the Company or any of the Subsidiaries in receipt of any written claims of default, or to the Knowledge of the Company and each of the Subsidiaries, any oral claims of default, under any Lease, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole. No event has occurred as of the date of this Agreement which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of the Subsidiaries under any Lease or, to the Knowledge of the Company and each of the Subsidiaries, by the other party thereto or would cause the acceleration of any obligation under any Lease, the loss of any rights under any Lease, or the creation of any Encumbrance (other than a Permitted Real Estate Encumbrance) upon any asset of the Company or any of the Subsidiaries, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
(iii) Neither the Company nor any of the Subsidiaries have entered into leases, subleases, concessions or other agreements granting to any Person the right to lease, use or occupy, or to acquire any interest in, the Leases or any portion of the Rental Real Estate and no Person (other than the Company or any of the Subsidiaries, as applicable) is in possession of any part of the Rental Real Estate.
(iv) All material registrations and filings of such Leases as required under applicable Laws have been duly made.

(c) The Owned Real Estate and Rental Real Estate (collectively, the “Real Estate”) comprise all of the real property used or intended to be used in the businesses of the Company and each of the Subsidiaries; and neither the Company nor any of the Subsidiaries is a party to any agreement or option to purchase any other real property or interest therein.
(d) All material buildings, structures, fixtures, building systems and equipment, utility services or systems, and all components thereof, owned by the Company or any of the Subsidiaries and included in the Real Estate are, except for ordinary wear and tear, in condition and repair sufficient for the operation of the businesses, as presently conducted, of the Company and each of the Subsidiaries.
(e) Neither the Company nor any of the Subsidiaries has Knowledge of any condemnation, expropriation, other proceeding in eminent domain, or acquisition affecting any Real Estate or any portion thereof or interest therein.
(f) To the Knowledge of the Company and each of the Subsidiaries, the use of the Real Estate is in material compliance with all applicable building, zoning, subdivision, health and safety and other applicable land use Laws, and all material requirements of any Permitted Real Estate Encumbrances.
(g) The Company and each of the Subsidiaries, as applicable, has paid all material stamp duty relating to the Leases that was due prior to the date of this Agreement.
(h) There are no material encroachments by adjoining properties onto the Real Estate and there are no material encroachments by the Real Estate onto adjoining properties.
Section 4.12 Intellectual Property.
(a) Section 4.12(a) of the Company Disclosure Schedules includes a complete and accurate list of all patent, trademark, service mark, trade name, domain name and copyright registrations and applications for registration of any of the foregoing owned by the Company or any of the Subsidiaries (“Owned Registered Intellectual Property”), in each case listing (i) the jurisdiction where the application or registration has been filed; (ii) the application or registration number; (iii) the filing or registration date; (iv) the registered owner; and (v) the current status. Each item of material Owned Registered Intellectual Property is and, to the Knowledge of the Company and each of the Subsidiaries, at all times has been in material compliance with all applicable Laws, and all filings, payments, and other actions required to be taken to maintain such material Owned Registered Intellectual Property in full force and effect have been taken. To the Knowledge of the Company and each of the Subsidiaries, the material Owned Registered Intellectual Property is valid, enforceable and uncontested, and nothing has been done or omitted to be done by which they may cease to be valid and enforceable. All assignments to the Company and each of the Subsidiaries with respect to material Owned Registered Intellectual Property have been properly executed and recorded with the relevant Governmental Entities.

(b) The Company or one of the Subsidiaries is the exclusive legal and beneficial owner of all right, title and interest in and to all material Owned Intellectual Property, free and clear of all Encumbrances (except for Permitted Encumbrances). To the Knowledge of the Company and each of the Subsidiaries, the conduct of the businesses of the Company and each of the Subsidiaries does not conflict with, misappropriate, or infringe (other than assertions of infringement by Non-Practicing Entities that arise as of or after the date of the Agreement), and has not, within the three (3) years prior to the date hereof, conflicted with, infringed or misappropriated, the rights of any third Person. There have been no proceedings or written threats within the three (3) years prior to the date of this Agreement, and there are no proceedings currently pending before any Governmental Entity or threatened in writing, (i) alleging that the Company or any of the Subsidiaries is infringing, misappropriating or violating any rights of a third Person with regard to any Intellectual Property, or (ii) contesting the title, scope, validity, registrability or enforceability of any material Owned Intellectual Property. As of the date of this Agreement, no Owned Intellectual Property is subject to any Action, settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by the Company or any of the Subsidiaries or that may materially affect the validity or enforceability of any Owned Intellectual Property whether before or immediately after the Closing.
(c) The Business Intellectual Property (including all Intellectual Property that is the subject of the IP License Agreement) constitutes all of the Intellectual Property sufficient (other than Business Intellectual Property that is the subject of an assertion of infringement by Non-Practicing Entities that arise as of or after the date of the Agreement) for the operation of the businesses as presently conducted by the Company and each of the Subsidiaries as of the date of this Agreement. The Company or any of the Subsidiaries owns or possesses a valid, enforceable and written license to use the Licensed Intellectual Property sufficient for the present operation of the business, and, to the Knowledge of the Company and each of the Subsidiaries, neither the Company nor any of the Subsidiaries is in default under any such license it has to use Licensed Intellectual Property; except as enforceability of such licenses may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
(d) To the Knowledge of the Company and each of the Subsidiaries, within the three (3) years prior to the date of this Agreement, (i) no third Person has materially infringed any Owned Intellectual Property; or (ii) no claim has been made in writing contesting the validity, registrability or enforceability of any Owned Intellectual Property.
(e) The Company and each of the Subsidiaries have taken all commercially reasonable measures to maintain the confidentiality of all confidential information developed, used or held for use in the operation of their respective businesses. The Company and each of the Subsidiaries have and use commercially reasonable efforts to enforce policies (i) requiring all Persons, including employees, agents, consultants or contractors contributing to or participating in the creation, development or authorship of any material Owned Intellectual Property to assign to the Company or any of the Subsidiaries full ownership of, and all right, title and interest in and to such Intellectual Property, and (ii) any such assignment of material Owned Intellectual Property to the Company or any of the Subsidiaries as of the date of this Agreement has been made in accordance with applicable Laws.

(f) To the Knowledge of the Company and each of the Subsidiaries, all use and distribution by the Company or any of the Subsidiaries of products of the Company or any of the Subsidiaries and any Open Source Software by the Company or any of the Subsidiaries is in material compliance with all Open Source Software licenses applicable thereto.
(g) Neither the Company nor any of the Subsidiaries is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could reasonably be expected to require or obligate the Company or any of the Subsidiaries to grant or offer to any Person any license or right to any material Owned Intellectual Property that would materially impair or materially limit its control of such Owned Intellectual Property. No funding, facilities, or personnel of any Governmental Entity or university, college, other educational institution or research center or funding from any other Person was used directly or indirectly in the development of any material Owned Intellectual Property where, as a result of such funding or the use of such facilities, any Governmental Entity or any university, college, other educational institution or research center has any rights in or to such Owned Intellectual Property.
(h) None of the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement will, under the terms of any Material Contract to which the Company or any Subsidiary is a party, result in (i) the Buyer granting, assigning or transferring to any Person any material rights or licenses to any Intellectual Property, (ii) the Company or any of the Subsidiaries being obligated to cause the Buyer to grant, assign or transfer to any Person any material rights or licenses to any Intellectual Property; (iii) the release, disclosure or required delivery to any Person of any material Owned Intellectual Property or tangible embodiments thereof; (iv) any requirement to pay any material royalties or other material amounts in excess of those that would have, in any event, been payable by the Company or any of the Subsidiaries, or the Company or any of the Subsidiaries being subject to more materially adverse terms in respect of any rights or licenses to any material Business Intellectual Property had the transactions contemplated by this Agreement not occurred; or (v) the loss of any material rights of the Company or any of the Subsidiaries to any Intellectual Property licensed to the Seller or its Affiliates by any third Persons, except in the cases of (i), (ii), (iii), (iv) and (v) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
Section 4.13 Title to Assets; Condition and Sufficiency of Assets.
(a) The Company and each of the Subsidiaries have good and valid title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of the Company’s and each of the Subsidiaries’ respective businesses, reflected on the Financial Statements or acquired since the date thereof, free and clear of all Encumbrances (except Permitted Encumbrances), except as would not reasonably be expected to materially interfere with the ability of the Company and the Subsidiaries to use such personal property in the business of the Company and the Subsidiaries as currently conducted and except for assets disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and otherwise in compliance with this Agreement.

(b) The material tangible personal property owned or used by the Company and each of the Subsidiaries is, respectively, in operating condition and repair, ordinary wear and tear excepted, and is usable in the ordinary course of business. The personal property and assets shown on the Latest Balance Sheet or acquired after the Balance Sheet Date and the lease rights under the leases of the Company and each of the Subsidiaries’ personal property collectively include all material assets reasonably necessary to the conduct of the Company and each of the Subsidiaries’ respective businesses as presently conducted, and all such properties are located at the Real Estate.
Section 4.14 Material Contracts. Section 4.14 of the Company Disclosure Schedules lists all of the following Contracts to which the Seller (only with respect to Section 4.14(g), (h) and (i)), the Company or any of the Subsidiaries is a party or is bound as of the date of this Agreement (each, a “Material Contract” and collectively, the “Material Contracts”) (with such list including the applicable subsection(s) of this Section 4.14 to which such Contract is responsive):
(a) Contracts (other than Leases and other than Contracts otherwise required to be listed pursuant to clause (m) below) that cannot be terminated upon ninety (90) days’ or less notice without penalty, that have an unexpired term of one year or more and involve future expenditure commitments in excess of $1,000,000;
(b) Contracts (other than non-disclosure agreements entered into in the ordinary course of business consistent with past practice) with (i) the Seller or any of its Affiliates or (ii) any director or officer of the Company or any of the Subsidiaries in excess of $100,000, other than employment agreements entered into in the ordinary course of business and other than Contracts required to be listed pursuant to clauses (h) or (i) below;
(c) Contracts that constitute an obligation in respect of a borrowing of money in excess of $2,000,000 by the Company or any of the Subsidiaries;
(d) Contracts that constitute a guaranty or indemnity by the Company or any of the Subsidiaries with a maximum potential liability of $5,000,000 or greater;
(e) Contracts providing for the extension of credit in excess of $5,000,000 by the Company or any of the Subsidiaries, other than in the ordinary course of business from vendors or to customers;
(f) Contracts materially limiting the ability of the Company or any of the Subsidiaries to conduct their business as currently being conducted as to manner or place;
(g) Contracts that are collective bargaining agreements, works council agreements, work forces agreements or other agreements with any labor union, employees’ association or other employee representative of a group of employees of the Company or any of the Subsidiaries or any Seller Employees;

(h) Contracts that are for the employment (other than at will offer letters), severance or retention of any Seller Employee or any manager, director, officer, employee, agent, consultant or advisor of the Company or any of the Subsidiaries providing for compensation or payments in excess of $100,000 or any other Contract with any Seller Employee or member, manager, director, officer or employee, in each case in the United States, which does not provide for termination at will without further cost or liability to the Seller, the Company or any of the Subsidiaries (except for costs required by applicable Law) as of or at any time after the date of this Agreement;
(i) Contracts with any Seller Employee or any current or former employee, director or consultant of the Company or any of the Subsidiaries that (a) accelerates the vesting schedule for any grant of equity, upon or following a termination of such Person’s employment or engagement with the Seller, the Company or any of the Subsidiaries or (b) provides for any bonus payments or benefits, or accelerates the vesting schedule for any grant of equity, upon the consummation of the transactions contemplated by this Agreement;
(j) Contracts with a third party that leases temporary employees or provides for contingent workers to work for the Company or any of the Subsidiaries;
(k) Contracts that are for capital expenditures in an amount exceeding $1,500,000 in any individual case or $10,000,000 in the aggregate;
(l) Contracts granting any Person an Encumbrance, other than Permitted Encumbrances or Permitted Real Estate Encumbrances, on all or any material part of the assets of the Company or any of the Subsidiaries, other than Encumbrances that will be released at the Closing;
(m) Contracts that are material to the business of the Company or any of the Subsidiaries pursuant to which (i) the Company or any of the Subsidiaries licenses or otherwise has the right to use Licensed Intellectual Property, other than Contracts for which the license or maintenance fees is less than $400,000 on an annual basis, and (ii) the Company or any of the Subsidiaries has entered into any patent cross-license with any third Person or granted any third Person any license or other right to use Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the use of the Company’s or any of the Subsidiaries’ products or services in the ordinary course of business;
(n) Contracts with the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, on a consolidated basis, for the fiscal year ended December 31, 2010, as set forth on Section 4.21(a) of the Company Disclosure Schedules; and
(o) Contracts (other than technical services agreements and developed works agreements entered into in the ordinary course and substantially in the form of the Company’s standard form for such agreements) that are joint venture, joint development, strategic partnership, partnership or other similar agreements (however named) involving a sharing of profits, losses, costs or liabilities, or the joint development or joint ownership or joint licensing of material Business Intellectual Property.

True, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been delivered or made available to the Buyer. Each Material Contract is a valid and binding obligation of the Company or any of the Subsidiaries (as applicable), enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights and remedies generally. As of the date of this Agreement, there are no defaults by the Company or any of the Subsidiaries under any Material Contract or, to the Knowledge of the Company and each of the Subsidiaries, by any other party thereto, nor is the Company or any of the Subsidiaries in receipt of any written claims of default, or to the Knowledge of the Company and each of the Subsidiaries, any oral claims of default, under any Material Contract, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole. No event has occurred as of the date of this Agreement which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or any of the Subsidiaries under any Material Contract or, to the Knowledge of the Company and each of the Subsidiaries, by the other party thereto or would cause the acceleration of any obligation under any Material Contract, the loss of any rights under any Material Contract, or the creation of any Encumbrance (other than a Permitted Encumbrance or a Permitted Real Estate Encumbrance) upon any asset of the Company or any of the Subsidiaries, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole.
Section 4.15 Litigation; Compliance with Law.
(a) There is no material Action pending or, to the Knowledge of the Company and each of the Subsidiaries, threatened in writing, against or affecting the Company or any of the Subsidiaries or any of their respective properties or assets that would reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, other than any Action as of or after the date of this Agreement that arises out of or is related to (i) assertions of infringement by entities that aggregate Patents with the intent of asserting such Patents against multiple defendants in particular industries and that do not commercialize products or services relating to such Patents (“Non-Practicing Entities”) or (ii) any Antitrust Laws. Neither the Company nor any of the Subsidiaries is a party to nor is bound by any currently effective order, judgment, injunction, assessment, unsatisfied arbitration award or decree.
(b) The Company and each of the Subsidiaries are, and have been for the three (3) years preceding the date of this Agreement, in compliance with all Laws to which any of them, or any of their respective businesses, properties or operations is subject, except where such failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole, it being understood that nothing in this representation is intended to address any compliance issue that is specifically addressed by any other representation or warranty set forth in this Agreement. No written or, to the Knowledge of the Company and each of the Subsidiaries, oral notice has been received by the Company or any of the Subsidiaries alleging a material violation of any such Law. To the Knowledge of the Company and each of the Subsidiaries, no investigation, inspection, audit, or other proceeding involving allegations of any material violation of any Law has been threatened by any Governmental Entity.

Section 4.16 Taxes.
(a) Tax Matters.
(i) All material Tax Returns required to be filed on or before the Closing Date by or on behalf of the Company and each of the Subsidiaries have been or will be filed. All Tax Returns filed by any of the aforementioned are true, correct and complete in all material respects. All material Taxes (whether or not shown on a Tax Return) required to be paid prior to the Closing Date by the Company and each of the Subsidiaries have been or will be paid by the due date thereof, other than Taxes (i) for which adequate reserves have been established or (ii) being contested in good faith by appropriate procedures.
(ii) No written claim for the assessment or collection of material Taxes is presently being asserted against either of the Company or any of the Subsidiaries for any open taxable period and there are no material audits or investigations by any taxing authority, or judicial or administrative proceedings with respect to Taxes of or relating to the Company or any of the Subsidiaries currently in progress or threatened in writing. Within the past three years, no material claim has been received (in writing) from a jurisdiction in which Tax Returns have not been filed by the Company or any of the Subsidiaries to the effect that such entity is or may be subject to taxation by such jurisdiction, that has not been previously resolved. To the knowledge of the Company and each of the Subsidiaries in respect of the period preceding the past three years, no material claim has been received (in writing) from a jurisdiction in which Tax Returns have not been filed by the Company or any of the Subsidiaries to the effect that such entity is or may be subject to taxation by such jurisdiction, that has not been previously resolved.
(iii) Neither the Company nor any of the Subsidiaries has engaged in a transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
(iv) Neither the Company nor any of the Subsidiaries is or has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any combined, consolidated, unitary or other group for any Federal or state (within the United States) Tax purpose, other than a group the parent of which is the Company or such Subsidiary.
(v) Neither the Company nor any of the Subsidiaries is subject to any extension of, or has filed any waiver with respect to, any statute of limitations applicable to the assessment or collection of any material Tax, which statute (taking into account any waiver or extension) has not yet expired.
(vi) The Company and each of the Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid.

(vii) There are no Tax liens on any assets of any of the Company or any of the Subsidiaries other than statutory liens for Taxes not yet due and payable.
(viii) Neither the Company nor any of the Subsidiaries will have any material liability following the Closing under any Tax sharing, Tax allocation or Tax indemnification agreement entered into prior to the Closing (other than any agreement by and among the Company or the Subsidiaries and their respective affiliates). Neither the Company nor any of the Subsidiaries has any material liability for the Taxes of any other person (other than the Company or any of the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor.
(ix) Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting under the Code for a taxable period ending on or prior to the Closing Date, or (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state Tax Law) executed on or prior to the Closing Date.
(x) The Company has provided to the Buyer all agreements for Tax holidays or incentives of the non-U.S. Subsidiaries as in effect as of the date hereof. The Company and each of the Subsidiaries are, and up until immediately before the Closing will be, in compliance with all requirements for any applicable Tax holidays or incentives.
(xi) There is no limitation on the utilization by the Company or any of the Subsidiaries of its net operating losses, capital loss carry forwards, Tax credits, or similar items under Sections 382, 383, or 384 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.
(xii) As of the Closing Date, the U.S. tax basis in the shares of the U.S. Subsidiary will be at least $615,000,000.
Section 4.17 Employee Benefit Plans.
(a) Section 4.17(a) of the Company Disclosure Schedules sets forth a true and complete list of each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, Benefit Arrangement, or other benefits, entered into, maintained or contributed to by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries has, prior to the assumption of liabilities by the Seller as contemplated Section 6.12 had, or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on Section 4.17(a) of the Company Disclosure Schedules pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b) Section 4.17(b) of the Company Disclosure Schedules sets forth for each Company Option, RSU and SAR, (i) the exercise or base price per share of each Company Option and SAR, (ii) the number of shares covered by such award, (iii) the vesting schedule for such award, (iv) whether each Company Option is an incentive stock option or non-statutory stock option under the Code, and (v) if such award is held by a Person who is not an employee of the Company or any of the Subsidiaries, the relationship of such Person to the Company. True and correct copies of the Company Equity Plans, the standard award agreements under the Company Equity Plans, and each agreement for each award that does not conform to the standard agreements under the Company Equity Plans have been delivered to the Buyer. All awards have been issued and granted in compliance with the Company Equity Plans.
(c) The Company has delivered or made available the following documents to the Buyer with respect to each Benefit Plan: (i) correct and complete copies of all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, or a written description of any Benefit Plan that is not set forth in a written document, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the two most recent annual actuarial valuations, if any and, (iv) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto) or their foreign equivalent, if any.
(d) The Company and each of the Subsidiaries maintains, and has funded to the extent required by applicable Law, each Benefit Plan and any other labor-related plans that it is required by Law or by Contract to maintain. Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date of this Agreement to the Benefit Plans have been timely made or accrued in all material respects. The Company and each of the Subsidiaries is in compliance in all material respects with all Laws and Contracts relating to its provision of any form of Social Insurance, and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Laws and Contracts. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either: (i) has obtained a currently effective favorable determination, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (ii) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(e) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any of the Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of the Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(f) Except as would not have a Material Adverse effect, (i) neither the Company nor any of the Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980G of the Code or Title I of ERISA; (ii) the Company and each of the Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA; and (iii) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.
(g) No Benefit Plan provides, or reflects or represents any obligation to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and each of the Subsidiaries other than benefits in the nature of severance pay with respect to one or more of the employment Contracts set forth on Section 4.17(g) of the Company Disclosure Schedules.
(h) There is no Contract, plan or arrangement covering any employee or former employee of the Company or any of the Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or any of the Subsidiaries by reason of Section 280G of the Code or other applicable foreign Law. For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution or increase in benefits under or with respect to any Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (iii) trigger any obligation to fund any Benefit Plan.
(i) Except as would not have a Material Adverse Effect, no Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan). To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(j) With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan has been operated since January 1, 2005 in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Option, RSU or SAR is, has been or would be, as applicable, subject to any Tax under Section 409A of the Code.
Section 4.18 Employment Matters.
(a) Neither the Seller (with respect to the Seller Employees), the Company nor any of the Subsidiaries is a party to any collective bargaining agreements, works council agreements or other labor contracts with any employee organization, and there are no labor unions or other organizations representing any employee of the Company or any of the Subsidiaries, or any Seller Employees. There are no labor unions or other labor organizations that have filed a petition with the National Labor Relations Board or other Governmental Entity seeking certification as the collective bargaining representative of any employee of the Company, any employee of any of the Subsidiaries, or any Seller Employees and to the Knowledge of the Company and each of the Subsidiaries, no labor union, work council or other labor organization is engaged in any organizing activity with respect to any employee or independent contractor of the Company or any of the Subsidiaries, or any Seller Employees. In the three (3) years prior to the Closing Date there has not been, there is not presently pending or existing, and, to the Knowledge of the Company, there is not threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or any of the Subsidiaries or (ii) any material unfair labor practice charge or material grievance or arbitration proceeding against the Company or any of the Subsidiaries.
(b) Section 4.18(b) of the Company Disclosure Schedules lists all current employees as of the date of this Agreement, without identifying the names of such employees, of the Company and each of the Subsidiaries as of the date of this Agreement whose base compensation in 2010 exceeded $100,000, and for each such employee: (i) job position; (ii) job location; (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations; (iv) hourly rate of compensation or base salary (as applicable); (v) target incentive compensation for 2011 (including commission and/or bonus, as applicable); (vi) the commencement date of employment; and (vii) the entity by which such employee is employed.
(c) Section 4.18(c) of the Company Disclosure Schedules lists all current employees as of the date of this Agreement, without identifying the names of such employees, of the Seller that primarily provide services to the Company and/or any of the Subsidiaries as of the date of this Agreement, and for each such employee (“Seller Employees”): (i) job position; (ii) job location; (iii) classification as exempt or non-exempt under applicable state or federal overtime regulations; (iv) hourly rate of compensation or base salary (as applicable); (v) target incentive compensation for 2011 (including commission and/or bonus, as applicable); (vi) the commencement date of employment with Seller; and (vii) the entity to which such employee is providing services.

(d) As of the date of this Agreement, to the Knowledge of the Company, no executive of the Company has indicated any plans to terminate employment with the Company before or after the Closing. As of the date of this Agreement, to the Knowledge of the Seller, no executive that is a Seller Employee has indicated any plans to terminate employment with Seller before or after the Closing.
(e) The Seller (with respect to the Seller Employees), the Company and each of the Subsidiaries is presently in compliance, in all material respects with all applicable Laws relating to employment, equal opportunity, nondiscrimination, immigration, wages, employee exemption status, hours, collective bargaining, occupational safety and health, and/or privacy rights of employees.
(f) Since January 1, 2010, neither the Company nor any of the Subsidiaries has effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Subsidiaries, (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any of the Subsidiaries, or (iii) a “Relocation” or “Termination” within the meaning of California Labor Code § 1400 et seq.
Section 4.19 Environmental Matters.
(a) Except as would not have, or be reasonably expected to have, a Material Adverse Effect, the Company and each of the Subsidiaries are and have been since the date that is three (3) years before the Closing Date in compliance with all applicable Laws, and all applicable and legally binding judicial or administrative interpretations thereof, in effect at as of the date of this Agreement relating to the protection of the environment or natural resources or human health and safety as it relates to environmental protection, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Material in the environment and including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), to the extent each is applicable and as each has been amended, including the regulations promulgated pursuant thereto (the “Environmental Laws”).

(b) Except as would not have, or be reasonably expected to have, a Material Adverse Effect, the Company and each of the Subsidiaries possess and are in compliance with all permits, licenses, certificates, Approvals, franchises and other authorizations required by any Environmental Laws for the operation of their respective businesses and use and occupation of the Real Estate, and at all times prior to the date that is three (3) years before Closing Date the Company and each of the Subsidiaries possessed and were in compliance with all permits, licenses, certificates, Approvals, franchises and other authorizations required by any Environmental Laws for the operation of their respective businesses and use and occupation of the Real Estate.
(c) Except as would not have, or be reasonably expected to have, a Material Adverse Effect, the operations of the Company and each of the Subsidiaries have not caused any release of Hazardous Material (“Environmental Release”) on, in or under (i) any Real Estate of the Company or any of the Subsidiaries, (ii) any other property at which the Company or any of the Subsidiaries has disposed of or arranged for the disposal of Hazardous Material or (iii) any property adjoining the Real Estate.
(d) To the Knowledge of the Company and each Company Subsidiary, there is no Environmental Release that remains unresolved at any real property presently owned, leased or operated by the Company or any of the Subsidiaries or at any Real Estate formerly owned, leased, occupied or operated by the Company or any of the Subsidiaries that represents a material liability to the Company or any of the Subsidiaries.
(e) There are no suits, notices, investigations or claims related to any Environmental Law that are pending, or to the Knowledge of the Company and each of the Subsidiaries, threatened against the Company or any of the Subsidiaries, that if determined adversely would be material to the Company and the Subsidiaries, taken as a whole.
(f) The representations and warranties in this Section 4.19 constitute the sole and exclusive representations and warranties of the Company and the Subsidiaries regarding environmental matters.
(g) Section 4.19 of the Company Disclosure Schedules contains a list of all underground storage tanks that are located on property now owned, leased or operated by the Company or any of the Subsidiaries.
Section 4.20 Affiliate Transactions. No officer or director of the Seller, the Company or any of the Subsidiaries: (a) is a party to any current Material Contract with the Company or any of the Subsidiaries or has any ownership interest in any material property or material asset of the Company or any of the Subsidiaries; (b) owns, directly or indirectly, any interest in or is an officer, director, employee or consultant of any Person that is a significant competitor the Company and the Subsidiaries; or (c) has any loan outstanding to or Action against the Seller, the Company or any of the Subsidiaries, except for claims in the ordinary course of business, for accrued salary, bonus, vacation pay, and benefits under Employee Benefit Plans. Section 4.20 of the Company Disclosure Schedules sets forth a description of all services provided by the Seller or any of its Affiliates to the Company or any of the Subsidiaries.

Section 4.21 Customers and Suppliers.
(a) Section 4.21(a) of the Company Disclosure Schedules sets forth the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, on a consolidated basis, for the fiscal year ended December 31, 2010, and includes the actual amount of net revenue (after rebates, discounts, or other allowances) or net purchases, as applicable, by the Company and the Subsidiaries, taken as a whole, attributable to each such customer or supplier for such period.
(b) Since the Balance Sheet Date until the date of this Agreement, no customer or supplier listed on Section 4.21(a) of the Company Disclosure Schedules has (i) cancelled or otherwise terminated any Contract with the Company or any of the Subsidiaries with a value in excess of $1,000,000 or (ii) returned, or communicated to the Company or any of the Subsidiaries an intent or threatened to return products, equipment, goods or services, with a value in excess of $1,000,000, purchased from the Company or any of the Subsidiaries. As of the date of this Agreement, neither the Company nor any of the Subsidiaries has received notice from any customer or supplier listed on Section 4.21(a) of the Company Disclosure Schedules that such customer or supplier intends to discontinue purchases or the supply of products in an amount in excess of $1,000,000 per annum.
Section 4.22 Insurance. Section 4.22 of the Company Disclosure Schedules sets forth a list of each material insurance policy to which the Company or any of the Subsidiaries is a party or a named insured and such policies are sufficient for compliance in all material respect with the requirements of applicable Law. To the Knowledge of the Company and each of the Subsidiaries, all of such material insurance policies are legal, valid, binding and enforceable, and in full force and effect and will remain so immediately after the Closing; except as enforceability of such insurance policies may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights and remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief. To the Knowledge of the Company and each of the Subsidiaries, neither the Company nor any of the Subsidiaries is in material breach or default with respect to its material obligations under such insurance policies (including with respect to payment of premiums).
Section 4.23 Product Warranties and Returns; Product Liability. Except to the extent reserved for on the face of the Latest Balance Sheet, as of the date of this Agreement there exists no (i) to the Knowledge of the Company, latent defect in the design or manufacture of any of the Company’s or any of the Subsidiaries’ products that could reasonably be expected to lead to a general recall or rework of, or post-sale warning for, such product or would affect the safety of such product (ii) pending, or to the Knowledge of the Company and each of the Subsidiaries threatened, Action by or before any Governmental Entity relating to any product alleged to have been manufactured, distributed or sold by the Company to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty or (iii) pending, or to the Knowledge of the Company and each of the Subsidiaries threatened, material products liability claims.

Section 4.24 Permits. The Company and each of the Subsidiaries has obtained and currently owns or possesses all right, title and interest in and to all of and is in compliance with all terms and conditions of all material permits, registrations, licenses, franchises, certifications, approvals, exemptions and other approvals (collectively, the “Approvals”) from any Governmental Entity necessary for the ownership of its properties and assets and conduct of its business as presently conducted, including those Approvals necessary for the employment of the Company’s or any of the Subsidiaries’ employees, except where the failure to have any such Approvals would not reasonably be expected to have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole. The Company and each of the Subsidiaries are in compliance in all material respects with the terms and conditions of such Approvals and has not received any written or, to the Knowledge of the Company, oral notice that it is in material violation of any of the terms or conditions of such Approvals. All such Approvals are, and will remain valid and in full force and effect following the consummation of the transactions contemplated by this Agreement.
Section 4.25 Compliance with Anti-bribery, Economic Sanctions, Export Control and Import Laws.
(a) None of the Company, any of the Subsidiaries, or, any of their respective controlled Affiliates, directors, officers, agents or employees has, directly or indirectly, paid, or offered, promised or authorized the payment of money or anything of value to: (i) any official or employee of any Government Entity or political party; (ii) any employee of an enterprise owned or controlled by a Government Entity; (iii) a political party, a candidate for political office or person holding political office; (iv) an officer or employee of a public international organization, such as the World Bank; or (v) to any other Person, in each instance, while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such Person or by any Governmental Entity for the purpose of obtaining, retaining or directing business, in violation of any applicable anti-bribery laws.
(b) Neither the Company nor any of the Subsidiaries maintains or conducts, and has not maintained or conducted, any business, investment, operation or other activity in the conduct of the respective businesses of the Company or any of the Subsidiaries and the ownership, operation or use of the Company’s or of each of the Subsidiaries’ assets in or with: (i) any country or Person targeted by any of the United States economic sanctions laws administered by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”); (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by OFAC; or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”
(c) In the past three years, neither the Company nor any of the Subsidiaries has conducted business in material violation of applicable export control and import Laws and has at all times obtained appropriate material authorizations, licenses, classifications or other necessary approvals in connection with the export and importation of its products.

Section 4.26 Books and Records. The books and records (including any statutory records, registers and books) of the Company and each of the Subsidiaries are true, accurate and complete in all material respects and have been kept in all material respects in compliance with the customary practice of the Company and the Subsidiaries and applicable Law. At the Closing, all such books and records will be in the possession of the Company and the Subsidiaries.
Section 4.27 Brokers’, Finders’ Fees, etc. Except for Goldman, Sachs & Co., no Person is entitled to rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, any of the Subsidiaries or any of their respective Affiliates, officers, employees or directors, for which the Company is liable.
Section 4.28 No Additional Representations. Except for representations and warranties made by the Seller and the Company in Article III, Article IV and in any other Transaction Document and as set forth in the certificates delivered by the Company and the Seller to the Buyer pursuant to Section 7.3 and Section 7.4, none of the Company, the Seller or any other Person makes any express or implied representation or warranty with respect to the Seller, the Company or the Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Seller and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Seller, the Company nor any other Person makes or has made any representation or warranty to the Buyer or any of its affiliates or representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Seller and the Company in Article III and this Article IV and as set forth in the certificates delivered by the Company and the Seller to the Buyer pursuant to Section 7.3 and Section 7.4, written information presented to the Buyer or any of its affiliates or representatives in the course of their due diligence investigation of the Seller, the Company and the Subsidiaries, the negotiation of the Agreement or in the course of the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER AND THE BUYER PARENT
Each of the Buyer and the Buyer Parent represents and warrants to each of the Company and the Seller as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, as set forth below.
Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and is an indirect wholly owned subsidiary of the Buyer Parent. The Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Buyer and the Buyer Parent has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and operate its property and assets. Each of the Buyer and the Buyer Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of their respective properties owned or leased or the nature of their respective activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Buyer Parent or any of its subsidiaries, taken as a whole. The Buyer and the Buyer Parent have each delivered to the Company complete and correct copies of their respective articles of incorporation and bylaws (or other equivalent organizational documents), as amended to date, and each such instrument is in full force and effect.

Section 5.2 Authorization; Enforceability.
(a) Each of the Buyer and the Buyer Parent has all requisite power and authority to enter into this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated by this Agreement and thereby. All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement and each other Buyer Transaction Document. Each of the Buyer and the Buyer Parent has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document.
(b) This Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by the Buyer and the Buyer Parent (as applicable) will be, the legal, valid and binding obligation of the Buyer and the Buyer Parent (as applicable), enforceable against the Buyer and the Buyer Parent (as applicable) in accordance with their respective terms, except as enforceability of such objections may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or limiting creditors’ rights or remedies generally and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.
Section 5.3 No Violation. Neither the execution and delivery of this Agreement and the other Buyer Transaction Documents nor the consummation of the transactions contemplated hereby or thereby (with or without the passage of time or the giving of notice, or both) will (a) contravene, violate, breach or be in conflict with any provisions of the Buyer’s or the Buyer Parent’s respective articles of incorporation or bylaws or other equivalent organizational documents or any of their respective subsidiaries or (b) with or without the giving of notice or passage of time, or both, violate, or be in conflict with, or create an Encumbrance (other than a Permitted Encumbrance or Permitted Real Estate Encumbrance) under or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract to which the Buyer or the Buyer Parent or any of their respective subsidiaries is a party or by which the Buyer or the Buyer Parent or any of their respective subsidiaries or any of their respective assets may be bound or (c) violate or conflict with any Laws to which the Buyer or the Buyer Parent is subject or (d) give rise to a declaration or imposition of any Encumbrance (other than a Permitted Encumbrance or Permitted Real Estate Encumbrance) on any of the assets of the Buyer or the Buyer Parent or any of their respective subsidiaries, except in the cases of (b), (c) and (d) above, for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have a Material Adverse Effect on the Buyer or the Buyer Parent.

Section 5.4 Consents and Approvals.
(a) Except for compliance with the HSR Act and other applicable Antitrust Laws, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Buyer or the Buyer Parent, respectively, in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
(b) No consent, approval or authorization of, or notice to any counterparty to any material contract of the Buyer or the Buyer Parent must be made or obtained by the Buyer or the Buyer Parent, respectively, in connection with the execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.
Section 5.5 Capitalization.
(a) The authorized capital stock of the Buyer Parent consists of (a) 5,000,000 shares of preferred stock, par value $0.01 per share, and (b) 450,000,000 shares of the Buyer Parent’s common stock, of which, as of the date of this Agreement, zero shares of the Buyer Parent’s preferred stock are issued and outstanding or held in treasury, and 232,101,734 shares of the Buyer Parent’s common stock are issued and outstanding and zero shares of the Buyer Parent’s common stock are held in treasury. As of the date of this Agreement, there are outstanding options to purchase an aggregate of 10,671,605 shares of the Buyer Parent’s common stock. The Buyer Parent has reserved an aggregate of 28,935,206 shares of the Buyer Parent’s common stock for issuance pursuant to the Buyer Parent’s employee benefit plans (including shares issued in respect of awards and shares subject to outstanding awards). All issued shares of the Buyer Parent’s common stock have been duly authorized validly issued, fully paid and are nonassessable and are not subject to and were not issued in violation of any preemptive rights.
(b) The authorized capital stock of the Buyer consists of 1,000,000 ordinary shares, par value $1.00 per share, of which, as of the date of this Agreement, 900,001 shares of the Buyer’s ordinary shares are issued and outstanding, and zero shares of the Buyer’s ordinary shares are held in treasury. As of the date of this Agreement, there are no outstanding options to purchase shares of the Buyer. The Buyer has reserved zero ordinary shares for issuance pursuant to employee benefit plans (including shares issued in respect of awards and shares subject to outstanding awards). All of the 900,001 issued shares of the Buyer have been duly authorized validly issued, fully paid and are nonassessable and are not subject to and were not issued in violation of any preemptive rights.

(c) Except as set forth above, there is no outstanding, and there has not been reserved for issuance any: (i) share or other voting securities of the Buyer Parent or the Buyer; (ii) security of the Buyer Parent or the Buyer convertible into or exchangeable for shares in the capital or voting securities of the Buyer Parent or the Buyer; (iii) option or other right to acquire from the Buyer Parent or the Buyer, or obligation of the Buyer Parent or the Buyer to issue, any shares, voting securities or security convertible into or exchangeable for shares or voting securities of the Buyer Parent or the Buyer, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Buyer Parent or the Buyer or other similar right (the items in clauses (i) through (iv) collectively, “Buyer Securities”). There is no outstanding obligation of the Buyer Parent or the Buyer to repurchase, redeem or otherwise acquire any Buyer Security. There is no stockholder agreement, voting trust or other agreement or understanding to which the Buyer Parent or the Buyer is a party or by which the Buyer Parent or the Buyer are bound relating to the voting, purchase, transfer or registration of any shares of the Buyer Parent or the Buyer or preemptive rights with respect thereto.
Section 5.6 Reports; SEC Filings. The Buyer Parent has timely filed with, or furnished to, as applicable, the SEC all forms, reports and documents required to be filed or furnished since June 27, 2008 (all such forms, reports and documents, together with any documents filed during such period by the Buyer Parent with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Buyer Parent SEC Reports”), each of which complied in all material respects, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Buyer Parent SEC Report was filed, except as otherwise disclosed in any such Buyer Parent SEC Report. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Buyer Parent SEC Report, including any financial statements or schedules included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. True and correct copies of all Buyer Parent SEC Reports filed prior to the date of this Agreement have been furnished to the Company or are publicly available in the EDGAR database of the SEC. None of the Buyer Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Buyer Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to any Buyer Parent SEC Report, and neither the Buyer Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. There are no outstanding comments from the staff of the SEC with respect to any of the Buyer Parent SEC Reports.
Section 5.7 Financial Statements.
(a) The audited and unaudited consolidated financial statements of the Buyer Parent and its subsidiaries, including any related notes thereto, included (or incorporated by reference) in the Buyer Parent SEC Reports (except as amended or superseded by a filing prior to the date of this Agreement) present fairly, in all material respects, the consolidated financial position of the Buyer Parent and its subsidiaries as of the dates thereof, and the consolidated results of operations and cash flows of the Buyer Parent and its subsidiaries for the periods then ended, in conformity with GAAP consistently applied throughout such periods.

(b) The Buyer Parent has implemented and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Buyer Parent (i) has implemented and maintains disclosure controls and procedures sufficient in all material respects to ensure that material information relating to the Buyer Parent is made known to the chief executive officer and the chief financial officer of the Buyer Parent by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Buyer Parent’s outside auditors and the audit committee of the board of directors of the Buyer Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Buyer Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer Parent’s internal control over financial reporting.
Section 5.8 Litigation; Compliance with Law.
(a) Except as set forth in the reports, schedules and other documents filed by the Buyer Parent with the SEC, or furnished by the Buyer Parent to the SEC, in either case publicly available prior to the date of this Agreement, there is no material Action pending or, to the Knowledge of the Buyer or the Buyer Parent, threatened in writing, against or affecting the Buyer Parent or any of its subsidiaries or affecting any of their respective properties or assets that would reasonably be expected to have a Material Adverse Effect on the Buyer Parent and its subsidiaries, taken as a whole, other than any Action as of or after the date of this Agreement that arises out of or is related to (i) assertions of infringement by Non-Practicing Entities or (ii) any Antitrust Laws.
(b) The Buyer and the Buyer Parent are in compliance with all Laws applicable to the Buyer and the Buyer Parent or to the conduct of the business or operations of the Buyer and the Buyer Parent, except for such failures to be in compliance that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No written or, to the Knowledge of the Buyer Parent and the Buyer, oral notice has been received by the Buyer Parent or the Buyer alleging a material violation of any such Law. To the Knowledge of the Buyer Parent and the Buyer, no investigation, inspection, audit, or other proceeding involving allegations of any material violation of any Law is threatened.
Section 5.9 Absence of Certain Changes. Since December 31, 2010 to the date of this Agreement, there has not been any circumstance, development, event, condition, effect or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Buyer Parent or the Buyer.
Section 5.10 Accredited Investor. The Buyer is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act, as presently in effect. The Buyer acknowledges that the Stock has not been registered under the Securities Act or any state securities Laws and that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.11 Buyer Parent Stock. At the Closing, the Buyer Parent Stock will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Encumbrances, other than as set forth in the Investor Rights Agreement.
Section 5.12 Sufficient Funds. The Buyer and the Buyer Parent will have at the Closing sufficient funds to pay all of the consideration payable to the Seller as required by this Agreement, and to make all other necessary payments in connection with the purchase of the Stock on the terms set forth herein and to pay all related fees and expenses of the Buyer and the Buyer Parent.
Section 5.13 Brokers’, Finders’ Fees, etc. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person is entitled to rights to brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of the Buyer, the Buyer Parent or any of their respective Affiliates, officers, employees or directors, and neither the Buyer nor the Buyer Parent has received a claim for such compensation nor has Knowledge of any such claim.
Section 5.14 Tax Holidays or Incentives. The Buyer has no knowledge of any Taxes relating to any agreements for Tax holidays or incentives that would arise as a result of the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
Section 6.1 Conduct of Business.
(a) From and after the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 10.1 (except (w) as may be required by Law, (x) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Schedule 6.1), the Company and the Seller agree to use commercially reasonable efforts to conduct the activities and operations of the Company and each of the Subsidiaries only in the ordinary course of business, consistent with past practices and in material compliance with all applicable Laws.

(b) Notwithstanding Section 6.1(a), except (w) as may be required by Law, (x) with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in Schedule 6.1, neither the Company nor any of the Subsidiaries will take any of the following actions; provided, however, that the Buyer may for any reason withhold its consent with respect to (x) with respect to the Company for any action, which is not in the ordinary course of business for the Company consistent with past practice, (A) establishing or adopting any Benefit Plan, (B) taking any of the actions specified in Section 6.1(b)(xvii) and (xxi), (C) granting or providing any severance or termination payments or benefits to any Seller Employee or any director, officer, Company Employee, former employee, or their dependents or beneficiaries, (D) increasing the pension, welfare, severance or other benefits of any Seller Employee or Company Employee, or (E) entering into, adopting or amending any employment, severance, change in control, termination, equity award, deferred compensation or similar agreement with any Seller Employee or Company Employee, but only to the extent, in the case of each of (A), (C), (D) and (E), that any such related obligation would survive the Closing:
(i) Except for (A) the repayment by the Company or any of the Subsidiaries of debt (including the payment of debt owed to the Seller) or (B) ordinary shares of the Company to be issued or delivered pursuant to the Company Equity Plans, and except for the issuance, grant or delivery of equity-based awards granted pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice, transfer, issue, sell, redeem or dispose of, or agree to do so, any shares in or other equity securities of the Company or any of the Subsidiaries, grant options, warrants, calls or other rights to purchase or otherwise acquire shares in or other equity securities of the Company or any of the Subsidiaries or issue any security convertible into shares in or other equity securities of the Company or any of the Subsidiaries;
(ii) Except for ordinary shares of the Company to be issued or delivered pursuant to the Company Equity Plans, and except for the issuance, grant or delivery of equity-based awards granted pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice, effect any change in the Company’s or any of the Subsidiaries’ authorized or issued share capital (where applicable) or other equity securities, effect any recapitalization, reclassification, stock split or like change, directly or indirectly, in the share capital or other equity securities of the Company or any of the Subsidiaries or amend any material term of any outstanding security of the Company or any of the Subsidiaries;
(iii) Amend or propose to amend the memorandum and articles of association and other charter and organizational documents of the Company or any of the Subsidiaries;
(iv) Acquire, by merging or consolidating with, or by purchasing an equity interest in, or by any other manner, any Person or division thereof or any securities of any Person;
(v) Other than in the ordinary course of business consistent with past practices (including under the Company’s revolving trade accounts receivable financing program or any new such programs and existing lines of credit), incur Indebtedness for borrowed money for any reason, or become the guarantor, surety, endorser or otherwise liable for any Indebtedness of any other Person (except as the endorser of checks in the ordinary course of business);

(vi) Other than in the ordinary course of business consistent with past practice (including but not limited to (A) purchases and sales of products, materials and inventory in the ordinary course of business consistent with past practice, (B) inventory write-offs in the ordinary course of business consistent with past practice or (C) purchases and dispositions of equipment and other capital items in the ordinary course or consistent with the Company’s 2011 capital plan made available to the Buyer), acquire, sell, lease, license, dispose of, pledge or encumber any assets;
(vii) Except as may be required by Law, enter into, modify or terminate any labor or collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to any Seller Employee or Company Employee or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to any Seller Employees or Company Employee;
(viii) Except in accordance with their terms and except in the ordinary course of business consistent with past practice, terminate, renew or renegotiate any Material Contract, default in any obligation under any Material Contract;
(ix) Enter into any transaction (or series of related transactions) or make or enter into any Contract, commitment or understanding (or series of related Contracts), other than ordinary course of business sales and supply transactions, commitments and understandings, which calls for payments by the Company or any of the Subsidiaries in excess of $5,000,000 individually;
(x) Terminate or fail to renew any existing material insurance coverage;
(xi) Terminate or fail to renew any Approvals;
(xii) Other than in the ordinary course of business consistent with past practices, make any loan, or enter into any commitment to make any loan, or other extension of credit to or for the benefit of any Affiliate of the Seller, the Company or any of the Subsidiaries;
(xiii) Except in the ordinary course of business consistent with past practices or as otherwise required under the terms of any existing Benefit Plan, (A) grant or provide any severance or termination payments or benefits to any Seller Employee or any director, officer, Company Employee, former employee, or their dependents or beneficiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, make any new equity awards to, or make or amend any loans to, any Seller Employee, any director, officer, Company Employee, former employee, or any persons who will be a director or executive officer of the Buyer Parent effective as of the Closing Date, or their dependents or beneficiaries, (C) enter into, adopt or amend any employment, severance, change in control, termination, equity award, deferred compensation or similar agreement with any Seller Employee or any director, officer, Company Employee, former employee, or their dependents or beneficiaries, or (D) establish, adopt, amend or terminate any Benefit Plan, in each case;

(xiv) Except in the ordinary course of business consistent with past practice, abandon, dispose of or permit to lapse any rights to use any material Business Intellectual Property;
(xv) Except in the ordinary course of business consistent with past practice (A) make, amend or change any material Tax election; (B) make a request for a material Tax ruling or enter into a material closing agreement; (C) settle or compromise any material Tax Liability or Proceeding; (D) file any material amendments to any previously filed Tax Returns; (E) surrender any right to claim a refund of any material Taxes; or (F) make any change to any of its material methods of reporting income or deductions for Tax accounting purposes;
(xvi) Declare, set aside, issue, make or pay any dividend (whether in stock, personal or real property or other things of value) or the distribution or payment in respect of the capital stock or other equity securities of the Company or any of the Subsidiaries or any direct or indirect redemption, purchase or other acquisition of any capital stock or other equity securities of the Company or any of the Subsidiaries, except for (A) any transaction between the Company and any of the Subsidiaries or among the Subsidiaries or (B) any dividend or distribution of cash;
(xvii) Except as required under the terms of any existing Benefit Plan, accelerate the vesting schedule for any equity awards of the Company or any of the Subsidiaries, except with respect to Specified Persons or the Change of Control Payments;
(xviii) Take any action that would cause the Buyer to be unable to purchase the Stock free from all Encumbrances and together with all rights and advantages attached to them as at the Closing (including pledging any of the Stock as security for obligations of the Seller or the Company);
(xix) Change in any material respect any of the accounting methods used by the Company unless required by GAAP or applicable Law;
(xx) Take any action that would prohibit the satisfaction of any of the Buyer’s conditions to the Closing set forth in Article VII or would materially delay their satisfaction;
(xxi) Permit the exercise of any equity award of the Company;
(xxii) Settle or compromise any pending or threatened Action, other than a settlement or compromise of any such pending or threatened Action for cash in an amount not exceeding $5,000,000; or

(xxiii) Agree to, or make any commitment to, whether orally or in writing, take any action prohibited by the Company or the Seller in this Article VI.
(c) Neither the Buyer Parent, the Buyer nor any of their respective subsidiaries shall (except (x) as may be required by Law, (y) with the prior written consent of the Company and the Seller, which consent shall not be unreasonably withheld, or (z) as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Closing, directly or indirectly do, any of the following:
(i) Amend the Buyer Parent’s or the Buyer’s certificate of incorporation or by-laws in any manner that would reasonably be likely to prevent or materially delay or impair the Buyer Parent or the Buyer’s performance under this Agreement and the Buyer Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or have an adverse impact on the value of the Buyer Parent Stock;
(ii) Split, combine, subdivide or reclassify any of the capital stock of the Buyer Parent or declare, set aside for payment or pay any dividend or other distribution in respect of any shares of the Buyer Parent’s capital stock or otherwise make any payments to stockholders in their capacity as such;
(iii) During the Buyer Parent Share Price Average Period, issue, deliver, sell, authorize, pledge, or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock of the Buyer Parent or any securities convertible into shares of capital stock of the Buyer Parent, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Buyer Parent or any securities convertible into shares of capital stock of the Buyer Parent, or enter into other agreements or commitments of any kind or character obligating it to issue any such shares or convertible securities or publicly announce an intention to do any of the above, other than (i) the issuance, delivery and/or sale of shares of the Buyer Parent Stock pursuant to the exercise of stock options outstanding on the date hereof; (ii) the granting of options to purchase shares of the Buyer Parent Stock, to be granted at fair market value in the ordinary course of business consistent with past practice (as to recipients, amounts and vesting); (iii) shares of the Buyer Parent Stock issuable upon the exercise of the stock options referred to in clause (ii); and (iv) shares of the Buyer Parent Stock issuable to participants in any Buyer Parent’s employee stock purchase plan consistent with the terms thereof;
(iv) Knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Closing set forth in Article VIII not being satisfied in a timely manner, including any acquisition, joint venture, strategic partnership or alliance which could reasonably be expected to delay or otherwise negatively impact obtaining regulatory clearance of this transaction; or authorize or enter into any agreement, contract, arrangement or commitment to do any of the foregoing; or
(v) Agree, make any public announcement, or make any commitment, whether orally or in writing, to take any action prohibited by this Section 6.1(c).

Section 6.2 Reasonable Access. The Company shall (and shall cause each of the Subsidiaries to) afford to representatives of the Buyer reasonable access, in a manner not disruptive to the operations of the business of the Company and the Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Closing Date, to the properties, books and records of the Company and the Subsidiaries and, during such period, shall (and shall cause each of the Subsidiaries to) furnish promptly to such representatives all information concerning the business, properties and personnel of the Company and the Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation of the Company and the Subsidiaries); provided, however, that nothing herein shall require the Company or any of the Subsidiaries to disclose any information to the Buyer or its representatives if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or the Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of the Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Buyer or its representatives to undertake any further environmental investigations or sampling at any of the properties owned, operated or leased by the Company or the Subsidiaries. The Buyer agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement. The Confidentiality Agreements shall apply with respect to information furnished hereunder by the Company, the Subsidiaries and the Company’s representatives.
Section 6.3 Notification. From the date of this Agreement until the Closing Date, the Company and the Seller shall as promptly as may be reasonably practicable disclose to the Buyer in writing if, after the date of this Agreement, either of the Company or the Seller (a) becomes aware of any fact, event or condition that has caused or could be reasonably be expected to cause any of the representations and warranties contained in Article III or IV to fail to be true or correct in any material respect, (b) becomes aware of the occurrence of any fact, event or condition that has had or could reasonably be expected to have a Material Adverse Effect, (c) becomes aware of any fact, event or condition that has resulted in or could reasonably be expected to result in a material breach by the Company, any of the Subsidiaries or the Seller of any of their respective covenants and obligations under this Agreement, or (d) becomes aware of the occurrence of any fact, event or condition that has made or could reasonably be expected to make the satisfaction of the conditions in Article VII impossible.
Section 6.4 Other Information. From the date of this Agreement to the Closing Date, the Company shall furnish to the Buyer (a) as soon as reasonably practicable after they become available, copies of all (i) reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity; (ii) notices or communications from any Governmental Entity; and (iii) notice of any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of the Company or any of the Subsidiaries, and (b) within two (2) Business Days after they are completed but in no event more than forty-five (45) days following the relevant quarter end, copies of all quarterly unaudited balance sheets, statements of operations, shareholder’s equity and cash flows for the Company and each of the Subsidiaries on a consolidated basis and monthly unaudited balance sheets and statements of operations. Each of the financial statements delivered pursuant to this Section 6.4 shall be prepared substantially in the same manner as presently prepared, in accordance with GAAP, subject to year-end adjustments and any other adjustments described therein and the absence of footnotes thereto and, in the case of monthly financial statements, customary exceptions for the fact that not all balances will be closed, and shall be accompanied by a certificate of the chief financial officer of the Company to the effect that such financial statements present fairly the financial position and results of operations and cash flows of the Company and each of the Subsidiaries for the periods covered, subject to year-end adjustments and any other adjustments described therein and the absence of footnotes thereto and, in the case of monthly financial statements, customary exceptions for the fact that not all balances will be closed.

Section 6.5 Mutual Reasonable Best Efforts; Further Assurances. Upon the terms and subject to the conditions herein provided, each Party shall use its reasonable best efforts, to take or cause to be taken all action, to do or cause to be done (including the execution and delivery of such other instruments as may be necessary), and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions and undertakings contemplated by this Agreement.
Section 6.6 Antitrust.
(a) Notwithstanding anything to the contrary set forth herein, each applicable Party shall (i) make its initial filing required under the HSR Act and any other initial filings required under or with respect to the Antitrust Laws reasonably promptly and in consultation with the other Parties, (ii) use reasonable best efforts to obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and any other Antitrust Laws and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), and in connection therewith and for the avoidance of doubt, the Buyer Parent, the Company and the Seller shall interface with such Governmental Entities and in making regulatory strategy decisions, (iii) use reasonable best efforts to coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by another Party in connection with, making (A) any filing under or with respect to any Antitrust Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any Governmental Entity, (iv) use reasonable best efforts to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement and the transactions contemplated by this Agreement, (v) use reasonable best efforts to avoid any Action by any Governmental Entity or other person, and (vi) use reasonable best efforts in litigating or participating in the litigation of any Action whether judicial or administrative, brought by any Governmental Entity, for the purpose of enabling the Parties to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein. No Party shall initiate any meeting or discussion with, or make any submission to, any Governmental Entity with respect to any filings, applications, investigation, litigation, or other inquiry regarding the transactions contemplated by this Agreement without giving the other Party (or Parties) reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate; provided, however, that no Party shall engage in any substantive communication with any Governmental Entity without the consent of the other Parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b) In connection with and without limiting the generality of the foregoing, each of the Seller, the Company and their respective boards of directors shall, if any federal, state or foreign takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary other than the last sentence of this Section 6.6(b), the Buyer and the Buyer Parent shall take any and all action necessary to obtain the required antitrust approvals or clearances from the Governmental Entities listed on Schedule 6.6, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, the Buyer or the Buyer Parent or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company, the Buyer or the Buyer Parent or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company, the Buyer or the Buyer Parent or their respective subsidiaries or (v) effectuating any other change or restructuring of the Company, the Buyer or the Buyer Parent or their respective subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and provided, however, that the Buyer and the Buyer Parent shall not be required pursuant to this Section 6.6(b) to commit to or effect any action that is not conditioned upon the consummation of the Agreement or transactions contemplated by this Agreement) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement (each an “Antitrust Prohibition”), or to ensure that no Governmental Entity with the authority to clear, authorize or otherwise approve the consummation of the transactions contemplated by this Agreement, fails to do so by the Closing Date. In the event that any action is threatened or instituted challenging the transactions contemplated in this Agreement as violative of any premerger notification rule or other Antitrust Law, the Buyer and the Buyer Parent shall take all action necessary, including but not limited to any Divestiture Action, to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, the Buyer and the Buyer Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Closing Date. The Company shall cooperate with the Buyer and the Buyer Parent and shall use its reasonable best efforts to assist Buyer and the Buyer Parent in resisting and reducing any Divestiture Action, provided, however, that neither the Buyer Parent nor the Seller or the Company shall initiate any offer or enter into discussions with any Governmental Entity with respect to any Divestiture Action or any other action in connection with any matter within the scope of this Section 6.6(b) outside the presence of the other Party (or Parties) unless required to do so by the applicable Governmental Entity. Notwithstanding the foregoing or any other provision of this Agreement, including the second sentence of this Section 6.6(b), neither the Buyer, the Buyer Parent, nor the Company shall be required to undertake (i) any Divestiture Action that, individually or in the aggregate, would reasonably be expected to materially impair the business operations of the combined company absent such imposed conditions; or (ii) any Divestiture Action sought by a Governmental Entity of the United States or the European Union or any other Governmental Entity in any other jurisdiction other than the jurisdictions specified in Schedule 6.6.
(c) Each applicable Party and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Entity under any premerger notification rule or Antitrust Law or the expiration of the required waiting period under any premerger notification rule or any other Antitrust Law; provided, however, that the Buyer and the Buyer Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a date not beyond the Closing Date.
(d) If any Divestiture Action agreed to by the Buyer or the Buyer Parent requires action by or with respect to the Company or the Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Buyer and the Buyer Parent hereby agree to consent to the taking of such action by the Company or the Subsidiaries and any such action may, at the discretion of the Company, be conditioned upon the consummation of the transactions contemplated by this Agreement.

Section 6.7 No Solicitation of Competing Proposals; Notice of Inquiry.
(a) The Company and the Seller agree that they shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal and shall direct any of their respective Affiliates, stockholders, officers, directors or employees of, or any investment bankers, attorneys or other advisors or representatives to cease and terminate such activities, discussions or negotiations. Each of the Company and the Seller further agrees that it shall not, nor shall it authorize or permit any of its respective Affiliates, stockholders, officers, directors or employees, or any investment banker, attorney or other of its advisors or representatives to solicit or initiate, or knowingly encourage the submission of, any Acquisition Proposal, or participate in any negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders) for a merger, consolidation, purchase of assets other than in the ordinary course of business, tender offer or other business combination involving the Company or any of the Subsidiaries, or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a portion of the assets (other than in the ordinary course of business) of the Company or any of the Subsidiaries taken as a whole, other than in furtherance of the transactions contemplated by this Agreement.
(b) The Company and the Seller shall promptly (but in any event within two (2) Business Days of such contact) advise the Buyer orally and in writing of its receipt of any Acquisition Proposal, as well as the material terms and conditions of such Acquisition Proposal and indicate in reasonable detail the identity of the person making any Acquisition Proposal.
(c) The Company and the Seller shall not, and the Company shall cause each of the Subsidiaries not to, without the prior written consent of the Buyer, directly or indirectly, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of the Subsidiaries or the Seller is a party.
(d) Concurrent with the execution of this Agreement, the Company and the Seller shall cease all activities related to the Company’s proposed initial public offering.
Section 6.8 Press Releases and Announcements; Contacts with Customers and Suppliers. No press release related to this Agreement or the transactions contemplated by this Agreement, or other announcement to the customers or suppliers of the Company and each of the Subsidiaries, will be issued without the joint approval of the Buyer and the Seller, except as otherwise required by applicable Law, including the rules of the New York Stock Exchange, the Tokyo Stock Exchange, the SEC or the Japanese Financial Services Agency. The Parties shall consult with each other concerning the means by which the Company’s and each of the Subsidiaries’ customers and suppliers will be informed of the transactions contemplated by this Agreement.
Section 6.9 Confidentiality.
(a) The Parties acknowledge that the Company and the Buyer Parent have previously executed a Confidentiality Agreement, dated November 30, 2010, and a Confidentiality Agreement, dated December 2, 2010, as amended on March 1, 2011 and that the Seller and Buyer Parent have previously executed a Confidentiality Agreement, dated February 23, 2011, as amended on March 1, 2011 (together, the “Confidentiality Agreements”). The Parties agree that, (i) the Confidentiality Agreements are in full force and effect through the Closing Date, and (ii) following the Closing Date, the Confidentiality Agreements shall terminate and be of no further force or effect in accordance with their terms.

(b) Following the Closing Date until the third anniversary of the Closing Date, the Seller shall treat and hold as confidential all information concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Buyer and the Buyer Parent and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Buyer Parent Confidential Information”) and refrain from using any of the Buyer Parent Confidential Information except as otherwise contemplated by this Agreement; provided, however, that nothing in this Section 6.9(b) shall prohibit the disclosure of any Buyer Parent Confidential Information (i) that is required to be disclosed in connection with any Law or any proceeding before any Governmental Entity (provided, that the Seller exercises its commercially reasonable efforts to preserve the confidentiality of the Buyer Parent Confidential Information disclosed, including by cooperating with the Buyer and the Buyer Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Buyer Parent Confidential Information required to be disclosed), (ii) in connection with the enforcement of the Seller’s rights hereunder or (iii) in connection with the defense by the Seller of any claim asserted against the Seller hereunder. The Buyer Parent Confidential Information with respect to the Buyer and the Buyer Parent (x) shall not include general industry knowledge about the businesses, markets and industries in which the Buyer and/or the Buyer Parent conducts businesses, and (y) shall not include any information that (A) is or becomes publicly available without a breach of this Agreement, (B) was known to the Seller prior to the Seller’s receipt of such information from the Buyer or the Buyer Parent (or their agents) or (C) was independently developed by the Seller without reference to or use of the Buyer Parent Confidential Information.
(c) Following the Closing Date until the third anniversary of the Closing Date, the Seller shall treat and hold as confidential all information concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Company and each of the Subsidiaries and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Company Confidential Information”) and refrain from using any of the Company Confidential Information except as otherwise contemplated by this Agreement; provided, however, that nothing in this Section 6.9(c) shall prohibit the disclosure of any Company Confidential Information (i) that is required to be disclosed in connection with any Law or any proceeding before any Governmental Entity (provided, that the Seller exercises its commercially reasonable efforts to preserve the confidentiality of the Company Confidential Information disclosed, including by cooperating with the Buyer and the Buyer Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Company Confidential Information required to be disclosed), (ii) in connection with the enforcement of the Seller’s rights hereunder, (iii) in connection with the defense by the Seller of any claim asserted against the Seller hereunder or (iv) that is required to be disclosed in connection with the corporate, financial and tax reporting obligations of the Seller. The Company Confidential Information with respect to the Company and each of the Subsidiaries (x) shall not include general industry knowledge about the businesses, markets and industries in which the Company and/or any of the Subsidiaries conducts businesses, and (y) shall not include any information that (A) is or becomes publicly available without a breach of this Agreement, (B) was known to the Seller prior to the Seller’s receipt of such information from the Company or any of the Subsidiaries (or their agents), (C) was independently developed by the Seller without reference to or use of the Company Confidential Information or (D) relates to the Seller and its Affiliates (other than the Company and each of the Subsidiaries) or any of their respective clients and customers.

(d) Following the Closing Date until the third anniversary of the Closing Date, the Buyer and the Buyer Parent shall treat and hold as confidential all information concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Seller and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Seller Confidential Information”) and refrain from using any of the Seller Confidential Information except as otherwise contemplated by this Agreement; provided, however, that nothing in this Section 6.9(d) shall prohibit the disclosure of any Seller Confidential Information (i) that is required to be disclosed in connection with any Law or any proceeding before any Governmental Entity (provided, that the Buyer and the Buyer Parent exercise their commercially reasonable efforts to preserve the confidentiality of the Seller Confidential Information disclosed, including by cooperating with the Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Seller Confidential Information required to be disclosed), (ii) in connection with the enforcement of the Buyer’s or the Buyer Parent’s rights hereunder or (iii) in connection with the defense by the Buyer or the Buyer Parent of any claim asserted against the Buyer or the Buyer Parent hereunder. The Seller Confidential Information with respect to the Seller (x) shall not include general industry knowledge about the businesses, markets and industries in which the Seller conducts its businesses, and (y) shall not include any information that (A) is or becomes publicly available without a breach of this Agreement, (B) was known to the Buyer or the Buyer Parent prior to the Buyer’s or the Buyer Parent’s receipt of such information from the Seller (or its agents) or (C) was independently developed by the Buyer or the Buyer Parent without reference to or use of the Seller Confidential Information.
Section 6.10 Expenses. Except as otherwise expressly provided herein, each Party to this Agreement shall pay its own legal, financial advisory and other fees and expenses (including fees and expenses related to antitrust filings) in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.
Section 6.11 Consents. The Seller and the Company shall, upon Buyer’s reasonable request, use, and the Company shall cause each of the Subsidiaries to use, commercially reasonable efforts to obtain the consents set forth on Section 4.4(b) of the Company Disclosure Schedules. If any such consent is not obtained, the Parties shall reasonably cooperate to establish arrangements reasonably satisfactory to the Parties under which the Buyer would obtain rights of, benefits to and liabilities under such Contracts. Any third party consent payments with respect to the Contracts listed on Section 4.4(b) of the Company Disclosure Schedules shall be paid by the Buyer.

Section 6.12 Employees.
(a) Employees Generally.
(i) The Parties acknowledge and intend that, except as otherwise provided in this Section 6.12, after the Closing the Continuing Employees (other than the Japan Employees) and Specified Persons will be treated in a manner substantially equivalent to all other similarly situated employees of the Buyer and its Affiliates.
(ii) From the date hereof until the Closing, the Company shall provide to the Buyer all reasonably requested information relating to the roles of then-current employees of the Company and the Subsidiaries and, subject to applicable Law, all relevant data with respect to each such employee. Subject to applicable Law, the Company shall, upon the reasonable request of the Buyer, take all reasonable measures to provide the Buyer with access to such employees for assessment, interview and screening by the Buyer. From and after the Closing, the Seller and the Buyer shall furnish such information including payroll information, employee data or other information or records, and do all things and take all actions necessary, proper and advisable as may be reasonably required to carry out the arrangements described in this Section 6.12 to the extent permitted by applicable Law and Section 6.9 (Confidentiality).
(iii) From the date hereof until the Closing, no later than the end of each full calendar quarter the Buyer shall prepare and deliver to the Seller and the Company a proposed list of the Specified Persons; provided that the Buyer shall deliver to the Seller and the Company an update to such list which shall be final (the “Final Specified Persons List”) no later than ten (10) Business Days prior to the Closing.
(iv) Except as required by this Section 6.12, neither the Company nor the Seller shall be under any obligation to terminate the employment of any Specified Person; provided, however, that the Company or any applicable Subsidiary may terminate the employment of any Specified Person prior to Closing, in which case the Company shall pay Severance to each such terminated Specified Person; provided, further, however, the Seller may, or may cause an Affiliate other than the Company and the Subsidiaries (each, a “Seller Group Entity”) to, offer employment to any Specified Person and the Buyer and its Affiliates shall not interfere in any way with any attempts by the Seller or any Seller Group Entity from soliciting, hiring and retaining such Specified Person; provided, further, however, that the Company and any of the Subsidiaries, if applicable, shall use commercially reasonable efforts (upon provision of assurance of the Buyer Parent that they will be held harmless for any liability arising as a result of giving such notice) to avoid requiring the payment of base salary and benefits in lieu of any notice required by the WARN Act and/or any other applicable similar state, local or foreign Law. “Severance” means severance, long-service, terminal payment, notice pay or payment in lieu of notice, or similar payment determined in accordance with the requirements of applicable Law and the Company’s policy or customary practice as of the date of this Agreement (subject to applicable Law) and any amounts payable to a Specified Person in connection with the termination of their employment on account of, or in connection with any failure to comply with, the WARN Act (or any similar state, local or foreign law) or any other liabilities which would be borne by the Company arising from the termination of any Specified Person prior to the Closing excluding final wages, any accrued but unused vacation or paid time off as may be applicable.

(v) Subject to applicable Law, from and after the Closing until the date that is six (6) months following the Closing Date, the Buyer, the Buyer Parent or any of their respective Affiliates (including the Company and the Subsidiaries) may terminate any Specified Person; provided that the Buyer, the Buyer Parent or any of their respective Affiliates shall provide severance benefits to such Specified Person taking into account such Specified Person’s past service and employment with the Company and the Subsidiaries, which benefits may be pursuant to existing severance policies, practices, procedures or arrangements of the Buyer, the Buyer Parent or any of their respective Affiliates, provided further that the severance benefits payable by the Buyer, the Buyer Parent or any of their respective Affiliates shall be at least substantially equivalent to the severance benefits such Specified Person would have been entitled had such Specified Person’s employment been terminated by the Company or any Subsidiary prior to the Closing.
(vi) Subject to applicable Law, from and after the Closing until the date that is six (6) months following the Closing Date, the Buyer, the Buyer Parent or any of their respective Affiliates (including the Company and the Subsidiaries) may terminate any Continuing Employee; provided that the Buyer, the Buyer Parent or any of their respective Affiliates shall provide severance benefits to such Continuing Employee taking into account such Continuing Employee’s past service and employment with the Company and the Subsidiaries, which benefits may be pursuant to existing severance policies, practices, procedures or arrangements of the Buyer, the Buyer Parent or any of their respective Affiliates, provided further that the severance benefits payable by the Buyer, the Buyer Parent or any of their respective Affiliates shall be at least substantially equivalent to the severance benefits such Continuing Employee would have been entitled had such Continuing Employee’s employment been terminated by the Company or any Subsidiary prior to the Closing. Notwithstanding anything to the contrary, nothing in this Section 6.12 is intended to amend, modify or supercede any individual incentive, bonus, individual benefit, employment, employment termination, severance and other such individual compensation agreements or arrangements, in each case existing immediately prior to the execution of this Agreement by all the Parties, that are between the Company or any of the Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

(vii) Neither the Buyer nor any of its Affiliates shall have any obligation to continue the employment of the Continuing Employees after the Closing.
(b) Japan Employees.
(i) For a period of 18 months following the Closing, the Buyer shall cause HGST Japan to (A) continue to employ each Japan Employee on terms and conditions no less favorable than such Japan Employee’s terms and conditions in effect as of immediately prior to the Closing, and (B) not offer any Japan Employee a voluntary resignation plan, early retirement program or similar option; provided, however, that, with respect to any Japan Employee, following the Closing the Buyer may discuss with any labor union or other organization representing such Japan Employee, or take any action reasonably necessary to prepare for the implementation of, a voluntary resignation plan, early retirement program or similar option to be effective from and after the expiration of such 18-month period; provided further that, with respect to any Japan Employee who is an employee with a fixed term contract, the Buyer’s obligations under this Section 6.12(b)(i) shall continue until the expiration of employment contract between such Japan Employee and HGST Japan in accordance with such contract’s terms and conditions.
(ii) To the extent any Benefit Arrangements established or sponsored and administered by the Buyer or its Affiliates (“Buyer Benefit Plans”) are made available to the Japan Employees after the end of the 180-day period following the Closing (the “Benefits Straddle Period”), (A) all prior service with the Company and the Subsidiaries before the end of the Benefits Straddle Period shall be credited for eligibility and vesting (but not benefit accrual) purposes to the same extent such service is recognized by the Company or any of the Subsidiaries as of the end of the Benefits Straddle Period, and (B) with respect to any Buyer Benefit Plan so made available, the Buyer shall use commercially reasonable efforts, to cause such Buyer Benefit Plan to provide credit for any co-payments or deductibles by such Japan Employees and waive all pre-existing condition exclusions and waiting periods, other than exclusions or waiting periods that have not been satisfied under the applicable Japan Benefit Plan (as defined below) as of the Closing Date or those under insured plans that shall not be credited or waived by the respective insurer.
(iii) During the 18 month period following the Closing and without providing any assurances as to result, the Seller will reasonably cooperate with the Buyer or the Buyer Parent in its assessment of potential employment alternatives, including the transfer of employment to the Seller or any Seller Group Entity after the expiration of such 18 month period, for certain Japan Employees identified by the Buyer from time to time as individuals for whom the Buyer may want to find alternative employment. If (A) an alternative position at the Seller or any Seller Group Entity is identified by the Seller and (B) the relevant Japan Employee accepts an offer of employment for such position, the Buyer shall pay the Seller the reasonable costs of transferring and repurposing such Japan Employee. Except as provided in Section 6.12(f), neither the Seller nor any Seller Group Entity shall have any obligation whatsoever to offer employment to, employ, retain, accept the secondment of or otherwise replace any Japan Employee during or after the 18-month period following the Closing.

(c) Seller Benefit Plans.
(i) Japan Benefit Plans. As soon as practicable after the Closing and in no event later than end of the Benefits Straddle Period, the Buyer shall cause HGST Japan to use reasonable best efforts to newly establish, sponsor and administer (either directly or indirectly) Benefit Arrangements having terms and conditions not less favorable with respect to the Japan Employees, including (A) the Hitachi Ltd. Corporate Pension Fund, and (B) the Hitachi Ltd. DC Plan, (such Benefit Arrangements, collectively, the “Japan Benefit Plans”). Such newly established, sponsored and administered plans are referred to herein as the “New HGST Benefit Plans”. If the New HGST Benefit Plans cannot be established, sponsored and administered by HGST Japan prior to the end of the Benefits Straddle Period through no fault of the Buyer or its Affiliates, then the Parties shall discuss and negotiate a mutually acceptable extension to the Benefits Straddle Period, which extension shall be no longer than the additional period that is reasonably determined by the Parties to be necessary to establish, sponsor and administer the New HGST Benefit Plans; provided further that if the Parties cannot mutually agree on any such extension the Benefits Straddle Period shall automatically be extended for a single six (6)-month period (that shall not be subject to any automatic renewal). The individuals entitled to participate under the New HGST Benefit Plans shall include all Japan Employees participating in the Japan Benefit Plans (such employees, collectively, the “Japan Benefit Plan Participants”). Each Japan Benefit Plan Participant shall be eligible to participate in each New HGST Benefit Plan at the same benefit level and under the same terms and conditions as such Japan Benefit Plan Participant would have been entitled to participate under the corresponding Japan Benefit Plan immediately prior to the Closing.
(ii) HGST Japan Benefit Plans. From and after the Closing, HGST Japan and its Related Subsidiaries (as determined from and after the Closing) shall continue to sponsor and administer their respective Benefit Arrangements. The establishment of the New HGST Benefit Plans contemplated by this Section 6.12(c) may include a merger, amalgamation or other combination of the New HGST Benefit Plans into, with or between the Benefit Arrangements of HGST Japan and its Related Subsidiaries consisting of the Hitachi GST Corporate Pension Plan and the Hitachi GST DC Plan.

(iii) Establishment of the New HGST Benefit Plans. In connection with and prior to the establishment of the New HGST Benefit Plans, the Buyer shall use reasonable best efforts to, and the Buyer shall cause HGST Japan to use reasonable best efforts to, (A) obtain all consents, Approvals and authorizations from the Japan Benefit Plan Participants, the labor union (roudou kumiai) or other organization representing the Japan Benefit Plan Participants (as applicable), and any applicable Governmental Entity, including the Ministry of Health, Labor and Welfare of Japan (the “MHLW”), necessary to establish, and to cause the assignment and assumption of all assets, rights, benefit liabilities and obligations under the Japan Benefit Plans to the extent related to the Japan Benefit Plan Participants (the “Japan Benefit Plan Assets and Liabilities”) to, the New HGST Benefit Plans as required by Law, Contract or this Section 6.12, and (B) do all things and take all actions necessary, proper and advisable to establish, sponsor and administer the New HGST Benefit Plans. The Seller shall provide reasonable assistance to the Buyer, HGST Japan and its Related Subsidiaries in establishing, and causing the transfer of the Japan Benefit Plan Participants and the Japan Benefit Plan Assets and Liabilities to, the New HGST Benefit Plans within the Benefits Straddle Period. From time to time and upon the Seller’s reasonable request, the Buyer shall provide the Seller a written update, together with reasonable supporting details, regarding the status and anticipated date of the establishment of the New HGST Benefit Plans.
(iv) Benefit Plans Transition Period. Until such time as the New HGST Benefit Plans are established and the Japan Benefit Plan Assets and Liabilities are transferred (whether assigned, assumed or otherwise) to the New HGST Benefit Plans, the Seller shall continue to sponsor and administer the Japan Benefit Plans consistent with past practices on behalf of the Japan Employees; provided that, for the avoidance of doubt, immediately after the Closing, the Seller shall not be liable for making any contributions from its own assets to the Japan Benefit Plans on behalf of the Japan Benefit Plan Participants. For so long as the Seller continues to sponsor and administer the Japan Benefit Plans after the Closing, prior to the end of, and with respect to, each calendar month (beginning with the month in which the Closing occurs), the Buyer shall cause HGST Japan to (A) pay to the Japan Benefit Plans an amount equal to the aggregate benefits accrued with respect to the Japan Benefit Plan Participants for such month (which amount shall be calculated reasonably and consistent with past practices and which shall not include payment for any portion of the Assumed PBO), and (B) pay the Seller for all reasonable costs and expenses incurred by the Seller with respect to the Japan Benefit Plan Participants in connection with such sponsorship and administration, in each case with respect to such full calendar month (and the remainder of the month in which the Closing occurs).
(v) Transition to New HGST Benefit Plans. Promptly after establishment of the New HGST Benefit Plans, the Seller shall transfer, or shall cause the transfer of, as applicable, the Japan Benefit Plans Assets and Liabilities to the New HGST Benefit Plans (the date of such transfer, the “Transfer Date”); provided, however, that the Japan Benefits Plans Assets and Liabilities so transferred shall not include any assets and liabilities of any Japan Benefit Participant who becomes a retiree between the Closing and the Transfer Date.

(d) Seller Benefit Plans Adjustment.
(i) For purposes of this Section 6.12(d):
(A) “Projected Benefit Obligation” means the projected benefit obligation within the meaning of the Statement of Financial Accounting Standards No. 87.
(B) “Assumed PBO” means the Projected Benefit Obligation with respect to the Assumed Benefit Plans as determined according to the actuarial methods and assumptions used in determining the Projected Benefit Obligation set forth in the Financial Statements as of the Balance Sheet Date.
(C) “Assumed Benefit Plans” means the Hitachi Ltd. Corporate Pension Fund to the extent related to the Japan Benefit Plan Participants, HGST Retirement Allowance Plan, Hitachi GST Corporate Pension Plan, Severance Indemnity and Retirement Indemnity of the Philippines, Retirement Indemnity and Cash Balance of Taiwan, and Severance Pay Plan of Thailand.
(ii) No later than five (5) Business Days prior to the Closing Date, the Seller shall, and may cause an internationally recognized actuary selected by the Seller (“Seller Actuary”) to, estimate the Assumed PBO, in the aggregate and on an individual Benefit Plan basis, at the Closing Date for participants (whether active or terminated) in the Assumed Benefit Plans (the “Estimated Assumed PBO Amount”). The Cash Portion of the Purchase Price shall be reduced by an amount (the “Estimated Unfunded Assumed PBO Amount”), which shall be equal to the difference between (A) the Estimated Assumed PBO Amount, and (B) the aggregate assets of the Assumed Benefit Plans, with each such plan’s assets determined as of the last business day of the first month prior to the month in which the Closing Date occurs (or if the Closing Date occurs in the first five (5) business days of a month, as of the last business day of the second month prior to the month in which the Closing Date occurs).
(iii) Within 90 days after the Closing Date, the Seller Actuary, who shall be retained by the Seller if not previously retained under Section 6.12(d)(ii), will provide the Buyer with an updated calculation of the Assumed PBO, in the aggregate and on an individual Benefit Plan basis, at the Closing Date for participants (whether active or terminated) in the Assumed Benefit Plans (the “Updated Assumed PBO Amount”). The Buyer may submit the Seller Actuary’s determination of the Updated Assumed PBO Amount to an internationally recognized actuary selected by the Buyer Parent (“Buyer Actuary”) for verification, which shall relate only to the calculation of the Updated Assumed PBO Amount. The Buyer shall pay the cost of the Buyer Actuary. The Seller Actuary and the Buyer Actuary shall make a good faith attempt to reconcile any difference in their calculations. If the Buyer Actuary’s calculation is within five percent (5%) of the Seller Actuary’s calculation of the Updated Assumed PBO Amount, the average of the Seller Actuary’s calculation and the Buyer Actuary’s calculation shall be used. If the difference cannot be reconciled and exceeds five percent (5%), the Seller Actuary and the Buyer Actuary shall jointly designate a third independent actuary whose verification shall be final and binding, but not greater than the calculation of the Buyer Actuary or less than the calculation of the Seller Actuary. The Buyer and the Seller shall each pay one-half the costs of such third actuary.

(iv) If the amount of the Updated Assumed PBO Amount is greater than the Estimated Assumed PBO Amount, then within sixty (60) days after completion of the final verification of the Updated Assumed PBO Amount, the Seller shall pay the Buyer Parent an amount in cash equal to such difference (subject to the adjustment with respect to plan assets provided below). If the amount of the Updated Assumed PBO Amount is less than the Estimated Assumed PBO Amount, then within sixty (60) days after completion of the final verification of the Updated Assumed PBO Amount, the Buyer shall pay the Seller an amount in cash equal to such difference (subject to the adjustment with respect to plan assets provided below). The adjustment with respect to plan assets shall be determined as follows. The actual assets of the Assumed Benefit Plans as of the Closing Date shall be compared to the assets of such plans used to determine the Estimated Unfunded Assumed PBO Amount. If the actual assets of such plans as of the Closing Date are greater than the assets of such plans used to determine the Estimated Unfunded Assumed PBO Amount, then, as applicable, the payment to the Buyer Parent from the Seller under this Section 6.12(d)(iv) shall be reduced by the difference in such asset amounts, or the payment to the Seller from the Buyer shall be increased by the difference in such asset amounts. If the actual assets of such plans as of the Closing Date are less than the assets of such plans used to determine the Estimated Unfunded Assumed PBO Amount, then, as applicable, the payment to the Buyer Parent from the Seller under this Section 6.12(d)(iv) shall be increased by the difference in such asset amounts, or the payment to the Seller from the Buyer shall be reduced by the difference in such asset amounts.
(v) Upon completion of the transfer of the Japan Benefit Plans Assets and Liabilities to the New HGST Benefit Plans pursuant to Section 6.12(c)(v), the Seller and the Buyer shall give effect to Sections 6.12(d)(i) through (iv) mutatis mutandis, whereby any reference to (A) Assumed Benefit Plans shall consist of the Hitachi Ltd. Corporate Pension Fund only, (B) the Closing Date shall be deemed to mean the Transfer Date, and (C) the assets of the Hitachi Ltd. Corporate Pension Fund shall be deemed to mean the actual assets (but not the liabilities) of such plan included in the Japan Benefit Plan Assets and Liabilities; provided, however¸ that (x) any amount that would have been a reduction to the Cash Portion of the Purchase Price under Section 6.12(d)(ii) shall be paid in cash from the Seller to the Buyer and (y) any Japan Benefit Plan Participant who becomes a retiree between the Closing and the Transfer Date shall not be deemed as a Japan Benefit Plan Participant and any amount that was deducted from the Cash Portion of the Purchase Price under Section 6.12(d)(ii) with respect to such retiree Japan Benefit Plan Participant shall be deemed an over funding of the New HGST Benefit Plans.

(vi) The Parties shall make all calculations made pursuant to this Section 6.12(d) without double counting, whether by inclusion or exclusion of any amounts as applicable.
(e) Seller Seconded Employees.
(i) As of the Closing, subject to normal attrition prior to the Closing, up to 113 employees of the Seller providing research and development (“R&D”) services to HGST Japan as of the date hereof and as identified on Schedule 6.12(e)(i) (the “R&D Secondees”) shall be seconded to HGST Japan until the two (2)-year anniversary of the Closing (the “R&D Secondment Period”). Subject to the applicable R&D Secondee’s consent, the R&D Secondment Period for each R&D Secondee shall renew automatically for successive two-year periods.
(ii) As of the Closing, subject to normal attrition prior to the Closing, up to 26 employees of the Seller providing non-R&D and other R&D related services to HGST Japan as of the date hereof and as identified on Schedule 6.12(e)(ii) (the “Non-R&D/R&D Related Secondees”) shall be seconded to HGST Japan until the two (2)-year anniversary of the Closing (the “Non-R&D/R&D Related Secondment Period”). Subject to the applicable Non-R&D/R&D Related Secondee’s consent, the Non-R&D/R&D Related Secondment Period for each Non-R&D/R&D Related Secondee shall renew automatically for successive two-year periods, provided that either the Seller or HGST Japan may elect not to renew the Non-R&D/R&D Related Secondment Period by giving written notice of such election not to renew no later than three (3) months prior to the end of the then-current Non-R&D/R&D Related Secondment Period.
(iii) The secondments contemplated with respect to the foregoing (i) and (ii) shall be implemented in accordance with a secondment agreement substantially in the form attached hereto as Exhibit G (the “Secondment Agreement”). The Parties acknowledge that the R&D Secondees and the Non-R&D/R&D Related Secondees are currently seconded from the Seller to HGST Japan and that the applicable Secondment Agreement shall provide, among other things, that HGST Japan shall pay to the Seller fees for the performance of services by the R&D Secondees and the Non-R&D/R&D Related Secondees, as applicable, on the same terms and conditions of such secondments as are in effect as of the date hereof. During the R&D Secondment Period or the Non-R&D/Other R&D Secondment Period, the Seller and the Buyer may discuss and negotiate the permanent transfer of employment, modification, extension or termination of any secondment term (individually or in the aggregate), or change to terms and conditions of secondment, of any R&D Secondees and the Non-R&D/R&D Related Secondees (subject to obtaining such applicable secondee’s consent) to HGST Japan or any of its Related Subsidiaries during any R&D Secondment Period or the Non-R&D/Other R&D Secondment Period.

(f) HGST Japan Seconded Employees. As of the Closing, subject to normal attrition prior to the Closing, 82 employees of HGST Japan seconded to the Seller as of the date hereof and as identified on Schedule 6.12(f) (the “HGST Japan Secondees”) shall be seconded to the Seller until the two (2)-year anniversary of the Closing (the “HGST Japan Secondment Period”). Subject to the applicable HGST Japan Secondee’s consent, the HGST Japan Secondment Period for each HGST Japan Secondee shall renew automatically for successive two-year periods. The secondments contemplated with respect to this Section 6.12(f) shall be implemented in accordance with the Secondment Agreement. The Parties acknowledge that the HGST Japan Secondees are currently seconded from HGST Japan to the Seller and that the applicable Secondment Agreement shall provide, among other things, that the Seller shall pay to HGST Japan fees for the performance of services by the HGST Japan Secondees on the same terms and conditions of such secondments as are in effect as of the date hereof. During the HGST Japan Secondment Period, the Seller and the Buyer may discuss and negotiate the permanent transfer of employment of any HGST Japan Secondees to the Seller or any of its Related Subsidiaries during any HGST Japan Secondment Period.
(g) Seller Employees.
(i) The Seller shall reasonably cooperate with the Buyer and its Affiliates in permitting representatives of the Buyer and its Affiliates to interview, on a voluntary basis, each Seller Employee identified by the Seller as a candidate for secondment to, or employment with, the Buyer or its Affiliates in a written notice provided to the Buyer no later than two (2) months prior to the Closing Date, so as to make selection decisions and communicate to such Seller Employee any information concerning secondment or employment offers and secondment or employment with the Buyer or its Affiliates. By no later than fifteen (15) calendar days before Closing, the Buyer shall cause to be delivered written offers of secondment or employment, contingent upon the occurrence of Closing, to those Seller Employees the Buyer or its Affiliate wishes to accept secondment or to employ at Buyer’s or its Affiliate’s sole discretion (the “Offer Letters”), which, if accepted, shall provide that such Seller Employee shall be seconded to or hired by the Buyer or its Affiliate (including the Company or any of the Subsidiaries) as of immediately after the Closing Date on terms and conditions no less favorable, in the aggregate, than such Seller Employee’s terms and conditions in effect, in the aggregate, as of immediately prior to the Closing. Each Seller Employee who accepts the Offer Letter by signing it and returning it as provided therein shall be seconded to or employed by the Buyer or its Affiliate on the terms set forth in the Offer Letter, commencing on his or her first hour of service with such entity following the Closing Date (the “Employment Commencement Date”) and is referred to herein as a “Seller Seconded/Transferred Employee”. Effective on the Closing Date, the Seller shall (A) enter into a secondment agreement with the Buyer or its applicable Affiliate with respect to the Seller Seconded/Transferred Employees who are to be seconded to the Buyer or its Affiliates, or (B) accept the resignation of the Seller Seconded/Transferred Employees who are to be transferred to the Buyer and its Affiliates, and the Buyer or its Affiliate shall accept the secondment of or hire such Seller Seconded/Transferred Employee.

(ii) Nothing in this Agreement shall require the Buyer or its Affiliates to make an offer to, accept a secondment or hire any particular Seller Employee or continue to employ any Seller Transferred Employee following the Closing Date. Nothing in this Agreement shall restrict the Buyer or its Affiliates from terminating any Japan Employee or the Seller Seconded/Transferred Employee for cause or due to a voluntary resignation pursuant to applicable Law.
(iii) The Seller shall be responsible for worker’s compensation claims with respect to any Seller Employee if the incident or alleged incident giving rise to the claim occurred prior to the Employment Commencement Date. The Buyer or the Buyer Parent shall be responsible for any workers’ compensation claims with respect to any Seller Seconded/Transferred Employee if the incident or alleged incident giving rise to the claim occurs on or after the Employment Commencement Date.
(iv) The Buyer or the Buyer Parent shall provide to the Seller Seconded/Transferred Employees employee benefits under Buyer Benefit Plans. Subject to applicable Law, the Buyer or the Buyer Parent can amend or terminate at any time any or all of the Buyer Benefit Plans. To the extent any Buyer Benefit Plan (but excluding pension benefit plans) is made available to the Seller Transferred Employees, (a) service with the Seller before the Closing Date shall be credited for eligibility and vesting (but not benefit accrual) purposes to the same extent such service is recognized by the Seller immediately prior to the Closing, and (b) with respect to any Buyer Benefit Plan so made available, the Buyer or its Affiliate shall use commercially reasonable efforts, subject to approval of the relevant insurer, to cause such Buyer Benefit Plan to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than exclusions or waiting periods that have not been satisfied under the Seller’s welfare plans as of the Closing Date or those under insured plans that shall not be credited or waived by the respective insurer.
(h) Company U.S. Benefit Plans.
(i) Prior to the Closing, the Seller shall, and shall cause the Company and any of Seller’s applicable Affiliates to, (i) use its best efforts to obtain all consents (if any), Approvals (if any) and authorizations (if any) from any applicable Governmental Entity necessary to permit the Seller or any of its Affiliates other than the Company and the Subsidiaries to become the sponsor and administrator of the Hitachi Global Storage Technologies, Inc. Pension Plan, the Hitachi Global Storage Technologies, Inc. Supplemental Executive Retirement Plan and the Hitachi Global Storage Technologies, Inc. Retiree Health Subsidy Plan, each of which was “frozen” on February 28, 2011 and will continue to be frozen as of the Closing (such Benefit Arrangements, collectively, the “U.S. Benefit Plans”), and (ii) do all things and take all actions necessary, proper and advisable for the Seller or such Affiliate to become the sponsor of the U.S. Benefit Plans no later than the Closing.

(ii) Effective not later than the Closing, Buyer shall, or shall cause one of its Affiliates to, maintain a benefit plan that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (the “Buyer 401(k) Plan”). As soon as practicable following the Closing, the Seller shall cause any and all accounts of Continuing Employees under any benefit plan sponsored by Seller or its Affiliates that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Code (the “Seller 401(k) Plan”) to be fully vested. Buyer shall cause the Buyer 401(k) Plan to accept rollover contributions of amounts distributed to Continuing Employees from the Seller 401(k) Plan. Such rollover contributions shall be in cash, except that to the extent the rollover contribution is made not later than the end of the calendar quarter following the calendar quarter in which the Closing occurs, the Buyer 401(k) Plan will accept in-kind rollovers of participant loan balances and provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than fourteen (14) days following the date of such rollover. The Buyer shall use commercially reasonable efforts to provide for remittance of continued payroll deductions to service any participant loan balance maintained by a Continuing Employee under the Seller 401(k) Plan through the end of the calendar quarter following the calendar quarter in which the Closing occurs (or through the date of distribution of such Continuing Employee’s account under the Seller 401(k) Plan, if earlier).
(iii) Upon the Closing, the Seller shall cause each participant in any US Benefit Plan to be fully vested in his or her benefit under such plan. Upon the Closing, the Seller shall cause each participant in the U.S. Benefit Plans other than the Hitachi Global Storage Technologies, Inc. Retiree Health Subsidy Plan who is an active employee of the Company or the Subsidiaries immediately prior to the Closing Date to be treated as having satisfied any service requirement for any early retirement subsidy that such participant would have become entitled to had he or she continued active participation in such plan or plans; provided, however, that at its option, the Seller may instead cause such plans to credit post-closing service with the Buyer Parent or its Affiliates for purposes of determining the eligibility for any such early retirement subsidy.
(i) UK Employees; UK Benefit Plans.
(i) Subject to the approval of the trustees of the Hitachi UK Pension Scheme (the “UK Scheme”), the Seller, Hitachi Europe Ltd. or other Affiliate of the Seller (“Hitachi Europe”), and Hitachi Global Storage Technologies Europe, Ltd. (“HGST UK”) shall use commercially reasonable efforts to effect by the Closing a scheme apportionment arrangement in accordance with the Occupational Pension Schemes (Employer Debt Regulations) 2005 or other applicable Law whereby (A) HGST UK will cease being the participant in the UK Scheme with respect to HGST UK’s active members or employees in pensionable service (the “Active Scheme Members”) and former employee members or employees in pensionable service (together with the Active Scheme Members, the “Scheme Beneficiaries”) and (B) the liability attributable to HGST UK pursuant to Sections 75 and 75A of the Pensions Act 1995 (“Section 75”) will be reallocated to Hitachi Europe or other participating employer(s) of the UK Scheme with respect to the Scheme Beneficiaries, save for a scheme apportionment share payable by HGST UK of £1.00 (ONE POUND STERLING) (the “Apportionment”). Upon effectiveness of the Apportionment, HGST UK shall have no obligations with respect to any payment under or in connection with the UK Scheme including any obligation to make any debt payment under Sections 75 or any distributions to the Scheme Beneficiaries.

(ii) Notwithstanding whether the Apportionment has been effected prior to the Closing, prior to the Closing the Seller shall cause HGST UK to close or “freeze” the UK Scheme with respect to any new accrual of benefits and the acceptance of new active employee members in the UK Scheme from HGST UK and all then-current Active Scheme Members from HGST UK will become deferred vested participants in the UK Scheme.
(iii) If the Seller and Hitachi Europe are unable to effect the Apportionment by the Closing, for two (2) years following the Closing, the Buyer and the Company shall cause HGST UK to (A) do all things and take all actions necessary, proper and advisable to maintain HGST UK’s status as a participant in the UK Scheme, including continuing the employment of the minimum number of Active Members required under, and thereby preventing any obligation to make any payment under or in connection with the UK Scheme pursuant to Section 75, and (B) otherwise use commercially reasonable efforts to effect the Apportionment together with the Seller and Hitachi Europe. If the Apportionment has not been effected at the end of such two (2)-year period, the Buyer and the Company shall cause HGST UK to cease to be a participant in the UK Scheme. Any amount of debt that becomes payable by the Company or any of the Subsidiaries to the trustee of the UK Scheme under Section 75 as a result of such cessation shall be paid in cash by the Seller to the Buyer (or its designated Affiliate) promptly following the date such debt has been certified and such certificate has been provided to the Seller (the “Section 75 Debt”). Upon payment of the Section 75 Debt, the Buyer shall cause the Company to promptly pay to the UK Scheme the Section 75 Debt as set forth in the certification thereof.
(j) Rest of World. Except as otherwise provided in Section 6.12(c) (Seller Benefit Plans), (h) (Company U.S. Benefit Plans), and (i) (UK Employees; UK Benefit Plans), from and after the Closing, the Company and the Subsidiaries shall continue to sponsor and administer their respective Benefit Arrangements, and the Seller and its Affiliates shall not be liable for any adjustments, true-ups, contributions, payments or other obligations of any kind whatsoever in respect of such Benefit Arrangements; provided, however, that this Section 6.12(j) shall not be construed to relieve the Seller of its obligations under Article IX.
(k) No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company, any employee of any of the Subsidiaries, or any Seller Employee, or any of their respective beneficiaries, dependents, or collective bargaining representatives, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company, any employee of any of the Subsidiaries, or any Seller Employee by the Buyer or its Affiliates or under any Benefit Arrangement which the Buyer or its Affiliates may maintain, or otherwise. Except as provided in this Section 6.12, no provision of this Agreement shall be construed to prohibit the Buyer or its Affiliates from amending or terminating any Buyer Benefit Plans.

Section 6.13 Separation of Network and Infrastructure. Prior to the Closing or, pursuant to the Transition Services Agreement, thereafter, the Seller shall, to the extent not already done, (a) separate the networks and IT infrastructure components of the Company and each of the Subsidiaries from the Seller’s and its other Affiliates’ networks and IT infrastructure, and (b) ensure that the operation of all networks and IT infrastructure components of the Company and each of the Subsidiaries is not dependent upon any networks or IT infrastructure of the Seller or its other Affiliates, it being agreed that the Buyer Parent shall pay the fees and reimburse the expenses of the Seller in connection with the Seller’s performance of all such activities as provided in the Transition Services Agreement, as if such agreement were already in effect for such purposes.
Section 6.14 SEC Filings and Financing Cooperation. The Seller shall cause the Company and each of the Subsidiaries and their respective accounting and legal advisors to provide all cooperation reasonably requested by the Buyer Parent or the Buyer in connection with the Buyer Parent or the Buyer SEC filings related to the proposed purchase, and the purchase, of the Company and the arrangement of debt financing for the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Subsidiaries and all reasonable out of pocket expenses incurred by the Company and its Subsidiaries in connection with such filings and financing shall be paid by the Buyer Parent), including, to the extent applicable (a) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (b) reasonably assisting in the preparation of one or more appropriate and customary offering documents and other appropriate and customary marketing materials to be used in connection with such debt financing (including any “bank book” prepared in connection with any bank financing), (c) preparing and delivering financial statements and other financial data of the Company as are required by or otherwise customarily included in such offering documents (including any “bank book” prepared in connection with any bank financing), (d) permitting reasonable access to the Company’s independent auditors and their work papers (to the extent permitted by the independent auditors), (e) requesting timely delivery of (i) any independent auditor consents required in connection with any filing with the SEC and (ii) appropriate and customary “comfort letters” and “bring down” comfort letters and providing customary representations to the Company’s independent auditors in connection therewith, (f) facilitating any pledging of collateral, (g) providing authorization letters to one or more financing sources authorizing the distribution of information to prospective lenders provided that they are bound by the confidentiality agreement between the parties, and (h) furnishing as promptly as reasonably practicable such financial and other pertinent information regarding the Company as may be reasonably requested. Notwithstanding anything in this Agreement to the contrary, neither the Seller, the Company nor any of their subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Buyer and the Buyer Parent’s arrangement of debt financing (except for the Company and the Subsidiaries from and after the consummation of the Closing and except for any fees reimbursed by the Buyer Parent).

Section 6.15 Environmental Approvals. With respect to material environmental permits and approvals, the Company shall, and shall cause each of the Subsidiaries to, cooperate with the Buyer Parent and the Buyer prior to and after Closing in the transfer, assignment, issuance or reissuance of such environmental approvals from the Company and the Subsidiaries to the Buyer Parent and the Buyer.
Section 6.16 Negotiation of External Storage Brand Agreement. Promptly following the execution of this Agreement, the Seller and the Buyer shall negotiate in good faith, but without obligation as to result, concerning the right to continued use of the Seller brand with respect to the Company’s external storage products for a mutually agreed period of time after Closing.
Section 6.17 Termination of Accounts Receivable Guarantee. The Parties acknowledge that nothing in this Agreement shall restrict the Seller from terminating its guarantee or any credit support in connection with the Company’s trade account receivable program.
ARTICLE VII
CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS
The obligations of the Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:
Section 7.1 No Adverse Governmental Action, Proceeding or Injunction. No Governmental Entity having jurisdiction over the Company, the Seller, the Buyer or the Buyer Parent shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the acquisition of the Stock on the terms contemplated by this Agreement; provided that any order, decree or ruling with respect to Antitrust Laws other than those set forth on Schedule 7.2 shall be disregarded for purposes of this Section 7.1.
Section 7.2 Antitrust Approvals. The approvals required to consummate the transactions contemplated by this Agreement pursuant to the Antitrust Laws of the jurisdictions listed in Schedule 7.2 shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated.
Section 7.3 Representations and Warranties of the Company. Except for those representations and warranties of the Company that address matters only as of a particular date prior to the date of this Agreement (which representations and warranties shall have been true and correct in all respects as of such particular date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of such particular date would not have a Material Adverse Effect on the Company and the Subsidiaries taken as a whole), the representations and warranties of the Company contained herein shall be true and accurate in all respects as of the Closing Date as if made on the Closing Date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by an authorized executive officer of the Company on behalf of the Company to such effect. For purposes of determining whether a Material Adverse Effect on the Company has occurred, (a) all references to “material,” “materiality” or “Material Adverse Effect” contained in any of the Company’s representations and warranties shall be disregarded, and (b) any disclosures made pursuant to Section 6.3 of a breach of any representation, warranty, covenant or obligation of the Company shall not be a qualification to the original representation, warranty, covenant or obligation.

Section 7.4 Representations and Warranties of the Seller. Except for those representations and warranties of the Seller that address matters only as of a particular date prior to the date of this Agreement (which representations and warranties shall have been true and correct in all respects as of such particular date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of such particular date would not prevent Seller from consummating the transactions contemplated by this Agreement), the representations and warranties of the Seller contained herein shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not prevent Seller from consummating the transactions contemplated by this Agreement; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by an authorized executive officer of the Seller on behalf of the Seller to such effect. For purposes of determining whether a Material Adverse Effect on the Seller has occurred, (a) all references to “material,” “materiality” or “Material Adverse Effect” contained in any of the Seller’s representations and warranties shall be disregarded, and (b) any disclosures made pursuant to Section 6.3 of a breach of any representation, warranty, covenant or obligation of the Seller shall not be a qualification to the original representation, warranty, covenant or obligation.
Section 7.5 Performance. The Seller and the Company shall have performed and complied, in all material respects, with all agreements, obligations and conditions required to be performed or complied with by them on or prior to the Closing; and the Buyer shall have received at the Closing a certificate, dated the Closing Date, signed by an authorized executive officer(s) of each of the Seller and the Company to such effect.
Section 7.6 No Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a Material Adverse Effect on the Company.
Section 7.7 Payoff Letters. At least two (2) Business Days prior to the Closing, the Buyer shall have received evidence reasonably satisfactory to it that upon payment by it of the Indebtedness to be paid on the Closing Date, the Indebtedness will be paid in full and all lines of credit available to the Company or any of its Subsidiaries will be terminated, and, concurrently with such payment or termination, all related Encumbrances shall be released.
Section 7.8 Retained Land. The Company’s real property in San Jose, California, as more particularly described on Schedule 7.8 (the “Retained Land”), has been transferred from the Company to the Seller or a third party.

Section 7.9 Resignation Letters. The Buyer and the Buyer Parent shall have received the resignations of each of the officers in the agreed form of the Company and each of the Subsidiaries specified on a list to be provided by the Buyer to the Seller and the Company not less than five (5) Business Days prior to the Closing, and each member of the board of directors (or equivalent) and each legal representative of the Company and each of the Subsidiaries, in each case, effective as of the Closing Date, and, provided that the Buyer has provided all necessary information no later than ten (10) Business Days prior to the Closing, any other documentation required to be executed and delivered by the incumbent directors or legal representative or other officers of the Company and each of the Subsidiaries to effect the appointment of the new directors to the board of directors of each of the Subsidiaries and the new legal representatives (if any) of any of the Subsidiaries under applicable Law.
Section 7.10 Non-Competition Agreement. The Buyer and the Buyer Parent shall have received the non-competition agreement, in the form attached as Exhibit A (the “Non-Competition Agreement”), executed by the Seller.
Section 7.11 IP License Agreement. The Buyer and the Buyer Parent shall have received the intellectual property license agreement, in the form attached as Exhibit B (the “IP License Agreement”), executed by the Seller.
Section 7.12 Investor Rights Agreement. The Buyer and the Buyer Parent shall have received the investor rights agreement, in the form attached as Exhibit C (the “Investor Rights Agreement”), executed by the Seller.
Section 7.13 Customer Agreement. The Buyer and the Buyer Parent shall have received the customer agreement, in the form attached as Exhibit D (the “Customer Agreement”), executed by the Seller.
Section 7.14 R&D Services Agreement. The Buyer and the Buyer Parent shall have received the R&D services agreement, in the form attached as Exhibit E (the “R&D Services Agreement”), executed by the Company and the Seller.
Section 7.15 Branding Agreement. The Buyer and the Buyer Parent shall have received the branding agreement, in the form attached as Exhibit F (the “Branding Agreement”), executed by the Company and the Seller.
Section 7.16 Secondment Agreement. The Buyer and the Buyer Parent shall have received the Secondment Agreement executed by the Seller and HGST Japan.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE COMPANY’S AND THE SELLER’S OBLIGATIONS
The obligations of the Company and the Seller under this Agreement shall be subject to the satisfaction, on or before the Closing, of each of the following conditions:
Section 8.1 No Adverse Governmental Action, Proceeding or Injunction. No Governmental Entity having jurisdiction over the Company, the Seller, the Buyer or the Buyer Parent shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the acquisition of the Stock on the terms contemplated by this Agreement; provided that any order, decree or ruling with respect to Antitrust Laws other than those set forth on Schedule 7.2 shall be disregarded for purposes of this Section 8.1.
Section 8.2 Antitrust Approvals. The approvals required to consummate the transactions contemplated by this Agreement pursuant to the Antitrust Laws of the jurisdictions listed in Schedule 7.2 shall have been obtained or any applicable waiting periods thereunder (and any extensions thereof) shall have expired or been terminated.
Section 8.3 Representations and Warranties. Except for those representations and warranties of the Buyer and the Buyer Parent that address matters only as of a particular date prior to the date of this Agreement (which representations and warranties shall have been true and correct in all respects as of such particular date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of such particular date would not have a Material Adverse Effect on the Buyer or the Buyer Parent taken as a whole), the representations and warranties of the Buyer and the Buyer Parent contained herein shall be true and accurate in all respects as of the Closing Date as if made on the Closing Date, except where the failure of such representations and warranties to be true and accurate (individually or in the aggregate) as of the Closing Date would not have a Material Adverse Effect on the Buyer or the Buyer Parent; and the Company and the Seller shall have received at the Closing a certificate, dated the Closing Date, signed by an authorized executive officer(s) of the Buyer and the Buyer Parent on behalf of the Buyer and the Buyer Parent to such effect. For purposes of determining whether a Material Adverse Effect on the Buyer or the Buyer Parent has occurred, all references to “material,” “materiality” or “Material Adverse Effect” contained in any of the Buyer’s or the Buyer Parent’s representations and warranties shall be disregarded.
Section 8.4 Performance. The Buyer and the Buyer Parent shall have performed and complied with, in all material respects, all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, and the Company and the Seller shall have received at the Closing a certificate, dated the Closing Date, signed by an executive officer(s) of each of the Buyer and the Buyer Parent to such effect.
Section 8.5 No Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a Material Adverse Effect on the Buyer.
Section 8.6 IP License Agreement. The Seller shall have received the IP License Agreement executed by the Buyer and the Buyer Parent.
Section 8.7 Investor Rights Agreement. The Seller shall have received the Investor Rights Agreement executed by the Buyer Parent.

ARTICLE IX
INDEMNIFICATION
Section 9.1 Survival.
(a) Survival of Representations and Warranties. The Parties’ respective indemnification obligations with respect to representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date and continue until 5:00 p.m. on the date which is twelve (12) months after the Closing Date (the “Expiration Date”), except for (i) representations and warranties set forth in (A) Section 3.1 (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Ownership of the Stock), Section 3.8 (Investment), Section 3.9 (Brokers’, Finders’ Fees, etc.), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.5 (Capitalization), Section 4.6(a) (Subsidiaries and Affiliates), Section 4.27 (Brokers’, Finders’ Fees, etc.) and (B) Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability), Section 5.10 (Accredited Investor), Section 5.11 (Buyer Parent Stock), Section 5.13 (Brokers’, Finders’ Fees, etc.) (any claim related to the breach of such Section in clause (A) a “Seller Excluded Claim” and any claim related to the breach of such Section in clause (B) a “Buyer Excluded Claim”), which shall survive the Closing Date and continue until the applicable statute of limitations, if any, (ii) representations and warranties set forth in Section 4.19 (Environmental Matters), which shall survive the Closing Date and continue until 5:00 p.m. on the date which is 36 months after the Closing Date, and (iii) representations and warranties set forth in Section 4.16 (Taxes), which shall survive the Closing Date until ninety (90) days following the expiration of the relevant statute of limitations period (as may be extended prior to such expiration by the Buyer at the request of the applicable Governmental Entity). The Parties’ respective indemnification obligations with respect to covenants, obligations and agreements in this Agreement or in any instrument delivered pursuant to this Agreement which contemplate performance or compliance after the Closing Date shall survive the Closing Date and shall terminate in accordance with the respective terms of such covenants, obligations and agreements. The Parties’ respective indemnification obligations with respect to covenants, obligations and agreements in this Agreement or in any instrument delivered pursuant to this Agreement which contemplate performance or compliance at or prior to the Closing Date shall survive the Closing Date and shall terminate as of the Expiration Date. Any claim for indemnity under Section 9.2 or Section 9.3 shall be deemed time-barred, and no such claim shall be made after the period specified in the immediately preceding three sentences; provided, however, that in the event a Buyer Indemnitee or the Seller Indemnitee has incurred a Loss or received written notice from a third party of a third party claim for which such Buyer Indemnitee or the Seller Indemnitee is entitled to indemnification under Section 9.2 or Section 9.3 and such Indemnitee provides written notice of a claim for indemnification under Section 9.2 or Section 9.3, as the case may be, to the Buyer or the Seller, as the case may be, in good faith and in accordance with the requirements of Article IX before the expiration of the applicable survival period that describes such claim in reasonable detail (including the facts underlying each particular claim) and includes copies of all material written evidence upon which such claim is based, then the indemnification rights pursuant to Section 9.2 or Section 9.3 that would otherwise terminate as set forth above shall survive as to such claim until such time as such claim is fully and finally resolved.

Section 9.2 Indemnification of the Buyer.
(a) Subject to the limitations set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer (and its stockholders, directors, officers, employees, agents, Affiliates, representatives, successors, and assigns) (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred by a Buyer Indemnitee arising out of (i) the breach of any representation or warranty made by the Seller or the Company in this Agreement other than Section 4.16 (Taxes) (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect, or other similar qualifiers, the amount of damages will be determined as if the materiality, Material Adverse Effect, or other similar qualifiers were not included therein), (ii) the breach of any covenant, obligation or agreement made by the Seller or the Company in this Agreement (other than Section 6.1(b)(xv)), any other Seller Transaction Document or any Company Transaction Documents (A) which contemplate performance or compliance solely prior to the Closing Date other than the covenants, obligations or agreements set forth in Section 6.1 and (B) which contemplate performance or compliance at or after the Closing Date, (iii) Losses in excess of $2,000,000 for a breach of any covenant, obligation or agreement made by the Seller or the Company in Section 6.1(a) or Section 6.1(b), which contemplate performance or compliance solely prior to the Closing Date, (iv) any understatement of any of the Closing Payments and Assumed Obligations, (v) any liabilities associated with the Retained Land, including environmental liabilities and liabilities arising from the transfer or distribution of the Retained Land prior to the Closing, (vi) Losses in excess of $11,000,000 incurred for Remedial Activities (as defined in Section 9.7(a) hereof) to address the release of Hazardous Substances into the environment at, in, on, under or migrating from the Indemnified Properties, to the extent such conditions existed prior to the Closing Date (“Pre-Closing Environmental Liabilities”), provided however, that such Pre-Closing Environmental Liabilities shall not include costs incurred for closure and post-closure related requirements under Hazardous Waste Facility Permit Number 05-SAC-02 issued by the California Department of Toxic Substances Control (“DTSC”) as currently secured by the Letter Of Credit issued to DTSC by the Mizuho Corporate Bank, Ltd., dated May 28, 2010, (vii) any claim set forth on Schedule 9.2(a)(vii) by any of the Equity Award Holders that such holders are entitled to amounts in excess of the payments made by the Buyer at Closing pursuant to Section 2.3(a)(v) provided that the Buyer has made such payments and (viii) any claim by the assignee of any receivable, with respect to any receivables assigned prior to or on the Closing Date, pursuant to the factoring program described in Item 5 of Schedule 6.1.
(b) Notwithstanding the provisions of Section 9.2(a), the Seller shall have no liability under Section 9.2(a)(i), unless and until the Losses incurred by the Buyer Indemnitees in the aggregate exceed $15,000,000 (the “Indemnification Basket”) (in which event the Seller shall be obligated to indemnify the Buyer Indemnitees for Losses in excess of the Indemnification Basket), provided that the foregoing Indemnification Basket shall not apply to Losses related to, any claim for indemnification with respect to (i) any of the Seller Excluded Claims, (ii) any of the items set forth in Section 9.2(a)(ii)-(viii), and (iii) fraud or intentional misrepresentation.
(c) The maximum aggregate liability for the Seller under Section 9.2(a)(i), Section 9.2(a)(ii)(A) and Section 9.2(a)(iii) of this Agreement shall be limited to $350,000,000 (“Indemnification Cap”); provided that the foregoing Indemnification Cap shall not apply to, and the Seller shall be responsible for any Losses related to, any claim for indemnification with respect to (i) any of the Seller Excluded Claims, (ii) any of the items set forth in Section 9.2(a)(ii)(B) and Section 9.2(a)(iv)-(viii), and (iii) fraud or intentional misrepresentation by the Company or the Seller of any of the representations and warranties set forth in Article III and Article IV.

Section 9.3 Indemnification of the Seller.
(a) Subject to the limitations set forth herein, from and after the Closing, the Buyer and the Buyer Parent shall jointly and severally indemnify and hold harmless the Seller (and its stockholders, directors, officers, employees, agents, Affiliates, representatives, successors, and assigns) (collectively, the “Seller Indemnitees”) from and against any and all Losses incurred by a Seller Indemnitee arising out of (i) the breach of any representation or warranty made by the Buyer in this Agreement (provided, that for any representation or warranty that is limited by materiality, Material Adverse Effect or other similar qualifiers, the amount of damages will be determined as if the materiality, Material Adverse Effect or other similar qualifiers were not included therein), and (ii) the breach of any covenant, obligation or agreement made by the Buyer or the Buyer Parent in this Agreement, any other Buyer Transaction Document (A) which contemplate performance or compliance solely prior to the Closing Date and (B) which contemplate performance or compliance at or after the Closing Date.
(b) The maximum aggregate liability for the Buyer and the Buyer Parent under Section 9.3(a)(i) and Section 9.3(a)(ii)(A) of this Agreement shall be limited to amount equal to the Indemnification Cap; provided that the foregoing Indemnification Cap shall not apply to, and the Buyer and the Buyer Parent shall be responsible for any Losses related to, any claim for indemnification with respect to (i) any of the Buyer Excluded Claims, and (ii) fraud or intentional misrepresentation by the Buyer of any of the representations and warranties set forth in Article V.
Section 9.4 Indemnification Claim Procedures.
(a) In the event that a Party entitled to indemnification pursuant to the terms hereof (an “Indemnified Party”) proposes to make any claim for indemnification pursuant to this Article IX, such Indemnified Party shall deliver a written demand signed by any officer of the Indemnified Party (a “Claim Certificate”) to the Seller (in the case of an indemnification claim from a Buyer Indemnitee) or to the Buyer (in the case of an indemnification claim from a Seller Indemnitee) which Claim Certificate contains (i) a description of and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX and a reasonable explanation of the basis therefore, (iii) a copy of any related notices or claims filed with or received from any Governmental Entity or other Person, if readily available, and (iv) a demand for indemnification hereunder and payment of all such Losses.
(b) The Party providing indemnity hereunder (the “Indemnifying Party”) shall deliver to the Indemnified Party, an amount equal to the Losses set forth in the Claim Certificate within thirty (30) days of receipt thereof, unless the Indemnifying Party shall object in a written statement to the claim or claims made in the Claim Certificate, and such statement shall have been delivered to the Indemnified Party prior to the expiration of such thirty (30) day period. In the event the Indemnifying Party does not object to a Claim Certificate within thirty (30) days following its receipt by the Indemnifying Party, the Indemnifying Party shall be deemed to have accepted and agreed to the claim set forth in the Claim Certificate and shall be precluded from raising any objection thereto following such date.

(c) In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnified Party shall have fifteen (15) days after receipt of such objection to respond thereto in a written statement. If after such fifteen (15)-day period there remains a dispute as to any claim the Negotiation Procedures shall apply and the Indemnifying Party and the Indemnified Party shall attempt in good faith, pursuant to the Negotiation Procedures, to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and the Indemnifying Party shall deliver to the Indemnified Party the amount set forth in such memorandum in accordance with the terms thereof. In the event that the Parties are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the Parties may resolve such dispute in the manner provided in Section 12.7(d) hereof.
(d) In the event a claim set forth in the Claim Certificate is contested by the Indemnifying Party solely on the grounds that Losses have not been finally determined, then such claim shall be treated as an unresolved claim only with respect to the amount of Losses and not with respect to whether the Indemnified Party is entitled to indemnification and there shall be no indemnification for amounts incurred in connection with investigation or defending such claim until such Losses are finally determined.
Section 9.5 Additional Indemnity Provisions. The indemnification obligations of the Buyer and the Seller hereunder shall be subject to the following terms and conditions:
(a) Except as provided in Article XI and Section 12.11, the right of the Parties after the Closing to assert indemnification claims and receive indemnification payments pursuant to this Article IX shall be the sole and exclusive right and remedy exercisable by the Parties with respect to any inaccuracy or breach in any representation, warranty, covenant or obligation contained in this Agreement or in any instrument delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement except in the case of actual fraud.
(b) The term “Loss” or “Losses” shall mean any and all assessments, disbursements, penalties, fines, losses, Taxes (other than income Taxes imposed upon any payments made as indemnification under Section 9.2 or Section 9.3), damages, costs and/or expenses, whether or not arising out of third-party claims, including interest, penalties, accounting fees and related disbursements, reasonable attorneys’ fees and expenses (including both reasonable fees and expenses of counsel incurred in connection with the defense or prosecution of an indemnifiable claim, court costs and all reasonable amounts paid in investigation, defense or settlement); provided that, notwithstanding anything to the contrary contained in this Agreement, Losses shall not include and in no event shall an Indemnifying Party be liable to and Indemnified Party for any consequential, punitive, special, incidental or indirect damages or lost profits, except to the extent recovered from an Indemnified Party in a Third Party Claim.

(c) Any payments made as indemnification under Section 9.2 or Section 9.3 shall be considered adjustments to the Purchase Price to the extent permitted under applicable Law.
(d) The Buyer shall use its commercially reasonable efforts to make and pursue a claim under any insurance policies and make and pursue a claim for indemnification, reimbursement, offset or recovery against third parties who have a contractual obligation existing as of the Closing Date to provide to the Company such indemnity, reimbursement, offset or recovery. Any amounts actually received from such insurers or such other third parties (net of any out-of-pocket expenses incurred relating to such insurance or third-party claim) shall reduce the amount of Losses for purposes of determining the amount of the Seller’s indemnity obligation under Section 9.2. If received after an indemnification payment has been made under Section 9.2, any amounts recovered from insurers or other third parties shall be paid by the Buyer within five (5) days of receipt to the Seller, as applicable, up to an amount previously paid by the Seller as Losses pursuant to Section 9.2.
(e) In calculating the amount of any Loss, there shall be deducted an amount equal to the net Tax benefit (for clarity, net of any Tax costs associated therewith) actually received by the Indemnified Party in connection therewith; provided, that such net Tax benefit shall be paid by the Indemnified Party only at such time or times and to the extent that such net Tax benefit is actually realized (i.e., calculated on the basis of the actual reduction in cash payments or increase in cash refunds for Taxes attributable to such Loss, taking account of all other items of deduction and loss prior to utilizing such Loss).
(f) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Seller and the Company or any of the Subsidiaries in this Agreement or any other Transaction Document shall not be affected by any investigation conducted by the Buyer at any time, or any knowledge acquired (or capable of being acquired) by the Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or agreements. The waiver by the Buyer of any condition based on the accuracy of any representation or warranty of the Seller, the Company, or any of the Subsidiaries, or on the performance of or compliance with such covenants or agreements of the Seller, the Company, or any of the Subsidiaries, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

(g) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements of the Buyer and the Buyer Parent in this Agreement or any other Transaction Document shall not be affected by any investigation conducted by the Company or the Seller at any time, or any knowledge acquired (or capable of being acquired) by the Company or the Seller at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, covenants or agreements. The waiver by the Company or the Seller of any condition based on the accuracy of any representation or warranty of the Buyer or the Buyer Parent or on the performance of or compliance with such covenants or agreements of the Buyer or the Buyer Parent, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
(h) Each Indemnified Party shall use its reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Party made such efforts.
(i) The Parties agree that nothing in this Agreement shall limit or impair the obligations of any Party under applicable law for Losses arising out of fraud or intentional misrepresentation.
Section 9.6 Defense of Third-Party Claims.
(a) In the event that an Indemnified Party becomes aware of any Action (including appeals) in respect of such item (or items) by any Person other than the Indemnified Party (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. The notice of any Third-Party Claim shall include, based on information then available to the Indemnified Party, a summary in reasonable detail of the basis for the claim and a reasonable estimate of the Losses. The Indemnifying Party shall have the right in its discretion and at its expense to assume and control the defense or settlement of such Third-Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third-Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) involves criminal allegations, (iii) if such Third-Party Claim is a claim for indemnification under Section 9.2 and such claim would cause the aggregate Losses that would otherwise be paid by the Indemnifying Party under this Article IX to exceed the Indemnification Cap, or (iv) there is an actual conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party after consultation with outside counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party. In the event that the Indemnifying Party assumes the defense of such Third-Party Claim, it will conduct the defense actively, diligently and at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and shall make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement.

(b) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party, or if the Indemnifying Party fails or elects not to assume the defense of the Indemnified Party, against such Third-Party Claim pursuant to Section 9.6(a), the Indemnified Party shall have the right, at its own expense (which expenses the Indemnified Party can recover if it is otherwise entitled to indemnification with respect to such Third-Party Claim), to defend or prosecute such Third-Party Claim in any manner as it may reasonably deem appropriate after giving written thereof to the Indemnifying Party, and the Indemnifying Party shall have the right, at its own expense, to defend or prosecute such Third-Party Claim. Except with the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), the Indemnified Party will not, in the defense of a Third-Party Claim, consent to the entry of any judgment or enter into any settlement. In such case, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s Expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably requested by the Buyer. If any Indemnifying Party does not elect to assume the defense of a Third Party Claim, which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
(c) Any Losses for which it is finally determined in accordance with this Agreement that the Indemnified Party is entitled to indemnification shall be promptly paid by the Indemnifying Party to the Indemnified Party in cash by wire transfer of immediately available funds.
Section 9.7 Additional Environmental Remediation Procedures.
(a) Notwithstanding anything to the contrary contained in this Agreement, the Seller’s obligation to indemnify and hold harmless the Buyer, and its stockholders, officers, employees, agents, directors Affiliates, representatives, successors and assigns pursuant to Section 9.2(a)(i) and (v) to the extent predicated on the release of Hazardous Substances into the environment, from and against all Losses shall be limited to remedial activities that are: (i) required by a Governmental Entity under an applicable Environmental Law; (ii) necessary to achieve the least stringent remediation standards that would be applicable given the use of the property as of the day before the Closing Date; (iii) conducted using the most cost effective methods consistent with applicable Environmental Law or the requirements of a Governmental Entity (“Remedial Activities”). To the extent that the Losses incurred in connection with the Remedial Activities covered by this Section 9.7 are in excess of Losses that would be incurred for activities meeting the conditions set forth in this Section 9.7 (a), the Seller shall have no obligation to indemnify the Buyer and its officers, directors and affiliates for such excess amounts.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Buyer further agree that the Seller’s indemnity obligations for Remedial Activities pursuant to Section 9.2(a) (i) and (v) to the extent predicated on the release of Hazardous Substances into the environment, shall be subject to the following limitations: (i) if the cost of Remedial Activities is increased after the Closing Date due to an act or omission by any person other than the Seller or its affiliates or any of their respective employees or representatives, the Seller shall not be responsible for any such increase in costs incurred; (ii) the Seller shall not be responsible for any capital improvements, closure, repairs or modifications to capital improvements made after the Closing Date; (iii) the Seller shall not be responsible for any costs to the extent such costs are incurred due to any change in uses related to any properties or resulting or arising from the closure or sale of a facility or property, and (iv) the Seller shall not be responsible for any Remedial Activities that Buyer or any third party voluntarily initiates, performs or causes to be performed or that is not required by any Environmental Law or a Governmental Entity.
(c) For claims relating to Remedial Activities within the scope of this Section 9.7, the Seller shall have the right to assume responsibility for managing such Remedial Activities and matters related thereto by providing written notice to the Buyer. If the Seller assumes responsibility for management of Remedial Activities under this subsection, the Seller shall be obligated to comply with all applicable Environmental Laws with respect to such cleanup, provided, that the Seller reserves the right to seek reimbursement of costs for Remedial Activities that are incurred for work that is in excess of work that would be required in accordance with the conditions set forth in Sections 9.7(a) and 9.7(b).
(d) For claims relating to Remedial Activities within the scope of this Section 9.7, the Buyer and the Seller each shall: (i) cooperate in conducting the Remedial Activities and related matters, and provide access to books, records, employees and properties as reasonably necessary to do so; (ii) have the right to comment on any scope of work, work plans and other significant documents concerning the selection and evaluation of Remedial Activities prior to the submission of such documents to any Governmental Authority; (iii) have the right to participate in any significant meetings (or teleconferences) with Governmental Entities or others relating to the Remedial Activities (including reasonable prior notice thereof) and to receive copies of all reports, data and other communications to or from Governmental Authorities and other documentation relating to the Remedial Activities; and (iv) execute and record such documents as may be reasonably necessary to accomplish the Remedial Activities, including without limitation any deed restrictions, covenants or similar documents limiting future use of the property; provided, however, that no such deed restrictions, covenants or similar documents will be recorded without approval of the Buyer (which shall not be unreasonably withheld or delayed).

ARTICLE X
TERMINATION AND ABANDONMENT
Section 10.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a) by mutual consent of the Parties;
(b) by any of the Parties at any time after the date that is twelve (12) months following the date of execution of this Agreement (the “Termination Date”), if the Closing shall not have occurred and the Party seeking termination is not in material violation or breach of its respective representations, warranties, covenants or obligations contained in this Agreement;
(c) by the Buyer by written notice to the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become untrue or inaccurate, such that if not cured on or prior to the Closing Date, the conditions set forth in Section 7.3, Section 7.4 or Section 7.5 would not be satisfied; provided, that if such inaccuracy or breach in the Seller’s or the Company’s representations and warranties or the breach by the Seller or the Company is curable, through the exercise of commercially reasonable efforts, within thirty (30) days after receipt of written notice from the Buyer of such breach hereunder, then the Buyer may not terminate this Agreement under this Section 10.1(c) prior to the end of such thirty (30)-day period, provided, that the Seller or the Company, as applicable, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 10.1(c) if the Buyer shall have materially breached this Agreement or if such inaccuracy or breach by the Seller or the Company, as applicable, is cured prior to the end of such thirty (30)-day period); or
(d) by the Seller by written notice to the Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue or inaccurate, such that if not cured on or prior to the Closing Date, the conditions set forth in Section 8.3 or Section 8.4 would not be satisfied; provided, that if such inaccuracy or breach in the Buyer’s representations and warranties or breach by the Buyer is curable, through the exercise of commercially reasonable efforts, within thirty (30) days after receipt of written notice from the Seller of such breach hereunder, then the Seller may not terminate this Agreement under this Section 10.1(d) prior to the end of such thirty (30)-day period, provided, that the Buyer continues to exercise commercially reasonable efforts to cure such inaccuracy or breach through such thirty (30)-day period (it being understood that the Seller may not terminate this Agreement pursuant to this Section 10.1(d) if the Seller, the Company, or any of the Subsidiaries shall have materially breached this Agreement or if such inaccuracy or breach by the Buyer is cured prior to the end of such thirty (30)-day period).
Section 10.2 Procedure Upon Termination.
(a) In the event of termination and abandonment by the Seller, the Company or the Buyer, or all of them, pursuant to this Article X, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate and be abandoned without further action by any of the Parties. If this Agreement is terminated as provided herein, none of the Parties shall have any liability or further obligation to perform its respective obligations under this Agreement, except as provided in Section 6.9 with respect to confidentiality and Section 6.10 with respect to expenses (each of which shall survive the termination of this Agreement); provided, however, that nothing in this Section 10.2 shall limit legal or equitable rights and remedies which any Party may have by reason of any breach or violation of this Agreement by any other Party.

(b) If this Agreement is terminated by any Party pursuant to Section 10.1(b), and if, as of the time of such termination the conditions to Closing set forth in Sections 7.1 or Section 7.2 shall not have been satisfied due to the failure to receive any required antitrust or competition consent, approval or clearance from a Governmental Entity listed on Schedule 7.2 or any action by any Governmental Entity listed on Schedule 7.2 to prevent the acquisition of the Stock by the Buyer for antitrust or competition reasons, then the Buyer Parent shall, concurrently with such termination, pay the Seller a fee of $250,000,000 in cash. Upon payment of such fee, each of the Buyer and the Buyer Parent shall have no further liability to the Company or the Seller with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release Buyer or the Buyer Parent from liability for intentional breach or fraud. All payments contemplated by this Section 10.2(b) shall be made by wire transfer of immediately available funds to an account designated by the Seller.
ARTICLE XI
TAX MATTERS
Section 11.1 Tax Indemnification.
(a) If the Closing shall occur, the Seller shall be responsible for, pay or cause to be paid, and shall indemnify Buyer and its subsidiaries and Affiliates (each a “Buyer Tax Indemnitee”) and hold each Buyer Tax Indemnitee harmless from and against, without duplication, any and all (x) Pre-Closing Taxes, (y) Taxes attributable to any breach of a representation or warranty in
Section 4.16(a)(xii), and (z) Taxes attributable to any breach of covenant in Section 6.1(b)(xv) and Taxes or the Tax Attribute Indemnifiable Amount, as the case may be, attributable to any breach of representation or warranty in Section 4.16 other than any breach arising from a representation or warranty relating to any Tax attributes of the Company or the Subsidiaries other than (i) net operating losses, capital loss carryforwards, Tax credits or similar items reflected on the December 31, 2010 Financial Statement or (ii) the breach of representation or warranty in Section 4.16(a)(xii). With respect to any representation or warranty in clause (x), (y) or (z) that is limited by materiality or other similar qualifiers, the amount of Taxes or the Tax Attribute Indemnifiable Amount, as the case may be, attributable to a breach of such representation or warranty, will be determined as if the materiality qualifier or other similar qualifiers were not included therein. For the avoidance of doubt, except as provided in clause (y) of this Section 11.1(a), the Seller shall not be responsible to indemnify Buyer with respect to any Taxes attributable to any election under Section 338 of the Code (or any similar provision of state, local or foreign Law) made by or at the direction of the Buyer with respect to the Company or any of the Subsidiaries or any Taxes under Section 1445 of the Code as a result of the transfer (or deemed sale) of the U.S. Subsidiary. In the case of any breach arising from a representation or warranty relating to any net operating losses, capital loss carryforwards, Tax credits or similar items of the Company or the Subsidiaries as described in clause (z) of this Section 11.1(a) in respect of which indemnification may be sought hereunder, (i) the amount of such indemnification (the “Tax Attribute Indemnifiable Amount”) associated with such breach shall be equal to the excess of (x) the amount of the relevant net operating loss, capital loss carryforward, Tax credit or similar item that is the subject of the breach, as stated as a deferred tax asset and as reflected on the opening balance sheet of the Company or the relevant Subsidiary, as established by the Buyer for financial reporting purposes and after taking into account, and reduced by, any valuation allowances and/or directly related reserves established pursuant to FASB Interpretation No. 48 (“FIN 48,” and any such reduction, a “FIN 48 or Valuation Allowance Reduction”), for the financial statement period that commences with, or includes, on the Closing Date over (y) the amount of such relevant net operating loss, capital loss carryforward, Tax credit or similar item that is the subject of the breach, as stated as a deferred tax asset, that would have been reflected on such opening balance sheet had the Buyer known of such breach when establishing such opening balance sheet and after taking into account any FIN 48 or Valuation Allowance Reduction and (ii) no indemnification may be sought hereunder for any such breach that results in a reduction to any such net operating losses, capital loss carryforwards, Tax credits or similar items to the extent that such reduction gives rise to a decrease of, or offset to, the valuation allowance and/or FIN 48 reserve established for such attribute as reflected on such opening balance sheet.
(b) If the Closing shall occur, the Buyer shall be responsible for, pay or cause to be paid, and shall indemnify Seller and its subsidiaries and Affiliates (each a “Seller Tax Indemnitee”) and hold each Seller Tax Indemnitee harmless from and against any and all (i) Taxes of or imposed on the Company or the Subsidiaries, or for which the Company or the Subsidiaries are liable under applicable Law, in each case except to the extent that such Taxes (A) are the responsibility of Seller under Section 9.2(a) or Section 11.1(a).
(c) For purposes of apportioning liability for Taxes of the Company or any of the Subsidiaries in connection with any Straddle Period (i) in the case of Taxes other than those referred to in clause (ii) below, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of property Taxes and ad valorem Taxes and exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, the amount of such Taxes and items allocable to the portion of the taxable period ending on the Closing Date shall be the product of (A) the amount of such Taxes and items for the entire period and (B) a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 11.2 Tax Returns.
(a) The Seller shall prepare or cause to be prepared and file all Tax Returns of the Company and each of the Subsidiaries that are required to be filed or that may be filed on or before the Closing Date with respect to any Pre-Closing Tax Period (other than a Straddle Period). All such Tax Returns shall be prepared in a manner consistent with past practice of the Company or the applicable Subsidiary (as applicable) unless otherwise required by applicable Law. A copy of each such Tax Return shall be provided to the Buyer for its review and approval (not to be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to its filing date; provided that the Buyer’s review and approval shall not be required with respect to any Tax Return if none of the positions taken in or other contents of such Tax Return would be reasonably expected to materially affect the Tax Liability of the Company or any of the Subsidiaries for any Post-Closing Tax Period.

(b) The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and each of the Subsidiaries due after the Closing Date. Any such Tax Return that covers a Tax period (or portion thereof) ending on or prior to the Closing Date shall be prepared in a manner consistent with past practice of the Company or the applicable Subsidiary (as applicable) unless otherwise required to comply with applicable Law and shall be provided to the Seller for its review and approval (which shall not be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to the filing date; provided that the Seller’s review and approval shall not be required if the Taxes shown as due in respect of such Tax Return would not be reasonably expected to result in the Seller bearing any additional liability or incurring any obligation to the Buyer under this Agreement, including the indemnification provisions hereof.
(c) The Buyer and the Seller shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 11.2. If any dispute with respect to a Tax Return is not resolved prior to the date that is eight (8) days prior to the due date for filing any such Tax Return, then such dispute shall be referred to the Accounting Arbitrator for resolution. The costs of the Accounting Arbitrator shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. If the Accounting Arbitrator cannot resolve the dispute by the due date of such Tax Return, the preparing party shall be entitled to file the Tax Return without the consent of the non-preparing party, but the amount of Taxes for which the parties are entitled to indemnification hereunder shall be based on the amount of Taxes that is ultimately determined by the Accounting Arbitrator to be due, notwithstanding the fact that the Tax Return as filed reflects a different amount.
Section 11.3 Conduct and Notice of Audits. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 11.3 shall solely govern the conduct of Proceedings.
(a) Each party entitled to an indemnity payment pursuant to Section 11.1 (a “Tax Indemnified Party”) agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) of any assertion of any Proceeding in respect of which indemnity may be sought (an “Indemnifiable Tax”) within thirty (30) days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Proceeding.
(b) The Tax Indemnitor shall, at its own expense, assume control of the defense of any Proceeding for any Indemnifiable Tax. Subject to Section 11.3(c), if the Tax Indemnitor assumes control of such defense, the Tax Indemnitor shall (i) notify the Tax Indemnified Party of significant developments with respect to such Proceeding and keep the Tax Indemnified Party reasonably informed, (ii) consult with the Tax Indemnified Party with respect to any issue that reasonably could be expected to have an adverse effect on the Tax Indemnified Party or any of its affiliates (including by giving rise to an indemnity obligation of the Tax Indemnified Party or any of its affiliates), (iii) give to the Tax Indemnified Party a copy of any Tax adjustment proposed in writing with respect to such Proceeding and copies of any other material correspondences with the relevant Taxing Authority with respect to such Proceeding and (iv) not settle any issue in such Proceeding without the prior written consent of the Tax Indemnified Party unless such issue could not reasonably be expected to materially impact the Taxes of the Company, any Subsidiary or any Affiliate thereof for a Post-Closing Tax Period. The Seller may, however, elect to have the Buyer assume control of the defense of any Proceeding described in this Section 11.3(b) that Seller would otherwise be entitled to control, in which case Buyer shall represent the interests of the Company and each of the Subsidiaries relating to such Proceeding in the same manner and subject to the same procedures and conditions that apply with respect to Proceedings described in Section 11.3(c); provided that any reasonable costs (excluding, without limitation, any overhead costs) incurred by the Buyer in the conduct of such defense shall be borne by the Seller.

(c) The Buyer shall, at Buyer’s own expense, represent the interests of the Company and each of the Subsidiaries in any Proceeding relating to Tax Returns of the Company and any of the Subsidiaries for any Straddle Period; provided, however, that the Buyer shall (i) notify Seller of significant developments with respect to such Proceeding and keep Seller reasonably informed, (ii) consult with Seller with respect to any issue that reasonably could be expected to result in the Seller (or its subsidiaries and affiliates) bearing any liability or incurring any obligation under this Agreement, including the indemnification provisions hereof, which shall include obtaining prior written consent of the Seller before pursuing any strategy and/or negotiation with respect to such Proceeding, (iii) give to the Seller a copy of any Tax adjustment proposed in writing with respect to such Proceeding and copies of any other material correspondences with the relevant taxing authority with respect to such Proceeding and (iv) otherwise permit Seller to participate in all aspects of any proceedings (including all meeting with any tax authorities) relating to such Proceeding. Buyer shall not pay or compromise any Tax liability asserted with respect to any Proceeding relating to Taxes for any Straddle Period, without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 11.4 Cooperation on Tax Matters. The Buyer, the Company, each of the Subsidiaries and the Seller shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of all Tax Returns (including any amended Tax Return or claim for refund) and any audit, litigation, Tax Claim or other proceeding with respect to Taxes and in connection with Section 11.8 hereof, obtaining an independent expert appraisal of the fair market value of any Subsidiaries located in the PRC. Such cooperation shall include the retention and the provision of records and information reasonably relevant to any such audit, litigation or other proceeding, and the provision of powers of attorney; provided, however, that the Party retaining such records may destroy such records after seven (7) years with the consent of the other Parties (and if such other Parties do not consent, such other Parties shall pay the costs of delivering such records to such other Parties and the costs of further retention). The Buyer and the Seller shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 11.4. The Buyer and the Seller further agree to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed. In addition, the Company shall during the period preceding the Closing Date, provide to the Buyer a copy of any submissions made to any relevant Governmental Entity in connection with any agreement for a Tax holiday or incentive described in Section 4.16(a)(x) (a “Submission”) to the extent that such Submissions are in the possession of the Company or the Subsidiaries provided, that the Company shall use reasonable efforts to obtain any such Submissions that are not in the possession of the Company or the Subsidiaries. In the event that the Company is unable to obtain any Submission, the Company shall promptly notify the Buyer of such event, and shall use reasonable efforts to make available to the Buyer an abstract of such Submission. If the Buyer or the Seller become aware of any Taxes relating to any agreement for Tax holidays or incentives that could arise as a result of the transactions contemplated by this Agreement, then the Buyer or the Seller, as the case may be, shall promptly notify the other party that such Taxes could be imposed. The Buyer and the Seller further agree to cooperate fully to take any action as may be necessary to mitigate, reduce or eliminate any Tax described in the immediately preceding sentence.

Section 11.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements (other than this Agreement or any agreement by and among the Company or the Subsidiaries), if any, to which any of the Company or the Subsidiaries are parties shall be terminated as of the Closing Date so that neither the Seller or any of its affiliates nor any of the Company or the Subsidiaries shall have any rights or obligations thereunder after the Closing.
Section 11.6 Tax Treatment. The Parties intend that transactions contemplated by this Agreement shall be treated as a fully taxable transaction for United States federal income tax purposes. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign law), the Parties and their respective affiliates shall treat any and all payments under Article XI or Section 2.7 as an adjustment to the Purchase Price for Tax purposes. The Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the foregoing.
Section 11.7 Transfer Taxes. The Buyer shall be responsible for and shall pay all of stock transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, charges, fees or other amounts arising in connection with the transactions contemplated by this Agreement, but not including any Taxes included in subsection (D) of the definition of “Pre-Closing Taxes” (collectively, “Transfer Taxes”). Each of the Parties shall prepare and file all Tax Returns and other documentation with respect to Transfer Taxes which such party is required by Law to file, and, if required by Law, the other party shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 11.8 Certain Non-U.S. Tax Filings. The Seller shall prepare and file all Tax Returns required by applicable Law to be filed by it in any jurisdiction in connection with the transactions contemplated by this Agreement, including all agreements, reports, communications, explanation, documents, reports or other information and Tax Returns as described in PRC Tax Circular 698 with respect to the indirect transfer of any of the Subsidiaries located in the PRC.
Section 11.9 Conflicts. Notwithstanding anything in this Agreement to the contrary, in the event of a conflict between this Article XI and Article IX or any other provision of this Agreement, this Article XI shall govern and control.

ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.1 Amendment and Modification. This Agreement may only be amended, modified and supplemented by written agreement of each of the Parties.
Section 12.2 Extension; Waiver. At any time prior to the Closing, a Party may (a) extend the time for the performance of any of the obligations or acts of any other Party, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of any other Party contained herein or (d) waive any condition to its obligations hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing among the Parties, shall constitute a waiver of any such right, power or remedy.
Section 12.3 Notices. All notices, requests, consents, waivers and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a internationally recognized overnight delivery service that maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission during the normal business hours of the recipient (or the next Business Day if it is not received during the normal business hours of the recipient), if sent by telex, telecopy or facsimile transmission or e-mail, in each case to the other Parties at the following addresses, facsimile numbers or e-mail addresses or to such other addresses as may be furnished in writing by one Party to the others:
(a)	if to the Company or any of the Subsidiaries prior to the Closing to:
Viviti Technologies Ltd.
c/o Hitachi Global Storage Technologies, Inc.
3403 Yerba Buena Road
San Jose, CA 95135
Attention: Christopher Dewees
Facsimile: (408) 717-9063
E-mail: Christopher.Dewees@hitachigst.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Thomas J. Ivey, Esq.
Facsimile: (650) 470-4570
E-mail: Thomas.Ivey@skadden.com

(b)	if to the Seller:
Hitachi, Ltd., Business Development Office
6-6 Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-8280, Japan
Attention: General Manager
Facsimile: 81-3-4564-6260
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529
Japan
Attention: Kenneth A. Siegel, Esq.
Facsimile: 011-81-3-3214-6512
E-mail: KSiegel@mofo.com
(c)	if to the Buyer (or the Company or any of the Subsidiaries after the Closing):
Western Digital Corporation
3355 Michelson Drive, Suite 100
Irvine, California 92612
Attention: Michael Ray
Facsimile: (949) 672-9612
E-mail: Michael.Ray@wdc.com
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attention: J. Jay Herron, Esq. and Mark Easton, Esq.
Facsimile: (949) 823-6994
E-mail: jherron@omm.com; measton@omm.com
Section 12.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred or delegated by any of the Parties without prior written consent of all of the other Parties, and any attempt to make any such assignment, transfer or delegation without such consent shall be null and void.
Section 12.5 Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 12.6 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 12.7 Negotiation Procedure; Consent to Jurisdiction; Service of Process; Venue.
(a) The Parties intend that all disputes between the Parties arising out of this Agreement or any other Transaction Documents shall be settled by the Parties amicably through good faith discussions upon the written request of either Party.
(b) Prior to filing suit, instituting a Proceeding or seeking other judicial or governmental resolution in connection with any dispute between the Parties or any of their subsidiaries arising out of this Agreement or any of the Transaction Documents or any of the transactions contemplated hereby or thereby, the Parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall proceed as follows:
(i) Any Party may send a written notice to another Party requesting such negotiations. Promptly following receipt of such notice by the receiving Party, each Party shall cause the individual designated by it as having general responsibility for the affected Agreement or Transaction Document to meet in person with the individual so designated by the other Party to discuss the dispute.
(ii) If the dispute is not resolved within thirty (30) days after the first meeting between such individuals (or if earlier within forty five (45) days of the notice referred to in clause (i) above), then, upon the written request of any Party, each Party shall cause the individual designated by it as having general responsibility for the overall relationship defined by this Agreement to meet in person with the individual so designated by the other Party to discuss the dispute.
(iii) If the dispute is not resolved within fifteen (15) days after the first meeting between such individuals (or if earlier within thirty (30) days of the notice referred to in clause (ii) above), then, upon the written request of either Party, the Buyer Parent shall nominate one corporate officer of the rank of senior vice president or higher, and the Seller shall nominate one corporate officer of the rank of Board Director or higher, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute.
Except and only to the limited extent provided in Section 12.7(c), neither Party shall file suit, institute a Proceeding or seek other judicial or governmental resolution of the dispute until thirty (30) days after the first meeting between the corporate officers described in clause (iii) above (or if earlier forty-five (45) days after the notice referred to in such clause (iii)) but after the expiration of such periods, either Party may file suit, institute a Proceeding or seek other judicial or governmental resolution. For purposes of this Agreement, the procedures set forth in this Section 12.7(b) shall be referred to as the “Negotiation Procedures”.

(c) Notwithstanding the provisions of Section 12.7(b), any Party may institute a Proceeding at any time seeking a preliminary injunction, temporary restraining order, or other equitable relief, if necessary in the sole judgment of that Party to avoid material harm to its property, rights or other interests, before commencing, or at any time during the course of, the dispute procedure described in Section 12.7(b). In addition, any Party may file an action prior to the commencement of or at any time during or after the dispute resolution procedures in Section 12.7(b) if in the sole judgment of that Party it is necessary to prevent the expiration of a statute of limitations or filing period or the loss of any other substantive or procedural right.
(d) Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any Action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such Action or proceeding relating to this Agreement shall be brought by it or any of the subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by registered or certified mail, return receipt requested, to such person’s respective address set forth in Section 12.3 above shall be effective service of process for any Action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 12.8 Complete Agreement. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein), the Common Interest Agreement and the Confidentiality Agreements contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
Section 12.9 No Third-Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement, except as otherwise contemplated by Section 12.4.

Section 12.10 Guarantee. Buyer Parent guarantees each and every obligation of the Buyer under the terms of the provisions of the Agreement and the Transaction Documents subject to the terms hereby and thereby, including without limitation, each and every representation and warranty of the Buyer, and/or any of its respective permitted assigns (and where any such representation or warranty is made to the Knowledge of the Buyer, such guarantee shall be deemed made to the Knowledge of the Buyer Parent), and the full and timely performance of the Buyer’s obligations under the provisions of the Agreement and the Transaction Documents subject to the terms hereby and thereby. This is a guarantee of payment and performance and the Buyer Parent acknowledges and agrees that this guarantee is unconditional.
Section 12.11 Notification pursuant to The Financial Instruments and Exchange Law of Japan. In accordance with the provision of Article 23-13, Paragraph 4 of the Financial Instruments and Exchange Law of Japan (kinyushouhintorihikihou) (the “FIEL”), the Buyer hereby notifies the Seller, and the Seller hereby acknowledges the receipt of such notice that the solicitation for acquisition of the Buyer Parent Stock has not been registered and will not be registered pursuant to Article 4, Paragraph 1 of the FIEL since such solicitation will fall under the “Solicitation for Small Number of Investors” (shouninzumuke kanyu) as provided in Article 23-13, Paragraph 4 of the FIEL.
Section 12.12 Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages may not be an adequate remedy for any such failure to perform or breach. Accordingly, each Party agrees that, in addition to any other remedy to which such Party may be entitled at Law or in equity or under this Agreement, each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, and each Party expressly waives the defense that a remedy in damages will be adequate.
Section 12.13 Counterparts and Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
Section 12.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, Action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 12.14.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

“BUYER PARENT” WESTERN DIGITAL CORPORATION
By:	/s/ John F. Coyne
	Name:	John F. Coyne
	Title:	Chief Executive Officer

“BUYER” WESTERN DIGITAL IRELAND, LTD.
By:	/s/ Michael C. Ray
	Name:	Michael C. Ray
	Title:	Vice President

“SELLER” HITACHI, LTD.
By:	/s/ Hiroaki Nakanishi
	Name:	Hiroaki Nakanishi
	Title:	Representative Executive Officer and President

“COMPANY” VIVITI TECHNOLOGIES LTD.
By:	/s/ Stephen Dwight Milligan
	Name:	Stephen Dwight Milligan
	Title:	President and Chief Executive Officer

Exhibit A
Form of
AGREEMENT NOT TO COMPETE
This Agreement Not to Compete (“Agreement”) is entered into by and between Hitachi, Ltd., a corporation registered under the laws of Japan (“Hitachi”) and Western Digital Corporation, a Delaware corporation (“Buyer Parent”). (Hitachi and Buyer Parent are collectively referred to herein as the “Parties” and each, individually, as a “Party”). This Agreement shall be effective as of  _____  (the “Effective Date”).
RECITALS
WHEREAS, Hitachi, Buyer Parent, Viviti Technologies Ltd. (formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd., “HGST”) and Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (the “Buyer”), have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Purchase Agreement”). (All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement.)
WHEREAS, pursuant to the Purchase Agreement, Hitachi will sell all of the outstanding and issued Stock in HGST to the Buyer; and
WHEREAS, in connection with such sale, Hitachi has agreed to certain non-competition covenants, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:
Section 1. Definitions
(a) “Additional Source Supplier” shall mean a supplier of an HDD Product to Hitachi, in addition to HGST or other than HGST.
(b) “Code” shall mean computer programming code including microcode, as applicable, and including both Object Code and Source Code.
(c) “External Drive” shall mean an enclosure that encases an HDD or SSD and related peripheral hardware, or Software or Firmware components (other than RAID)
(d) “HDD Components” shall mean any and all components and subassemblies thereof incorporated within such a device (including, without limitation, substrates, magnetic media, read and write heads, motors, read and write channels, suspensions, controller hardware, firmware, Semiconductors, data/command interfaces, mechanicals, printed circuit boards, Code and other parts of an HDD Product) designed for operation in an HDD Product, regardless of whether the component is sold separately or within an HDD Product enclosure.

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(e) “HDD Product” shall mean a product designed to magnetically write, read, and erase digital information which includes, in a single enclosure, (a) one or more rigid rotating magnetic disks as data storage media, (b) one or more spindle motors to rotate said magnetic disk, (c) one or more Magnetic Heads to write, read and erase the digital information, and (d) one or more actuators for positioning the Magnetic Head across the magnetic disk; provided, however, the definition of “HDD Product” does not include (i) any other type of disk drive or storage device that does not meet all of the foregoing conditions, such as optical disk drives, non-magnetic memory products, magnetic RAM or holographic storage devices or (ii) any other type of media, such as flash memory, with a capacity that can be used as a part of HDD Product memory when combined with other storage media. For removal of doubt, (i) RAID (defined below), (ii) Information Versatile Disk for Removable usage (iVDR) (iii) SSD (defined below), and (iv) External Drive are not HDD Products. Furthermore, HDD Product does not mean HDD Components individually.
(f) “HDD Included Products” shall mean products that include an HDD Product among their components but are a combination of such HDD Product with at least one other device distinct from such HDD Product and provide a material function that is not provided by a single HDD Product. Examples of HDD Included Products are storage systems (including RAID), External Drives, JBODs, enterprise systems, servers, server blades, desktop computers, portable computers (including notebook and handheld computers), personal digital assistants, digital video recorders, digital cameras, game consoles, mobile phones and global positioning systems that include an HDD Product among their components. For the avoidance of doubt, a combination of two or more HDD Products contained in an enclosure is an HDD Included Product and is not an HDD Product per se; provided, that each of the individual HDD Products contained in such enclosure is an HDD Product, and each is therefore subject to the noncompetition provisions relating to HDD Products contained in Section 2(a) of this Agreement.
(g) “Key HGST Employees” shall mean the employees of HGST and/or its Subsidiaries that are (a) engaged in technical research activities and (b) identified on Exhibit B to this Agreement.
(h) “Magnetic Head” shall mean a device having one or more transducers, each transducer operative to write and/or read electromagnetic signals representing any form of information to or from a magnetic storage medium.
(i) “Multiple Use Technology” shall mean any product, component, software, design, or instrumentality that is used or is usable with or may be incorporated in both an HDD Product and at least one apparatus that is not an HDD Product. Multiple Use Technology shall include (i) Code that is used or useable in both an HDD Product and another apparatus, (ii) electronic functions that are used or useable in both an HDD Product and in another apparatus, including independent device functions (such as partial response maximum likelihood detection (“PRML”), run length limited checking(“RLL”), error checking and correction(“ECC”), and small computer system interface (“SCSI”) and other interface protocols), cooperative functions (such as a SCSI function which enables an HDD Product and another apparatus to communicate), and architecturally partitioned functions that can be implemented in an HDD Product or another apparatus of a system based on architecture considerations, and (iii) research and development activities that may be related to or useful in both an HDD Product and another apparatus, but are not being conducted in violation of Section 2(a)(ii).

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(j) “National Projects” shall mean any of the projects funded by NEDO (New Energy and Industrial Technology Development Organization) set forth in Exhibit A.
(k) “Object Code” shall mean computer programming code substantially in binary form. It is directly executable by a computer after processing, but without compilation or assembly.
(l) “Source Code” shall mean computer programming code other than Object Code, and includes code that may be displayed in a form readable and understandable by a programmer of ordinary skill. It includes related Source Code level system documentation, comments and procedural code, such as job control language.
(m) “RAID” shall mean a collection of multiple HDD Products and/or other storage media, combined with associated Software or Firmware provided for the purpose of data storage and retrieval to protect data from a single component failure.
(n) “Subsidiary” shall mean, as to an entity, another entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by the first entity; or (ii) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by the first entity. For removal of doubt, HGST and its Subsidiaries shall not be considered Hitachi’s Subsidiaries under this Agreement.
(o) “Semiconductor” shall mean an integral unit including a plurality of active and/or passive circuit elements formed at least in part of semiconductor material and associated on, or in, one substrate comprising the first level of packaging for such elements.
(p) “Software or Firmware” shall mean a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.
(q) “SSD” shall mean a product, component, subcomponent or subassembly thereof designed, in whole or in part, to electrically write, read and/or erase persistent data from storage media or memory (including, without limitation, NOR-flash, NAND-flash, or MRAM semiconductor microchips), which utilizes an HDD Product-type interface (or an interface also employed for HDDs), including without limitation, PATA, SATA, SAS, PCI Express, SCI, Fibre Channel, USB 3.0 and InfiniBand.
(r) “Wholly Owned Subsidiary” shall mean, as to an entity, another entity one hundred percent (100%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by the first entity. For avoidance of doubt, as of the Closing Date Hitachi Data Systems is a Wholly Owned Subsidiary of Hitachi.

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Section 2. Covenant Not to Compete
(a) Prohibited Activities. Hitachi agrees that, for a period of ten (10) years following the Closing Date (the “Noncompete Period”), Hitachi will not, and will not permit any of its Wholly-Owned Subsidiaries to engage in any of the following activities (“Prohibited Activities”), directly or indirectly, anywhere in the world:
(i) the manufacture or assembly of any HDD Products; or
(ii) the marketing, distribution for sale or sale of HDD Products (“Sales Activities”)
(iii) research or development which is related in any material aspect to the design, development, manufacture or assembly of any HDD Products (“R&D Activities”) other than the research and developments under the R&D Services Agreement between the parties, dated  _____  and the research and developments under the existing National Projects.
For the avoidance of doubt, the restrictions of this Section 2 (a) in this Agreement shall apply to only Hitachi and its Wholly-Owned Subsidiaries. Subsidiaries and affiliates that are not Wholly Owned Subsidiaries of Hitachi shall have no restrictions or obligations under this Section 2 (a).
(b) Permitted Activities. Notwithstanding anything in the foregoing paragraph (a) to the contrary, Hitachi and its Wholly-Owned Subsidiaries will have the right to engage in the following activities, to the extent not otherwise prohibited by any other agreements between Hitachi and HGST:
(i) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, transfer of, or any other activities related to any products that are not HDD Products;
(ii) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, or transfer of or any other activities related to Multiple Use Technology or HDD Included Products, including RAID, that are not HDD Products;
(iii) manufacture, assembly, marketing, distribution for sale, sale, research, development, licensing, or transfer of or any other activities related to Semiconductors or HDD Components, even if designed for operation in a HDD Product, provided that such activities do not involve manufacture, assembly, marketing, distribution for sale, sale, research, or development of HDD Products otherwise prohibited by Section 2(a);
(iv) performance of maintenance services, or including the procurement of a third party to engage in maintenance services, with respect to any Multiple Use Technology, HDD Included Products or any other products that are not HDD Products;

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(v) any activities with Additional Source Suppliers directly relating to addressing failures of HDD Products supplied by such Additional Source Suppliers for use in HDD Included Products of Hitachi to operate (a) in accordance with the applicable specifications for such HDD Products or (b) as intended with such HDD Included Products of Hitachi;
(vi) the licensing or sale to an Additional Source Supplier of the results of any research or development activities for the purpose of enabling such Additional Source Supplier to use such results in HDD Products to be supplied to Hitachi for incorporation into HDD Included Products of Hitachi, provided that such research and development activities are not prohibited activities under Section 2(a);
(vii) Sales Activities with respect to HDD Products which Hitachi markets, distributes for sale or sells as integral components of HDD Included Products;
(viii) any research or development activities, or the licensing or sale of any results thereof, that are not Prohibited Activities when started but which over time become Prohibited Activities because of an evolution of the research or development; provided, that Hitachi may not engage in the manufacture, assembly, marketing or distribution for sale of the results of such research and development activities that involves using such results inside an HDD Product;
(ix) the manufacture, assembly, marketing, research, design, development or licensing of, or sales with respect to, external industrial design packaging for HDD Products, including packaging for protection from external elements;
(x) any activities required or contemplated by this Agreement or any other agreements entered into between Hitachi and HGST, or among Hitachi, HGST and any third party;
(xi) licensing or other activities with respect to patents and patent applications (including licensing of patents and patent applications generated from the results of research and development activities conducted by Hitachi prior to the Closing Date); For the avoidance of doubt, such activities are only permitted to the extent they are not otherwise limited or restricted by any other agreements between Hitachi and HGST; and
(xii) any de minimis activities incidental to the performance of any activity other than a Prohibited Activity.

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Section 3. Covenant Not to Hire or Solicit Key HGST Employees. During the two (2) year period immediately following the Closing Date, Hitachi and its Wholly-Owned Subsidiaries shall not, directly or indirectly, hire, solicit, recruit, induce or encourage any Key HGST Employee to become employed or engaged as a consultant by Hitachi or its Wholly-Owned Subsidiaries or, directly or indirectly, solicit, encourage or induce any Key HGST Employee to leave the employment of HGST or any of its Subsidiaries; provided, however, that the foregoing restriction will not prevent Hitachi from placing general advertisements or solicitations on websites, in trade journals, newspapers or similar publications, or from conducting other general recruiting activities, which are not directed at the employees of HGST or any of its Subsidiaries.
Section 4. Covenant Not to Provide Technical Assistance. During the Noncompete Period, Hitachi and its Wholly Owned Subsidiaries shall not provide to any Subsidiaries of Hitachi that are not Wholly Owned Subsidiaries any technical assistance services designed to assist such Subsidiaries in the performance of any activities which, if performed by Hitachi or any of its Wholly-Owned Subsidiaries, would constitute Prohibited Activities. For the avoidance of doubt, this Agreement is not intended to and shall not impose any limitation on the provision of technical assistance with respect to any activity which, if performed by Hitachi or any of its Wholly-Owned Subsidiaries, would constitute a Permitted Activity.
Section 5. Dispute Resolution
(a) HGST shall promptly notify Hitachi in writing of any activity it believes violates or will violate any of its rights under Section 2(a) (a “Prohibited Activity Notice”), which Prohibited Activity Notice shall indicate whether HGST reasonably believes the alleged or threatened breach is capable of cure. Hitachi shall respond within 30 business days to any Prohibited Activity Notice it receives, describing any objection to the assertions set forth in such Prohibited Activity Notice or, if such matters are not objected to, describing its intentions regarding the cure of such violation(s).
(b) If a breach or threatened breach of Hitachi’s obligations under Section 2(a) is capable of cure (a “Remediable Breach”), Hitachi shall have 30 days after its receipt of a Prohibited Activity Notice with respect to such Remediable Breach to cure such Remediable Breach (“Covenant Cure Period”); provided, however , that such Covenant Cure Period may, if approved by HGST, such approval not to be unreasonably withheld, be extended for such additional period of time as shall be reasonably necessary to permit Hitachi to cure or cause to be cured such Remediable Breach if such Remediable Breach has not been remedied within the initial Covenant Cure Period, so long as during the initial Covenant Cure Period Hitachi diligently endeavors• to cure or cause to be cured such Remediable Breach, and if such extension would not reasonably be expected to have a material adverse effect on HGST. If the existence of a Remediable Breach is disputed in good faith and a timely manner, but it is then determined pursuant to Section 3(c) that such Remediable Breach exists, Hitachi shall then have 30 days from the date of such determination (or such longer period as may be reasonably necessary to cure or caused to be cured such Remediable Breach as may be permitted on the same terms and conditions set forth in the proviso to the preceding sentence) to cure or caused to be cured such Remediable Breach.

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(c) If there is any continuing objection or dispute in connection with a Prohibited Activity Notice following the Covenant Cure Period, if applicable, the parties shall refer such dispute to a senior executive officer of each of Hitachi and HGST, who shall within 15 business days attempt in good faith to resolve such dispute and determine the appropriate remedial action.
Section 6. Miscellaneous
(a) Termination For Bankruptcy. A party may terminate this Agreement by giving written notice of termination to the other party at any time upon or after:
(i) the filing by the other party of an petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(ii) any adjudication that the other party is bankrupt or insolvent;
(iii) the filing by the other party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(iv) the appointment of a receiver for all or substantially all of the property of the other party;
(v) the institution of any proceeding for the liquidation winding up of the other party’s business which petition or proceeding is not dismissed within sixty (60) days.
(b) Severability. If any term or provision of this Agreement is determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the obligations contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(c) Amendments and Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties. A waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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(d) Non-Circumvention. Hitachi shall not, and shall cause Hitachi’s Wholly Owned Subsidiaries not to, engage in any transaction or take any other action the principal purpose of which is to circumvent or to evade the observance or performance of any of the provisions of this Agreement. The Parties will at all times in good faith observe and perform in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, Hitachi will not form any division or Subsidiary, or acquire any division or Subsidiary, or cause any share of a Wholly-Owned Subsidiary to be sold or transferred during the Non-Compete Period, with the principal purpose of circumventing or evading the application of this Agreement thereto.
(e) Certain Acquisitions. Notwithstanding anything above to the contrary, the acquisition by Hitachi or any of its Wholly-Owned Subsidiaries of a person or business that at the time of such acquisition is engaged in Prohibited Activities not falling within any of the exceptions set forth in Section 2(b) and the continuation of such activities following such acquisition will not be a breach of this Agreement, provided, that as soon as reasonably practicable, and in any event within eighteen (18) months following the time of such acquisition, Hitachi or such Wholly Owned Subsidiary sells or transfers to an entity other than Hitachi or any of Hitachi’s Subsidiaries, or otherwise discontinues the operations of, the portion of such acquired person or business that is engaged in Prohibited Activities not falling within any of the exceptions set forth in Section 2(b).
(f) Assignment/Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Hitachi may not assign this Agreement without the prior written consent of HGST.
(g) Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
(h) Consent to Jurisdiction; Service of Process; Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such Action or proceeding relating to this Agreement shall be brought by it or any of the Subsidiaries except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 5(h) below shall be effective service of process for any Action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such Action or proceeding brought in any such court has been brought in an inconvenient forum.

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(i) Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, Action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5(h).
(j) Notices. All notices, requests, consents, waivers and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service that maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission or e-mail, in each case to the other Parties at the following addresses, facsimile numbers or e-mail addresses or to such other addresses as may be furnished in writing by one Party to the others:
(a)	if to Hitachi:

Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:

Attention:
Facsimile:
E-mail:

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(b)	if to the Buyer Parent:

Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:
(k)	O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attention: J. Jay Herron, Esq. and Mark Easton, Esq.
Facsimile: (949) 823-6994
E-mail: jherron@omm.com; measton@omm.com
(l) Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
(m) No License or Immunity. This Agreement does not grant any license or immunity under any of HGST’s intellectual property rights, including without limitation patents, copyrights, trademarks or mask works now or hereafter owned or controlled by HGST.
(n) Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
(o) Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.
IN WITNESS WHEREOF, the parties hereto have executed this Non-Competition Agreement as of the date first above written.
[Remainder of page is intentionally blank.]

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WESTERN DIGITAL CORPORATION
By:
Name:
Title:

HITACHI, LTD.
By:
Name:
Title:

Exhibit A
List of National Projects
1.	NEDO — “Development of Nanobit Technology for Ultra-high Density Magnetic Recording (Green IT Project)”
2.	Research and Development for Next-Generation Information Technology by MEXT -“High-Performance Low-Power Consumption Spin Devices and Storage Systems”

Exhibit B
[List of Key HGST Employees]

Exhibit B
Form of

LICENSE AGREEMENT
This License Agreement (“Agreement”), effective as of the Closing Date (as defined below), is entered into by and between Western Digital Corporation (“Buyer Parent”), a Delaware company with its principal place of business at 3355 Michelson Drive, Suite 100 Irvine, California 92612, USA, and Hitachi, Ltd. (“HITACHI”), a Japanese company with its principal place of business at 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280, Japan. Each of the signatories to this Agreement is referred to as a “Party,” and jointly as the “Parties.”
RECITALS
WHEREAS, Buyer Parent, Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (the “Buyer”), HITACHI, and Hitachi Global Storage Technologies Holdings Pte. Ltd., a company incorporated under the laws of the Republic of Singapore (“HGST”) and a wholly owned subsidiary of HITACHI, have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Purchase Agreement”);
WHEREAS, pursuant to the Purchase Agreement, Buyer Parent desires to enter into a patent cross-license with HITACHI for certain technologies and enter into a mutual release of claims pursuant to the terms and conditions of this Agreement; and
WHEREAS, pursuant to the Purchase Agreement, HITACHI desires to enter into a patent cross-license with Buyer Parent for certain technologies and enter into a mutual release of claims pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set out below, the Parties agree as follows:
TERMS OF AGREEMENT
1.	DEFINITIONS
1.1	“External Drive” means an enclosure that encases one or more HDDs or SSDs and related peripheral hardware, or Software or Firmware components (other than RAID).
1.2	“Existing Terms” means terms and conditions in written agreements existing as of the Closing Date between HGST or any of its Subsidiaries, on the one hand, and HITACHI or any HITACHI Sublicensed Subsidiary, on the other hand, with respect to license limitations, restrictions on use (with respect to any intellectual property rights, Works or materials not owned by HITACHI or a HITACHI Sublicensed Subsidiary), restrictions on disclosure, royalties or other consideration, and/or license duration.

1.3	“Have Made” means to have any products or other items subject to the licenses granted herein made by a third-party manufacturer for the use, lease, sale or other transfer by a Party or its Subsidiaries; provided, however, that (i) the specifications for such products or other items were solely or jointly created by or at the direction of such Party or its Subsidiaries, and (ii) such product or other item is not an off-the-shelf product of a third-party manufacturer.
1.4	“HDD” means any device designed to magnetically record and/or read digital information on or from a rotating disk (“Rotating Magnetic Storage”) that contains one or more spindle motors, one or more magnetic heads, and one or more actuators, all of which are incorporated in a single enclosure, and related peripheral hardware, or Software or Firmware components. For the avoidance of doubt “HDD” (a) includes any device that incorporates both Rotating Magnetic Storage and other digital storage media, such as semiconductor-based memory, but only in the case that the memory capacity of Rotating Magnetic Storage supersedes that of other digital storage media, and (b) excludes External Drive, RAID (as defined below), Information Versatile Disk for Removable Usage (iVDR), and optical disk products.
1.5	“Buyer Parent SSD Patents” means all Patents related to SSD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which Buyer Parent or any of its Subsidiaries has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of SSD.
1.6	“Storage Software Products” means the Hitachi Backup™ software product and the Lifestudio™ software product.
1.7	“Storage Software Patents” means all Patents related to the Storage Software Products (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which Hitachi or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of the version of either Storage Software Product that is generally commercially available as of the Closing Date.

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1.8	“HGST RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the first anniversary of the Closing Date (ii) under which Buyer Parent or any of its Subsidiaries has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, (iii) whose named inventors are or were employees or contractors of HGST or any of its Subsidiaries on or prior to the Closing Date or that were assigned or exclusively licensed to HGST or any of its Subsidiaries on or prior to the Closing Date, and (iv) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of RAID.
1.9	“Buyer Parent RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term (ii) under which Buyer Parent or any of its Subsidiaries has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by HITACHI or HITACHI Sublicensed Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of RAID. For clarity, the Buyer Patent RAID Patents include, but are not limited to, the HGST RAID Patents.

1.10	“Closing Date” has the meaning set forth in the Purchase Agreement.
1.11	“HITACHI External Drive Patents” means all Patents related to External Drive (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of External Drive.
1.12	“HITACHI HDD Patents” means all Patents related to HDD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or hereafter obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, leasing, selling, offering to sell, or otherwise disposing of HDD.
1.13	“HITACHI Exclusions” means (i) any Works (e.g., Software) that as of the Closing Date are made generally commercially available by HITACHI or any of the HITACHI Sublicensed Subsidiaries, and (ii) any proprietary information of HITACHI or any of the HITACHI Sublicensed Subsidiaries that has been disclosed to HGST or any of its Subsidiaries in its role as a supplier or potential supplier of products to HITACHI or a HITACHI Sublicensed Subsidiary.

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1.14	“HITACHI Licensed Copyrights” means copyrights owned by HITACHI or any of the HITACHI Sublicensed Subsidiaries as of the Closing Date in any Works that were provided to HGST by HITACHI or any HITACHI Sublicensed Subsidiary prior to, and are used by HGST or any of its Subsidiaries as of, the Closing Date; provided, however, that “HITACHI Licensed Copyrights” do not include any copyrights embodied or used in any HITACHI Exclusions.
1.15	“HITACHI Licensed Trade Secrets” means trade secrets owned by HITACHI or any of the HITACHI Licensed Subsidiaries as of the Closing Date that were provided to HGST by HITACHI or any HITACHI Sublicensed Subsidiary prior to, and are used by HGST or any of its Subsidiaries as of, the Closing Date; provided, however, that “HITACHI Licensed Trade Secrets” do not include any trade secrets embodied or used in HITACHI Exclusions.
1.16	“HITACHI RAID Patents” means all Patents related to RAID (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of RAID.
1.17	“HITACHI SSD Patents” means all Patents related to SSD (i) issued or issuing on patent applications entitled to a first effective filing date on or before the end of the Term, and (ii) under which HITACHI or any HITACHI Sublicensed Subsidiary has now or during the Term obtains the right to grant licenses within the scope granted herein without the payment of royalties or other consideration to any third party, and (iii) that would be, but for this Agreement, directly or indirectly infringed by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of SSD.
1.18	“HITACHI Sublicensed Subsidiary” means any HITACHI Subsidiary to which the rights, licenses, releases, covenants and privileges are extended in accordance with Section 2.4.
1.19	“Non-HDD Business” means any entity (or internal business division or organization of an entity) that is principally engaged in a business other than the design, sale, or manufacture of HDDs.
1.20	“Patents” means all classes and types of patents, including utility patents, utility models, design patents, invention certificates, including divisionals, continuations, continuations-in-part, reexaminations, reissues, extensions and renewals, in all jurisdictions of the world.

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1.21	“RAID” means a device comprised of an assembly of storage media components and related peripheral hardware, or Software or Firmware components contained within one or more enclosures, combined with associated Software or Firmware, for the purpose of data storage and retrieval, designed to protect digital information from a single component failure or to enhance performance by dividing data among multiple storage media components. For the avoidance of doubt, “RAID” excludes storage media components incorporated therein.
1.22	“Software or Firmware” means a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.
1.23	“SSD” means a product, component, subcomponent or subassembly thereof, and related peripheral hardware, or Software or Firmware components, designed, in whole or in part, to electrically write, read and/or erase digital information from storage media or memory (including, without limitation, NOR-flash, NAND-flash, or MRAM semiconductor microchips), which utilizes an HDD-type interface (or an interface also employed for HDDs), including without limitation, PATA, SATA, SAS, PCI Express, SCI, Fibre Channel, USB 3.0 and InfiniBand. For the avoidance of doubt, “SSD” excludes HDD and RAID.
1.24	“Subsidiary” of either party shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly, or indirectly, by such party. For the purposes of this Agreement, HGST and its Subsidiaries will be Subsidiaries of Buyer Parent (subject to meeting the requirements of the preceding sentence) and are not Subsidiaries of HITACHI.
1.25	“Term” means the period from the Closing Date through the fifth anniversary of the Closing Date.
1.26	“HDD Component” means any component, subcomponent, subassembly, Software or Firmware which is specifically designed for HDD, whether or not sold as a stand-alone unit or integrated within an HDD.
1.27	“Works” means works of authorship and other copyrightable materials and subject matter, including Software to the extent within the subject matter of copyright.
2.	LICENSES, RELEASES, AND COVENANTS GRANTED TO HITACHI
2.1	SSD License to HITACHI. Buyer Parent, on behalf of itself and its Subsidiaries, hereby grants to HITACHI a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense (other than pursuant to Section 2.4), under the Buyer Parent SSD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of SSD.
2.2	RAID License to HITACHI. Buyer Parent, on behalf of itself and its Subsidiaries, hereby grants to HITACHI a non-exclusive, irrevocable, fully paid-up, world- wide, license, without the right to grant a sublicense (other than pursuant to Section 2.4), under the Buyer Parent RAID Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of RAID.

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2.3	Past Release to HITACHI. Buyer Parent, on behalf of itself and its Subsidiaries, hereby irrevocably releases and forever discharges HITACHI and the HITACHI Sublicensed Subsidiaries from any and all claims, losses, demands, causes of action, liabilities, and rights of action of any kind, at law or in equity, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or unliquidated, for any act of direct or indirect infringement, before the Closing Date, of any Buyer Parent SSD Patent or Buyer Parent RAID Patent by HITACHI or any HITACHI Sublicensed Subsidiary making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of SSD (in the case of Buyer Parent SSD Patents) or RAID (in the case of Buyer Parent RAID Patents). For the avoidance of doubt, the foregoing release is intended to and does apply to all activities of HITACHI and the HITACHI Sublicensed Subsidiaries that fall within the scope of the licenses granted by Buyer Parent set forth in this Agreement that were carried out before the Closing Date.
2.4	Extension to HITACHI’s Subsidiaries. HITACHI shall have a right to extend to its Subsidiaries the rights, releases, licenses, covenants and any other privileges granted to HITACHI hereunder, if such Subsidiary agrees to abide by the terms and conditions of this Agreement and include its Patents in HITACHI HDD Patents, HITACHI External Drive Patents, HITACHI RAID Patents, and HITACHI SSD Patents as if it were named in the place of HITACHI hereunder, subject to the termination provision in Section 4.2.
2.5	Covenant Not To Sue HITACHI Regarding RAID. Buyer Parent and its Subsidiaries shall reserve the right to sue the sellers and/or manufacturers of HDD incorporated into RAID sold to HITACHI or HITACHI Sublicensed Subsidiaries for infringement of Buyer Parent Patents related to HDD by making, using, selling, offering to sell, leasing, importing or otherwise disposing of such HDD incorporated into RAID; provided however, that Buyer Parent, on behalf of itself and its Subsidiaries, covenants not to sue HITACHI, HITACHI Sublicensed Subsidiaries, or their customers (to the extent the RAID was purchased from HITACHI or HITACHI Sublicensed Subsidiaries) for infringement of Buyer Parent Patents related to HDD by using, leasing, importing, exporting, selling, offering to sell such HDD incorporated into RAID.
3.	LICENSES, RELEASE AND COVENANTS GRANTED TO BUYER PARENT
3.1	HDD/HDD Component License to Buyer Parent. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide, license, without the right to grant a sublicense, under the HITACHI HDD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of HDD and HDD Components.

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3.2	SSD License to Buyer Parent. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense, under HITACHI SSD Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of SSD.
3.3	RAID License to Buyer Parent. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense, under HITACHI RAID Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of RAID.
3.4	External Drive License to Buyer Parent. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide term license, without the right to grant a sublicense, under HITACHI External Drive Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of External Drive.
3.5	Storage Software License. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a non-exclusive, irrevocable, fully paid-up, world-wide, term license, without the right to grant a sublicense, under the Storage Software Patents, to make, Have Made, use, import, export, sell, lease, offer to sell, or otherwise dispose of the Storage Software Products, including future versions thereof.
3.6	HITACHI Licensed Copyrights License. Subject, in the case of any particular HITACHI Licensed Work, to any applicable Existing Terms, HITACHI, on behalf of itself and the HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries a nonexclusive, irrevocable, fully paid-up, world-wide, perpetual license under the HITACHI Licensed Copyrights to reproduce, distribute, display, perform, and make derivative works of any Works covered by the HITACHI Licensed Copyrights (“HITACHI Licensed Works”), in each case, in the ordinary course of the business of Buyer Parent and its Subsidiaries (such license, the “HITACHI Licensed Copyrights License”). Buyer Parent and its Subsidiaries may grant sublicenses under the HITACHI Licensed Copyrights License to third parties in connection with the development, manufacture, distribution, provision, sale and use of any products or services of Buyer Parent and its Subsidiaries, in each case, solely in such fields, provided that any disclosure to such third parties of HITACHI Licensed Trade Secrets embodied in HITACHI Licensed Works (and any use of such HITACHI Licensed Trade Secrets by such third parties) shall be only as permitted by Section 3.8.

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3.7	HITACHI Licensed Trade Secrets License. Subject to the terms and conditions of this Agreement and, in the case of any particular HITACHI Licensed Trade Secret, to any applicable Existing Terms, HITACHI, on behalf of itself and the HITACHI Sublicensed Subsidiaries, hereby grants to Buyer Parent and its Subsidiaries, a nonexclusive, irrevocable, fully paid-up, worldwide, perpetual license under the HITACHI Licensed Trade Secrets to use the HITACHI Licensed Trade Secrets, in each case, in the ordinary course of the business of Buyer Parent and its Subsidiaries (the “HITACHI Licensed Trade Secrets License”). The HITACHI Licensed Trade Secrets shall be deemed Confidential Information of HITACHI and the HITACHI Trade Secret License shall be subject to the terms and conditions of Section 3.8. Notwithstanding the preceding sentence, Buyer Parent and its Subsidiaries may disclose the HITACHI Licensed Trade Secrets to and allow use of the HITACHI Licensed Trade Secrets by third parties as reasonably necessary in connection with the development, manufacture, distribution, provision, sale, and use of the products and services of Buyer Parent and its Subsidiaries, in each case, solely in such fields, provided that such third parties are bound in writing by confidentiality terms at least as protective as those set forth in Section 3.8. Except as expressly set forth in the preceding sentence or as expressly permitted by Section 3.8, Buyer Parent and its Subsidiaries shall not (and shall have no right to) disclose or allow the use of any HITACHI Licensed Trade Secret.
3.8	Confidentiality. Buyer Parent and its Subsidiaries shall maintain the HITACHI Licensed Trade Secrets with at least the same degree of care it uses to protect its own proprietary information of a similar nature or sensitivity, but no less than reasonable care under the circumstances. Buyer Parent and its Subsidiaries shall not disclose any HITACHI Licensed Trade Secrets to third parties except where (i) such disclosure is required by law or order of a court of competent jurisdiction, provided that, in such event, Buyer Parent shall provide HITACHI prompt, advance notice of such requirement to allow intervention (and shall cooperate with HITACHI) to contest or minimize the scope of the disclosure (including through application for a protective order), (ii) the HITACHI Licensed Trade Secret disclosed was in the public domain prior to the disclosure to Buyer Parent or its Subsidiaries, (iii) the HITACHI Licensed Trade Secret disclosed becomes part of the public domain by publication or otherwise except by breach of this Agreement, or (iv) Buyer Parent can establish by competent proof the HITACHI Licensed Trade Secret disclosed was received from a third party without restrictions on confidentiality. Buyer Parent shall be responsible to HITACHI for the acts and omissions of any Subsidiary, employee or agent with respect to such confidentiality obligations. To the extent a particular HITACHI Licensed Trade Secret is subject to confidentiality obligations under a written agreement existing as of the Closing Date between HGST or any of its Subsidiaries, on the one hand, and HITACHI or any HITACHI Sublicensed Subsidiary, on the other hand, the obligations set forth in this Section 3.8 will not extend in duration beyond the expiration of the confidentiality obligations set forth in such written agreement.

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3.9	Past Release to Buyer Parent. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, hereby irrevocably releases and forever discharges Buyer Parent and its Subsidiaries from any and all claims, losses, demands, causes of action, liabilities, and rights of action of any kind, at law or in equity, whether known or unknown, suspected and unsuspected, disclosed and undisclosed, liquidated or unliquidated, for any act of direct or indirect infringement, before the Closing Date, of any HITACHI HDD Patent, HITACHI SSD Patent, HITACHI External Drive Patent, HITACHI RAID Patent or Storage Software Patent by Buyer Parent or its Subsidiaries making, using, importing, exporting, selling, leasing, offering to sell, or otherwise disposing of HDD (in the case of HITACHI HDD Patents), External Drive (in the case of HITACHI External Drive Patents), SSD (in the case of HITACHI SSD Patents), RAID (in the case of HITACHI RAID patents) or Storage Software Products (in the case of Storage Software Patents). For the avoidance of doubt, the foregoing release is intended to and does apply to all activities of Buyer Parent and its Subsidiaries that fall within the scope of the licenses granted by HITACHI set forth in this Agreement that were carried out before the Closing Date.
3.10	No Licenses to Third Parties. Nothing in this Agreement shall be deemed to grant any license, immunity, release, or other right to any person or entity, other than the Parties and their respective Subsidiaries, as provided herein.
4.	TERMS AND TERMINATIONS
4.1	Termination and Survival. The licenses granted in Sections 2.1, 3.2, 3.3, 3.4 and 3.5 shall terminate at the end of Term. Further, the license grant in Sections 2.2 and 3.1 shall terminate in part: with respect to Section 2.2, only the license under Buyer Parent RAID Patents that are not HGST RAID Patents shall terminate at the end of the Term; with respect to Section 3.1, only the license under Patents issued or issuing on patent applications entitled to a first effective filing date after the first anniversary of the Closing Date shall terminate at the end of the Term. The remainder of the licenses set forth in Sections 2.2 and 3.1, including their transferability, shall continue and remain in full force and effect until the expiration of the life of the last Patent, as defined herein. In addition, the covenant set forth in Section 2.5 shall terminate (a) at the end of the Term, with respect to Patents issued or issuing on patent applications entitled to a first effective filing date after the first anniversary of the Closing Date and (b) upon the expiration of the life of the last Patent subject to the covenant, as to all other Patents subject to the covenant. The remainder of this Agreement, including the licenses set forth in Sections 3.6 and 3.7 and the provisions of Section 3.8, shall continue and remain in full force for so long as any HITACHI License Copyright or HITACHI Licensed Trade Secret continues to exist and be enforceable.
4.2	Termination of the Rights Granted to Subsidiaries. All rights, licenses and covenants granted to any Subsidiaries of either Party shall automatically terminate in the event that such Subsidiaries no longer fall under the definition of “Subsidiary,” as defined herein.
4.3	Termination For Material Breach. If Buyer Parent or any of its Subsidiaries breaches Section 2.5 of this Agreement, and if such material breach is not corrected within sixty (60) days after written notice by HITACHI, the continuing covenants, rights, licenses, and any other privileges granted to Buyer Parent and its Subsidiaries in this Agreement may be terminated by HITACHI forthwith by written notice to Buyer Parent; provided that no such termination shall terminate, modify or limit, in any manner, any of the continuing covenants, rights, licenses, and any other privileges granted to HITACHI and the HITACHI Sublicensed Subsidiaries in this Agreement, all of which shall continue unaffected.

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4.4	Termination For Bankruptcy. A Party may terminate this Agreement by giving written notice of termination to the other Party at any time upon or after:
(a)	the filing by the other Party of an petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;

(b)	any adjudication that the other Party is bankrupt or insolvent;
(c)	the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(d)	the appointment of a receiver for all or substantially all of the property of the other Party;
(e)	the institution of any proceeding for the liquidation winding up of the other Party’s business which petition or proceeding is not dismissed within sixty (60) days.
Notwithstanding the foregoing, the occurrence of any of the events provided above shall not be deemed to terminate, modify or limit, in any manner (or permit a Party to terminate, modify or limit, in any manner), any of the continuing covenants, rights, licenses and any other privileges granted to the terminating Party and its Subsidiaries in this Agreement, all of which shall continue unaffected by such event.
4.5	No Release on Termination. No termination in this Agreement pursuant to Section 4.2, 4.3, or 4.4 above shall relieve either Party of any obligation or liability accrued hereunder prior to such termination.
5.	REPRESENTATIONS AND WARRANTIES
5.1	Authority. Each Party represents and warrants that it has the corporate power and authority to enter this Agreement, and to carry out the terms and obligations set forth in this Agreement, and that the persons executing this Agreement on its behalf have the authority to act for and bind the Party and/or, in case of Buyer Parent, its Subsidiaries, and in case of HITACHI, HITACHI Sublicensed Subsidiaries.
5.2	Buyer Parent’s Right To Grant. Buyer Parent, on behalf of itself and its Subsidiaries, represents and warrants that Buyer Parent (or a Subsidiary of Buyer Parent) owns, and that Buyer Parent has the right to license, the Patents licensed by Buyer Parent; and that it is not a party to any agreements or obligations inconsistent with this Agreement.

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5.3	HITACHI’s Right To Grant. HITACHI, on behalf of itself and HITACHI Sublicensed Subsidiaries, represents and warrants that HITACHI (or a HITACHI Sublicensed Subsidiary) owns, and that HITACHI has the right to license, the Patents licensed by HITACHI; and that it is not a party to any agreements or obligations inconsistent with this Agreement.
5.4	No Warranty by Buyer Parent. This Agreement does not and shall not be interpreted or construed to include: (a) any warranty or representation on the part of Buyer Parent as to the validity, enforceability, or scope of any Patent licensed by Buyer Parent; (b) any warranty or representation that any specific apparatus or method used by HITACHI in connection with any Patents licensed by Buyer Parent is or will be free from infringement of patents of others or other intangible rights of third parties; (c) any requirement to file any patent application, or secure or maintain any patent; (d) any obligation to bring or prosecute any action for infringement of any Patent licensed by Buyer Parent; (e) any obligation to furnish any technical or support information; (f) any license or right by implication or estoppel; or (g) any warranty of MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE for implementations of Patents licensed by Buyer Parent.
5.5	No Warranty by HITACHI. This Agreement does not and shall not be interpreted or construed to include: (a) any warranty or representation on the part of HITACHI as to the validity, enforceability, or scope of any Patent licensed by HITACHI; (b) any warranty or representation that any specific apparatus or method used by Buyer Parent or its Subsidiaries in connection with any Patent licensed by HITACHI is or will be free from infringement of patents of others or other intangible rights of third parties; (c) any requirement to file any patent application, or secure or maintain any patent; (d) any obligation to bring or prosecute any action for infringement of any Patent licensed by HITACHI; (e) any obligation to furnish any technical or support information; (f) any license or right by implication or estoppel; or (g) any warranty of MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE for implementations of the Patents licensed by HITACHI.
6.	NOTICES
All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other internationally recognized express carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to a Party at the addresses set forth below, or at such other address as a Party may substitute by written notice provided to the other Party in such manner. Such notices shall be deemed to have been served when delivered.

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If to HITACHI:
IP Business Division
Intellectual Property Group
Hitachi, Ltd.
Atten: General Manager
6-1 Marunouchi 1-chome, Chiyoda-ku
Tokyo 100-8220 Japan
If to Buyer Parent:
7.	BUSINESS ACQUISITION, TRANSFER, CHANGE OF CONTROL, ETC.
7.1	Assignment and Change of Control of Buyer Parent HDD Business. Buyer Parent may assign or transfer the rights, licenses, and covenants under Section 3.1 of this Agreement in connection with any sale or other transfer of (i) all or substantially all of Buyer Parent’s HDD business, (ii) all or substantially all of Buyer Parent’s HDD-related assets in a single transaction or a series of transactions, or (iii) any transaction under which Buyer Parent undergoes a change in control.
7.2	Assignment of Buyer Parent Non-HDD Business. In connection with any sale or other transfer of (a) all or substantially all of Buyer Parent’s RAID, External Drive, and/or SSD business, or (b) all or substantially all of Buyer Parent’s RAID-, External Drive-and/or SSD-related assets in a single transaction or a series of transactions, Buyer Parent may assign or transfer the rights, licenses and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 corresponding to the sold or transferred business, subject to the following limitations:
(a)	The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 shall be assignable provided that: the acquiring third party (“Acquiring 3rd Party”) agrees to grant a royalty-free license to HITACHI and the HITACHI Sublicensed Subsidiaries under the Patents which would fall within the scope of Buyer Parent SSD Patents or Buyer Parent RAID Patents if the Acquiring 3rd Party were named in the place of Buyer Parent in Sections 1.4 and 1.5 hereunder, in each case for the applicable term set forth in Section 4.1;
(b)	The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 shall not be extended to the business originally run by the Acquiring 3rd Party or any of its Subsidiaries. To the extent that such rights, licenses and covenants continue to extend to the acquired portion of the business, the extension shall be limited to a revenue of such business equal to no more than the revenue of the acquired business in the twelve (12) months preceding such sale or transfer plus twenty percent (20%); and shall also be limited, in each of the successive twelve-month periods following such transfer or sale, to a revenue equal to no more than the immediately preceding twelve-month period plus twenty percent (20%). To the extent that the business exceeds this cap, and the Acquiring 3rd Party desires to obtain further rights and licenses, the Acquiring 3rd Party and HITACHI shall discuss a mutually acceptable resolution; and,

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(c)	In no event shall the rights, licenses, and covenants under Sections 3.2, 33, 3.4, 3.5 and/or 3.6 supersede or relieve any obligation by any party to pay on-going royalties under any existing patent license agreement with respect to business operations of the Acquiring 3rd Party.
(d)	The rights, licenses, and covenants under Sections 3.2, 3.3, 3.4, 3.5 and/or 3.6 may not be assigned or transferred by Buyer Parent to any Acquiring 3rd Party if such Acquiring 3rd Party or any of its Subsidiaries has made, in court or otherwise, a written allegation of patent infringement against HITACHI that existed prior to the completion of the assignment or transfer and has not been resolved prior to the completion of the assignment or transfer.
7.3	Impact of Change of Control of Buyer Parent or HGST on Sections 3.2, 3.3, 3.4, 3.5, and 3.6 Licenses. In the event that in a single transaction or in a series of transactions Buyer Parent is acquired by a third party, through a merger, stock sale, asset purchase, or otherwise, HITACHI may, at its option, terminate the rights, licenses, and covenants under Section 3.2. 3.3, 3.4, 3.5 or 3.6 of this Agreement (but not the license under Section 3.1), if and only if the Acquiring 3rd Party or any of its Subsidiaries is a competitor in the RAID business. Buyer Parent shall timely notify HITACHI in writing of the acquisition with the information reasonably required for HITACHI to determine whether or not to terminate those rights, including the framework and schedule of the acquisition. HITACHI shall notify, in turn, Buyer Parent in writing of its election whether or not to terminate the license within ninety (90) days after receipt of the notice. In the event that HITACHI chooses to terminate the license pursuant to the terms of this provision, HITACHI and Buyer Parent shall have a good faith basis upon which to renegotiate the license. Notwithstanding the foregoing, the rights, licenses and covenants in Sections 3.1 and 3.8 shall not be terminated in any event.
7.4	Acquisition of Non-HDD Business by Buyer Parent. In the event that Buyer Parent directly or indirectly acquires a Non-HDD Business pursuant to a merger, asset or stock purchase, or otherwise in a single transaction or a series of transactions during the Term, HITACHI shall have an option not to extend the rights, licenses, releases, and covenants under Section 3 to such Non-HDD Business; provided, however, if HITACHI exercises the option, the Patents owned or controlled by the acquired Non-HDD Business shall not be included in the definitions of Buyer Parent SSD Patents or Buyer Parent RAID Patents. Buyer Parent shall notify HITACHI in writing of the acquisition with information of the acquired Non-HDD Business reasonably required for HITACHI to determine the exercise of the option. HITACHI shall notify, in turn, Buyer Parent in writing of its exercise of the option or not within ninety (90) days after HITACHI received such notice without delay.

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7.5	Assignment of RAID Business By HITACHI. HITACHI may assign or transfer the rights, licenses and covenants under Section 2.2 in connection with any sale or other transfer of (i) all or substantially all of HITACHI’s RAID business or (ii) substantially all of HITACHI’s related RAID assets in a single transaction or a series of transactions.
7.6	Assignment of SSD Business By HITACHI. HITACHI may assign or transfer the rights, licenses and covenants under Section 2.1 in connection with any sale or other transfer of (i) all or substantially all of HITACHI’s SSD business or (ii) substantially all of HITACHI’s related SSD assets in a single transaction or a series of transactions during the Term.
7.7	Change of Control of HITACHI. In the event that in a single transaction or in a series of transactions HITACHI is acquired by a third party, through a merger, stock sale, asset purchase, or otherwise, this Agreement shall remain effective and shall not be terminated.
7.8	Notice of Assignment/Transfer. In the event of a valid assignment or transfer (i.e., one made pursuant to the terms of Section 7.1, 7.2, 7.5 or 7.6 above) by either Party of this Agreement, the transferring or assigning Party shall, within ninety (90) calendar days, provide the other Party notice, in writing, of such assignment or transfer and shall identify the person to whom it has made such assignment or transfer.
7.9	Effect of Assignment. Any license, covenants and/or any other rights assigned by either Party pursuant to any provision of this Section 7 shall be effective with respect to the assignee (and its business and operations) on a prospective basis only. Accordingly, no such assignment shall relieve, release or discharge any assignee from any liability for damages accruing prior to the effective date of the applicable assignment due to the infringement of any Patent licensed under this Agreement. Should either Party assign or otherwise transfer this Agreement or any of its respective Patents, such transfer shall not operate to terminate, impair or in any way modify the licenses and releases provided by the Parties herein, except as expressly provided for under the terms of this Agreement.
7.10	Assignment of Patents. From and after any assignment or transfer of a Patent by either Party or its Subsidiaries, the assignee shall be bound by the terms and conditions of this Agreement with respect to such Patents.
7.11	Sublicense. Neither party, nor their Subsidiaries, may sublicense any rights under this Agreement unless otherwise provided hereunder.

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8.	MISCELLANEOUS
8.1	Entire Agreement. This Agreement contains the complete agreement between, and contains all of the promises and undertakings made to each other by, the Parties regarding the subject matter of this Agreement. Any and all prior agreements, representations, negotiations, and undertakings between the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged by and into this Agreement. This Agreement may not be revised or modified without the mutual written consent of the Parties.
8.2	Severability. If any paragraph, provision or clause of this Agreement shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, in a judgment from which no further appeal can be taken, the remainder of this Agreement shall remain valid and enforceable, and to the extent required in the pursuit of this Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision that reflects the Parties’ intent in entering this Agreement.
8.3	No Other Rights. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any non-patent intellectual property right, or any patent, other than the Patents licensed to Buyer Parent and HITACHI. Neither Party is required hereunder to furnish or disclose to the other any technical or other information (including copies of Patents licensed to Buyer Parent and HITACHI.)
8.4	ADR Provision. The Parties agree that, in the event of a dispute arising under this Agreement, the Parties shall agree to attend a non-binding mediation prior to bringing any action in a court of law. The mediation shall be facilitated by a neutral third-party, selected by the parties. A representative from each Party with authority to settle on behalf of that party shall attend the mediation in person. The purpose of the mediation is to resolve the disputed issue(s) without the need for formal legal proceedings.
8.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and fully performed in such state.
8.6	Jurisdiction. The Parties agree that the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) shall have exclusive jurisdiction of interpreting or enforcing this Agreement. The parties expressly waive their right to a trial by jury.
8.7	Counterparts. This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

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8.8	Bankruptcy Code. The Parties acknowledge and agree that the rights and licenses granted in this Agreement, including but not limited to Section 2.0, are “intellectual property” as defined in Section 101 (35) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), for purposes of Section 365(n) of the Code, and have been licensed in this Agreement in a contemporaneous exchange for value.
8.9	Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request, to effect, evidence, record or perfect any of the licenses and other rights set forth in this Agreement. The requesting Party shall reimburse the other Party for its reasonable out-of-pocket costs in responding to a request under this Section.
8.10	Disclosure. The terms of this Agreement shall remain confidential and neither Party shall disclose this Agreement or its terms to any individual or entity, except (a) with the prior written consent of the other Party, (b) to the extent disclosure by a Party is required by law or order of a court of competent jurisdiction, provided that, in such event, such Party shall provide the other Party prompt, advance notice of such requirement to allow intervention (and shall cooperate with the other Party) to contest or minimize the scope of the disclosure (including through application for a protective order) or (c) in confidence by a Party to its auditors or legal counsel in connection with the provision of audit or legal services (respectively) to such Party, to the extent required for the provision of such services.
[Remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.
For and on behalf of
Hitachi Ltd., and HITACHI Sublicensed Subsidiaries,

By:			Date:

	Name:	Naoya Takahashi
	Title:	Executive Vice President and Executive Officer

For and on behalf of
Western Digital Corporation, a Delaware corporation, and its Subsidiaries,

By:			Date:

Name:
Title:
[Signature Page for IP License Agreement]

Exhibit C
Form of
INVESTOR RIGHTS AGREEMENT
This Investor Rights Agreement (the “Agreement”) is made as of this [_____] day of [_____] among Western Digital Corporation, a Delaware corporation (the “Company”), and Hitachi, Ltd., a company incorporated under the laws of Japan (the “Investor”).
WHEREAS, the Company, Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Company (the “Buyer”), the Investor, and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore and a wholly-owned subsidiary of the Investor (“Viviti”), are parties to that certain Stock Purchase Agreement, dated as of March 7, 2011 (the “Stock Purchase Agreement”), pursuant to which the Investor will receive from the Buyer on the Closing Date Twenty Five Million (25,000,000) shares of the Company’s Common Stock (the “Shares”) as a portion of the consideration for the sale of the Investor’s stock in Viviti; and
WHEREAS, in connection with the Stock Purchase Agreement and the transfer of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the Investor’s ownership of the Shares.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Definitions. The following terms shall have the following meanings:
“13D Group” means any partnership, limited partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act.
“Action” means any action, suit, proceeding, hearing, order, charge, complaint, claim, arbitration or investigation at Law or in equity, or before any Governmental Entity.
“Affiliate” means any Person now or hereafter controlling, controlled by or under common control with another Person.
“Agreement” has the meaning set forth in the Preamble.
“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.
“Board” or “Board of Directors” means the Board of Directors of the Company.

“brokers’ transaction” has the meaning ascribed to such term under Rule 144(g) under the Securities Act.
“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.
“Buyer” has the meaning set forth in the Recitals.
“Change of Control” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition by the Company of more than fifty percent (50%) of the Company’s assets; (ii) the consolidation, merger or other business combination of the Company with or into any other entity, unless, immediately after such consolidation, merger or other business combination, shareholders of the Company immediately prior to the consummation of the transaction continue to own Equity Securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of such new or surviving entity; or (iii) the acquisition by any Person, whether singly or as part of a 13D Group, as a result of one transaction or a series of transactions over time, of Equity Securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of the Company. For purposes of this definition, a sale of more than fifty percent (50%) of the Company’s assets includes a sale of more than fifty percent (50%) of the aggregate value of the assets of the Company and its Affiliates or the sale of equity interests of one or more of the Company’s Affiliates with an aggregate value in excess of fifty percent (50%) of the aggregate value of the Company and its Affiliates or any combination of methods by which more than fifty percent (50%) of the aggregate value of the Company and its Affiliates is sold.
“Closing” has the meaning set forth in the Stock Purchase Agreement.
“Closing Date” has the meaning set forth in the Stock Purchase Agreement.
“Common Stock” means the Common Stock of the Company, par value 0.01 United States dollars.
“Company” has the meaning set forth in the Preamble.
“Company Indemnitees” has the meaning set forth in Section 4.06(b).
“Company Supported Distribution” means a public underwritten offering by the Company of Registrable Securities that is designated by the Investor as a “Company Supported Distribution” in the applicable Shelf Take-Down Notice or Demand Notice.
“Competitors” has the meaning set forth in Section 3.03(b)(i).
“Competitor List Letter” has the meaning set forth in Section 3.03(b)(i).
“Competitor Transferees” has the meaning set forth in Section 3.03(b)(i).
“Demand Notice” has the meaning set forth in Section 4.02(a).

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“Demand Registration” has the meaning set forth in Section 4.02(a).
“Demand Registration Statement” has the meaning set forth in Section 4.02(a).
“Election Meetings” has the meaning set forth in Section 2.01.
“Equity Securities” of the Company means any capital stock or other equity interests of the Company, any securities convertible into, exercisable for or exchangeable for capital stock or other equity interests of the Company, and any other rights, warrants or options to acquire any of the foregoing securities.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.
“Existing Shelf Registration Statement” has the meaning set forth in Section 4.01(a).
“FINRA” means the Financial Industry Regulatory Authority.
“FIRPTA Certificate” has the meaning set forth in Section 3.03(e).
“Governmental Entity” means any supranational, foreign, domestic, federal, territorial, state, county, city, township or other local governmental authority, or any regulatory, self-regulatory, administrative or other agency, instrumentality, court, government organization, quasi-governmental organization, mediator, arbitrator or arbitral forum (whether public or private), commission, tribunal thereof, or any political or other subdivision, department or branch of any of the foregoing, or any private body exercising any tax, regulatory or governmental or quasi-governmental authority.
“Indemnified Party” has the meaning set forth in Section 4.06(c).
“Indemnifying Party” has the meaning set forth in Section 4.06(c).
“Investor” has the meaning set forth in the Preamble.
“Investor Designee Termination Event” has the meaning set forth in Section 2.06.
“Investor Designee” and “Investor Designees” have the meanings set forth in Section 2.01.
“Investor Indemnitees” has the meaning set forth in Section 4.06(a).
“Law” means any foreign or domestic constitutional provision, act, statute or other law, ordinance, rule, regulation or interpretation of any Governmental Entity and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ, doctrine, assessment or arbitration award or similar form of decision or determination issued by a Governmental Entity.

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“Lockup Period” means, with respect to the Shares Beneficially Owned by the Investor, the period commencing on the date of this Agreement and ending on the day that is one (1) year from the date of this Agreement.
“Losses” shall have the meaning set forth in Section 4.06(a).
“Other Securities” means the Common Stock or other securities of the Company which the Company is registering pursuant to a Registration Statement covered by ARTICLE 4.
“Permitted Acquisition” has the meaning set forth in Section 3.01(a).
“Permitted Transfer” has the meaning set forth in Section 3.03(d).
“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Entity.
“Piggyback Notice” has the meaning set forth in Section 4.03(a).
“Piggyback Registration” has the meaning set forth in Section 4.03(a).
“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.
“Registrable Securities” means the Shares acquired by the Investor pursuant to the Stock Purchase Agreement, as well as any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement generally of, such Shares or other Registrable Securities and any securities issued in exchange for such Shares or other Registrable Securities in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale by the Investor has been declared or deemed effective by the SEC and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities have been otherwise Transferred (other than pursuant to Section 3.03(d)(i) and in accordance with Section 6.04), (iii) such securities shall have ceased to be outstanding or (iv) such securities have been or could all be sold in a single transaction without volume or other limitations pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act.
“Registration Expenses” has the meaning set forth in Section 4.04(a).
“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

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“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.
“Shares” has the meaning set forth in the Preamble.
“Shelf Date” has the meaning set forth in Section 4.01(a).
“Shelf Registration Statement” has the meaning set forth in Section 4.01(a).
“Shelf Take-Down Notice” has the meaning set forth in Section 4.01(b).
“Significant Subsidiary” means a significant subsidiary (as defined under the Exchange Act) of the Company.
“Standstill Period” means the period commencing on the Closing Date and continuing until the earlier to occur of (i) a Change of Control or (ii) the date which is 90 days following the termination of the Investor’s rights pursuant to Section 2.06.
“Stock Purchase Agreement” has the meaning set forth in the Recitals.
“Suspension Period” has the meaning set forth in Section 4.05(a)(ii).
“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.
“Viviti” has the meaning set forth in the Recitals.

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ARTICLE 2
BOARD REPRESENTATION
Section 2.01 Investor Designee Appointment and Nomination Right. The Investor shall have the right to designate two nominees to serve as directors of the Company (each, an “Investor Designee” and, together, the “Investor Designees”). The initial Investor Designees shall be [_____] and [_____]. Promptly after the Closing, the Company shall increase the size of the Board by two, and fill the resulting vacancies with the initial Investor Designees in accordance with the Company’s Bylaws. Thereafter, the Company shall (a) include the Investor Designees in its slate of nominees for election to the Board of Directors at each annual or special meeting of stockholders of the Company following the Closing at which directors are to be elected and at which the seats held by the Investor Designees are subject to election (such annual or special meetings, the “Election Meetings”) and (b) recommend that the Company’s stockholders vote in favor of the election of the Investor Designees, support the Investor Designees for election in a manner no less favorable than the manner in which the Company supports its other nominees, and otherwise use commercially reasonable efforts to cause the election of the Investor Designees to the Board of Directors at each of the Election Meetings. The foregoing appointment and nomination rights will be subject to the Investor Designees satisfying the Company’s Board Qualifications (as defined in Section 2.03); provided that, if an Investor Designee does not meet the Board Qualifications, (i) the Company will not nominate a replacement candidate in place of the rejected Investor Designee (unless the Investor does not nominate a replacement candidate pursuant to its rights in the following clause (ii) within the time period stated in such clause), and (ii) the Investor shall have the right (if exercised as promptly as reasonably practicable and in any event within 30 days) to nominate a replacement candidate in place of the rejected Investor Designee until such time as an Investor Designee that meets the Board Qualifications is put forward by the Investor. For the avoidance of doubt, the Company hereby affirms that each of the initial Investor Designees identified above satisfies the Board Qualifications.
Section 2.02 Vacancies. At any time prior to an Investor Designee Termination Event, if an Investor Designee who has been duly elected to the Board resigns from the Board, is removed (with or without cause) pursuant to applicable Law or the Company’s Bylaws, fails to satisfy the Board Qualifications, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the Company shall use commercially reasonable efforts to cause the vacancy to be filled by a new Investor Designee prior to or concurrent with any further meeting or action by the Board.
Section 2.03 Board Qualifications. Each Investor Designee shall, at the time of nomination and at all times thereafter until such individual’s service on the Board of Directors ceases, (a) meet any applicable requirements under applicable Law, stock exchange rules or the Company’s corporate governance policies to be a member of the Board of Directors, (b) be an executive officer or former executive officer of the Investor, (c) not be an officer or director of any Competitor or Competitor Transferee, and (d) prior to being nominated, agree to comply with the requirements of this Section 2.03 (the “Board Qualifications”). The Company shall not revise or amend the Board Qualifications in a manner that has the intent or effect of adversely affecting the nomination or election of an Investor Designee (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify Persons known by the Company to be the Investor’s probable designees).
Section 2.04 Compensation, Indemnification and Insurance. Investor Designees shall be entitled to the same retainer, equity compensation or other fees or compensation, including travel and expense reimbursement, paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. For so long as an Investor Designee continues to serve as a director and for a period of six (6) years thereafter, the Company shall, to the extent permitted by applicable Laws, indemnify such Investor Designees and shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same extent it now indemnifies and provides insurance for the non-executive members of the Board of Directors. In all directors’ and officers’ insurance policies, each Investor Designee shall be covered as an insured in such a manner as to provide the Investor Designee with rights and benefits under such insurance policies no less favorable than provided to the other non-executive directors of the Company.

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Section 2.05 Committees. Unless otherwise agreed to by the Board of Directors, the Investor Designees shall not be appointed to or otherwise gain membership on any of the Board committees.
Section 2.06 Termination of Investor Designee Rights. Notwithstanding the foregoing:
(a) the Investor’s rights under this ARTICLE 2 with respect to one of the Investor Designees shall terminate automatically at the end of the second full calendar year following the Closing Date; and
(b) all of the Investor’s rights under this ARTICLE 2 shall terminate automatically (in the case of (i) and (ii)) or following written notice from the Company (in the case of (iii)) upon the earliest to occur of:
(i) the Investor ceasing to Beneficially Own at least fifty percent (50%) of the Shares received pursuant to the Stock Purchase Agreement;
(ii) if the Investor has first sold at least ten percent (10%) of the Shares received pursuant to the Stock Purchase Agreement, the Investor ceasing to Beneficially Own at least five percent (5%) of the total issued and outstanding Common Stock; or
(iii) any (A) breach by the Investor of the provisions of ARTICLE 3 of this Agreement or (B) material breach by the Investor of the Non-Competition Agreement between the parties entered into upon the Closing of the transactions contemplated by the Stock Purchase Agreement, provided that in the case of (B), if such breach is a Remediable Breach (as such term is defined in the Non-Competition Agreement) and such breach is cured pursuant to the dispute resolution procedures set forth in Section 4 thereof, then such breach shall not be an Investor Designee Termination Event (as defined below) hereunder.
(each of the events described in subsections (a) and (b) of this Section 2.06 are referred to as an “Investor Designee Termination Event”). The Investor shall cause any applicable Investor Designee to tender his resignation from the Board of Directors promptly upon the occurrence of an Investor Designee Termination Event.
Section 2.07 Non-Transferability. The Investor may not Transfer to any Person all or any portion of its rights under this ARTICLE 2 under any circumstances, notwithstanding the Transfer of all or any portion of the Shares.

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ARTICLE 3
INVESTOR RESTRICTIONS
Section 3.01 Standstill. During the Standstill Period and unless otherwise approved by the Board of Directors (excluding any Investor Designees), the Investor will not, and will cause each of its Affiliates, directors, officers or employees not to, directly or indirectly, acting alone or as part of a 13D Group:
(a) acquire or agree, offer, seek or propose, whether by purchase, tender or exchange offer, by joining any 13D Group or otherwise, to acquire ownership of any, (x) of the businesses or material assets of the Company or any Significant Subsidiary (except for any transaction in the ordinary course of business), (y) any Equity Securities or any equity securities of any Significant Subsidiary, or (z) rights or options to acquire such ownership other than (i) the delivery of the Shares pursuant to the Stock Purchase Agreement, (ii) the acquisition of the Company’s securities as a result of any stock splits, stock dividends or other distributions or recapitalizations or offerings made available by the Company to holders of Common Stock, including rights offerings, (iii) any acquisition of the Company’s securities approved by the Board of Directors (excluding any Investor Designees), or (iv) any acquisition of the Company’s securities pursuant to a Permitted Transfer (each event listed in clauses (i) through (iv), a “Permitted Acquisition”);
(b) engage in any “solicitation” (within the meaning of the Exchange Act) of proxies or consents relating to the election of directors with respect to the Company, or become a “participant” in any “election contest” (both within the meaning of the Exchange Act) seeking to elect directors not nominated by the Board of Directors, other than the Investor Designees, or call, or seek or propose to call, any meeting of the Company’s shareholders in connection therewith;
(c) in any manner, agree, attempt, seek or propose to deposit any securities of the Company or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Equity Securities of the Company in any voting trust or similar arrangement;
(d) form or join in the formation of a 13D Group (other than a 13D Group consisting only of the Investor and its Affiliates) with respect to any Equity Securities or equity securities of any Significant Subsidiary, or grant to any Person any proxy with respect to the exercise of voting rights with respect to the Shares; or
(e) publicly announce any intention, plan or arrangement or finance (or arrange financing for) any Person in connection with any of the foregoing.
Section 3.02 Permitted Actions.
(a) The restrictions set forth in Section 3.01(a)-Section 3.01(e) shall cease to have effect if any of the following occurs (provided, that if any event described in this Section 3.02 occurs and, during the following 12 months, none of the transactions described below has been consummated, then the restrictions set forth in Section 3.01 shall thereafter resume and continue to apply in accordance with their terms):
(i) in the event that the Company enters into a definitive agreement for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company immediately prior to the consummation of such transaction would not own (including Beneficial Ownership) more than fifty percent (50%) of the aggregate voting rights of the surviving entity;

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(ii) in the event that a tender offer or exchange offer for more than 50% of the Common Stock is commenced by any Person (and not involving any breach of Section 3.01) which tender offer or exchange offer, if consummated, would result in a Change of Control, and the Board of Directors recommends that the stockholders of the Company tender their shares in response to such offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities Laws; or
(iii) in the event that the Company makes any public announcement indicating that it is actively pursuing a Change of Control, and such announcement is not disavowed by the Company pursuant to a public announcement made within two Business Days of such first announcement.
(b) Notwithstanding the foregoing, this Section 3.02 shall not restrict or otherwise apply to the activities of any Investor Designee in such Person’s capacity as a director of the Company, acting in good faith and in satisfaction of such Person’s duties to the Company in such capacity.
Section 3.03 Dispositions.
(a) Lockup Period. The Investor agrees that during the Lockup Period, without the prior written consent of the Company, the Investor shall not, and shall not authorize, permit or direct its subsidiaries or Affiliates to, directly or indirectly, Transfer any of the Shares.
(b) Competitor Transferees.
(i) During the term of this Agreement, the Investor agrees that it shall not, and shall not allow any of its Affiliates to, Transfer, directly or indirectly, any of the Shares knowingly to any Person identified in that certain competitor list letter (the “Competitor List Letter”), dated as of the Closing Date, and provided to the Investor at the Closing, as such letter may be amended from time to time in accordance with Section 3.03(b)(ii) (collectively, “Competitors”), or to any Affiliate of any such Person (Competitors and their respective Affiliates collectively, “Competitor Transferees”), and any such Transfer shall be null and void; provided, however, that the foregoing shall not prohibit any sale of Shares through brokers’ transactions to a Person who the Investor has no reason to believe is a competitor (and, for the avoidance of doubt, Investor shall have no duty of inquiry in connection with such brokers’ transactions).
(ii) The Competitor List Letter identifies the Competitors as of the date hereof. The Company may amend the Competitor List Letter following the date hereof to add or remove Competitors from such Competitor List Letter, each such amendment to be effective upon delivery of written notice thereof to the Investor, provided that (x) any Person so added to the Competitor List Letter as a Competitor must be a material direct competitor of the Company in one of its principal lines of business, as determined in good faith by the Company, (y) there shall not be more than ten (10) Competitors in total identified on the Competitor List Letter at any time, and (z) the Company may not amend the Competitor List Letter (A) prior to the six month anniversary of the Closing, or (B) more than twice per each twelve-month period thereafter.

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(c) 5% Threshold. During the term of this Agreement, the Investor agrees that it shall not, and shall not allow any of its Affiliates to, Transfer, directly or indirectly, any of the Shares knowingly to any member of a 13D Group and any such Transfer shall be null and void; provided, however, that the foregoing shall not prohibit any sale of Shares through brokers’ transactions to a Person who the Investor has no reason to believe is a member of a 13D Group (and, for the avoidance of doubt, Investor shall have no duty of inquiry in connection with such brokers’ transactions).
(d) Permitted Transfers. Notwithstanding the foregoing, the following Transfers of the Shares shall be permitted at any time (each a “Permitted Transfer”):
(i) by the Investor to any of its Affiliates and by any Affiliate of the Investor to any other Affiliate of the Investor, provided that prior to and as a condition to any such Transfer, (A) the Company is furnished with written notice of the name and address of such Affiliate and the Shares Transferred, and (B) such Affiliate agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and provided, further, that, with respect to any Transfer of registration rights under ARTICLE 4 in connection with any Permitted Transfer under this Section 3.03(d)(i) prior to and as a condition to any such Transfer, such Affiliate agrees to designate the Investor as its exclusive representative, agent and attorney-in-fact to exercise all of its rights thereunder pursuant to a written agreement in form reasonably satisfactory to the Company; or
(ii) by the Investor to a third party pursuant to a tender offer, exchange offer, merger, consolidation or other transaction (A) which is recommended to the stockholders of the Company by the Board of Directors; or (B) in the case of a merger or other business combination transaction, which has been approved by the stockholders of the Company.
(e) Real Property Interests. In connection with a subsequent disposition of Shares, the Investor may request a certification, in accordance with applicable Treasury Regulations, to the effect that (i) any interests in the Company do not constitute “U.S. real property interests” within the meaning of section 897(c)(1) of the Internal Revenue Code of 1986, as amended and (ii) the Company is not, and has not been during the shorter of (A) the 5 years preceding the date of the certification or (B) the Investor’s holding period for the Shares, a United States real property holding corporation within the meaning of section 897(c)(2) of the Code (a “FIRPTA Certificate”). Upon the request of a FIRPTA Certificate by the Investor, the Company agrees to execute and deliver such FIRPTA Certificate within 10 days of such request, unless the Company determines, after reasonable diligence, that it cannot execute the certification because it cannot certify as to the information contained in clauses (i) or (ii). The Company’s obligation under this Section 3.03(e) shall continue until such time as the Investor has disposed of all of the Shares received pursuant to the Stock Purchase Agreement.

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ARTICLE 4
REGISTRATION RIGHTS
Section 4.01 Shelf Registration.
(a) On or before the expiration of the Lockup Period (the “Shelf Date”), so long as the Company is eligible to do so, the Company shall file with the SEC a Registration Statement providing for registration and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, of all of the Registrable Securities, provided that such obligation shall be satisfied if the Company shall have in effect an automatically effective shelf registration statement on Form S-3ASR (or any comparable or successor form or forms then in effect) (an “Existing Shelf Registration Statement”) as of the Shelf Date (any such registration statement, a “Shelf Registration Statement”) that covers resale of the Registrable Securities; provided, further, that for the avoidance of doubt, the existence of an Existing Shelf Registration Statement shall not have any effect on the restrictions set forth in Section 3.03. The Shelf Registration Statement shall be on Form S-3 (or any comparable or successor form or forms then in effect) under the Securities Act; provided, however, that if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic shelf registration statement (as defined in Rule 405 under the Securities Act). The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the Investor no longer holds any Registrable Securities. If the Shelf Registration Statement is not on Form S-3ASR, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to become effective, as promptly as practicable, but in no event later than one hundred twenty (120) days following the filing of the Shelf Registration Statement.
(b) The Investor agrees that if it wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, it will do so in accordance with this Section 4.01(b) and Section 4.05. In the event the Investor wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus, whether in an underwritten offering or otherwise that would require action by the Company pursuant to Section 4.01(b)(i), the Investor agrees to notify the Company of such intent (a “Shelf Take-Down Notice”) and shall deliver a Shelf Take-Down Notice at least twenty (20) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement, it being agreed that if the Investor intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall reasonably cooperate with the Investor to facilitate such distribution, including the actions required pursuant to Section 4.05(a)(viii) and, if a Company Supported Distribution is requested, Section 4.05(a)(xiv). From and after the date the Shelf Registration Statement is declared or deemed effective, the Company shall, as promptly as practicable after the date of the Shelf Take-Down Notice:
(i) if required by applicable Law, file with the SEC a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable Law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Investor is named as a selling security holder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit the Investor to deliver or be deemed to have delivered such Prospectus to purchasers of Registrable Securities in accordance with applicable Law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use commercially reasonable efforts to cause such post-effective amendment to be declared or deemed effective under the Securities Act as promptly as practicable;

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(ii) provide the Investor copies of any documents filed pursuant to Section 4.01(b)(i); and
(iii) notify the Investor as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 4.01(b)(i); provided, however, that if such Shelf Take-Down Notice is delivered during a Suspension Period, the Company shall so inform the Investor and shall take the actions set forth in clauses (i) and (ii) above promptly upon expiration of the Suspension Period in accordance with Section 4.05; provided, further, that the Investor shall not be entitled to deliver to the Company more than one (1) Shelf Take-Down Notice in any twelve (12) month period and each Shelf Take-Down Notice may only be made if the sale of the Registrable Securities covered thereby is reasonably expected to result in aggregate gross cash proceeds in excess of Fifty Million Dollars ($50,000,000) (without regard to any underwriting discount or commission) and, provided, further, that the Investor shall not be entitled to request more than three (3) Company Supported Distributions in the aggregate. A Shelf Take-Down Notice may not be made without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned) if the sale of the Registrable Securities covered thereby is reasonably expected to exceed the greater of (i) the value of twelve million five hundred thousand (12,500,000) Shares at the time of the sale or (ii) Five Hundred Million Dollars ($500,000,000).
(c) If any of the Registrable Securities to be sold pursuant to a Shelf Registration Statement are to be sold in a firm commitment underwritten offering which underwritten offering was initially requested by the Investor pursuant to a Shelf Take-Down Notice, and the managing underwriter of such underwritten offering advises the Investor that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with any Other Securities proposed to be included by the Company or holders thereof which are entitled to include securities in such Registration Statement, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included, together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:
(i) first, the Registrable Securities for which inclusion in such underwritten offering was requested by the Investor; and
(ii) second, among the Company and any holders of Other Securities, pro rata, based on the number of Other Securities proposed to be included in such underwritten offering by the Company and the number of Other Securities Beneficially Owned by each such holder of Other Securities;

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(d) The Investor shall have the right to notify the Company that it has determined that the Shelf Take-Down Notice be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw all activities undertaken in connection with such offering with respect to Registrable Securities, and such withdrawn Shelf Take-Down Notice shall not count against the limit of Shelf Take-Down Notices or Company Supported Distributions, as applicable; provided, however, that the Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 4.01(a), which has been subsequently abandoned or withdrawn pursuant to this Section 4.01(d) at the request of the Investor, and shall be reimbursed by the Investor for reasonable and documented out-of-pocket expenses (including legal fees and printing expenses) so incurred, unless the withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request.
(e) In the event that the SEC sets forth a limitation on the securities that may be registered on a particular Shelf Registration Statement, the Company may reduce the number of securities to be registered on such Shelf Registration Statement to such number of securities as allowed by the SEC.
Section 4.02 Demand Registration.
(a) At any time following the expiration of the Lockup Period, if the Company is unable to file, cause to be effective or maintain the effectiveness of a Shelf Registration Statement as required under Section 4.01, the Investor shall have the right, by delivering a written notice to the Company (a “Demand Notice”), to require the Company to register under and in accordance with the provisions of the Securities Act the number of Registrable Securities Beneficially Owned by the Investor and requested by such Demand Notice to be so registered (a “Demand Registration”); provided, however, that the Company shall not be required to effect more than three (3) Demand Registrations for underwritten offerings pursuant to this Section 4.02(a); provided, further, that the Investor shall not be entitled to deliver to the Company more than two (2) Demand Registrations in any twelve (12) month period; and provided, further, that a Demand Registration may not be made until at least one hundred and twenty (120) days after the date of a prior Demand Registration, and, in any event, a Demand Notice may only be made if the sale of the Registrable Securities requested to be registered by the Investor is reasonably expected to result in aggregate gross cash proceeds in excess of Fifty Million Dollars ($50,000,000) (without regard to any underwriting discount or commission); and provided, further, that the Investor shall not be entitled to request more than three (3) Company Supported Distributions in the aggregate (including underwritten Demand Registrations). A Demand Registration may not exceed the greater of (i) the value of twelve million five hundred thousand (12,500,000) Shares or (ii) Five Hundred Million Dollars ($500,000,000) without the Company’s prior written consent (not to be unreasonably withheld, delayed or conditioned). A Demand Notice shall also specify the expected method or methods of disposition

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of the applicable Registrable Securities. Following receipt of a Demand Notice, the Company shall use commercially reasonable efforts to file, as promptly as reasonably practicable, but not later than ninety (90) Business Days after receipt by the Company of such Demand Notice, a Registration Statement relating to the offer and sale of the Registrable Securities requested to be included therein by the Investor in accordance with the methods of distribution elected (a “Demand Registration Statement”) and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, but in no event later than one hundred twenty (120) days following the date of filing the Registration Statement, it being agreed that if the Investor intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall cooperate with the Investor to facilitate such distribution, including the actions required pursuant to Section 4.05(a)(viii) and, if a Company Supported Distribution is requested, Section 4.05(a)(xiv).
(b) If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter of such underwritten offering advises the Investor in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with any Other Securities proposed to be included by the Company or holders thereof which are entitled to include securities in such Registration Statement, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:
(i) first, the Registrable Securities for which inclusion in such underwritten offering was requested by the Investor; and
(ii) second, among the Company and any holders of Other Securities, pro rata, based on the number of Other Securities proposed to be included in such underwritten offering by the Company and the number of Other Securities Beneficially Owned by each such holder of Other Securities;
(c) In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least thirty (30) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.
(d) The Investor shall have the right to notify the Company that it has determined that the Registration Statement relating to a Demand Registration be abandoned or withdrawn with respect to Registrable Securities, in which event the Company shall promptly abandon or withdraw such Registration Statement with respect to Registrable Securities and such abandoned or withdrawn registration shall not count against the limit of Demand Registrations or Company Supported Distributions, as applicable; provided, however, that the Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 4.02(a), which has been subsequently abandoned or withdrawn pursuant to this Section 4.02(d) at the request of the Investor, and shall be reimbursed by the Investor for reasonable and documented out-of-pocket expenses (including legal fees and printing expenses) so incurred, unless the withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed at least five (5) Business Days prior to the Company’s receipt of such withdrawal request.

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(e) Notwithstanding anything contained herein to the contrary, with the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall be entitled to coordinate (but not in violation of Section 4.02) any offerings under this Section 4.02 with any offerings to be effected pursuant to similar agreements with the holders of Other Securities, including, if practicable, by filing one Registration Statement for all Other Securities.
(f) The Investor may not make a Demand Registration in the event that a Shelf Registration Statement is effective and covers the number of Registrable Securities that the Investor wishes to sell.
(g) In the event that the SEC sets forth a limitation on the number of securities to be registered in a particular Demand Registration, the Company may reduce the number of securities to be registered in such Demand Registration to such number of securities as allowed by the SEC.
Section 4.03 Piggyback Registration.
(a) At any time following the expiration of the Lockup Period, if the Company proposes to file a registration statement under the Securities Act with respect to an offering (i) by the Company for its own account (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto, (B) filed solely in connection with any employee benefit, dividend reinvestment, or any other similar plan or (C) for the purpose of effecting a rights offering afforded to all holders of the Shares) or (ii) for the account of any of its security holders, the Company will give the Investor written notice of such filing at least ten (10) Business Days’ prior to the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Investor the opportunity to include in such registration statement the number of Registrable Securities (for purposes of this Section 4.03, “Registrable Securities” shall be deemed to mean solely securities of the same type as those proposed to be offered for the account of the Company or its security holders) as they may request (a “Piggyback Registration”). Subject to Section 4.03(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request from the Investor for inclusion therein within five (5) Business Days after notice has been given to the Investor. The Company shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of at least thirty (30) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

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(b) If any of the securities to be registered pursuant to the registration giving rise to the Investor’s rights under this Section 4.03 are to be sold in an underwritten offering, the Investor shall be permitted to include all Registrable Securities requested to be included in such registration in such offering on the same terms and conditions as the securities of the Company or its security holders included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter of such underwritten offering advises the Investor in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:
(i) first, all Other Securities being sold by the Company or by any Person (other than the Investor) exercising a contractual right to demand registration pursuant to which such registration statement was filed;
(ii) second, to the Investor, and
(iii) third, among any other holders of Other Securities.
(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.03 prior to the effectiveness of the related Registration Statement and shall have no obligation to register any Registrable Securities in connection with such registration, except to the extent provided herein. The Registration Expenses of such withdrawn Piggyback Registration shall be borne by the Company in accordance with Section 4.04. The Investor shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration by giving written notice to the Company of its request to withdraw at least two (2) Business Days prior to the planned effective date of the related Registration Statement; provided, however, that the Company shall not be required to pay for expenses relating to the proposed inclusion of the Investor’s Registrable Securities in such Piggyback Registration, and shall be reimbursed by the Investor for reasonable and documented out-of-pocket expenses (including legal fees and printing expenses) so incurred, unless the withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request.
(d) In the event that the SEC sets forth a limitation on the number of securities that may be registered in a particular Piggyback Registration, the Company may reduce the number of securities to be registered in such Piggyback Registration to such number of securities as allowed by the SEC.

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Section 4.04 Registration Expenses.
(a) Expenses of the Company. Except to the extent otherwise provided herein, in connection with registrations pursuant to Section 4.01, Section 4.02, or Section 4.03, the Company shall pay all of the registration expenses incurred in connection with the registration thereunder (the “Registration Expenses”), including, without limitation, all: (i) reasonable registration and filing fees, (ii) Financial Industry Regulatory Authority, Inc. fees, (iii) printing expenses, (iv) fees and disbursements of the Company’s counsel, (v) blue sky fees and expenses, (vi) expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (vii) expenses incurred in connection with making road show presentations and holding meetings with potential investors and (viii) up to fifty thousand dollars ($50,000) of reasonable fees and disbursements of one firm of attorneys acting as counsel of the Investor.
(b) Expenses of the Investor. The Investor shall be responsible for (i) any allocable underwriting fees, discounts or commissions, (ii) any allocable commissions of brokers and dealers, (iii) fees and disbursements of the Investor’s counsel other than as provided in Section 4.04(a), and (iv) capital gains, income and transfer taxes, if any, relating to the sale of Registrable Securities of the Investor.
Section 4.05 Registration Procedures.
(a) In connection with the registration of any Registrable Securities pursuant to this Agreement, the Company will keep the Investor advised in writing as to the initiation of each such registration and the Company will:
(i) Use commercially reasonable efforts to keep each Registration Statement continuously effective during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement; upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, the Company shall file promptly an appropriate amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), the Company shall use commercially reasonable efforts to cause such amendment to be declared or deemed effective and the Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.
(ii) Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the effectiveness of a Registration Statement and the Investor’s right to sell thereunder (each such period, a “Suspension Period”) if (A) the Company is pursuing an acquisition, merger, reorganization, disposition or similar transaction and the Company determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the registration statement, or (B) the Company has experienced some other material non-public event the disclosure of which at such time could reasonably be expected to materially adversely affect the Company; provided that the Company may not take any action pursuant to this Section 4.05(a) for a period of time in excess of 120 days in the aggregate in any twelve (12) month period.

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(iii) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein.
(iv) Advise the Investor, promptly (which notice pursuant to clauses (B) through (D) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension and promptly thereafter notified the Investor of such remediation):
(A) when the Prospectus or any Prospectus supplement or post-effective amendment is proposed to be or has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;
(B) of any request by the SEC or any other Governmental Entity received by the Company for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto;
(C) of the issuance by the SEC of any stop order received by the Company suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes;
(D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or
(E) of the existence of any fact or the happening of any event, during the pendency of a distribution of Registrable Securities pursuant to a Registration Statement, that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading.

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(v) Unless any Registrable Securities shall be in book-entry form only, cooperate with the Investor to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends (unless required by applicable securities Laws), and enable such Registrable Securities to be in such denominations and registered in such names as the Investor may request at least two (2) Business Days before any sale of Registrable Securities.
(vi) Use commercially reasonable efforts to promptly register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as any Investor reasonably requests and which may be reasonably necessary or advisable to enable such Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Investor, keep such registrations or qualifications in effect for so long as the applicable Registration Statement is required to remain in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable such Investor to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Investor; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation but for this Agreement or (C) consent to general service of process in any jurisdiction where it would not otherwise be subject to such service but for this Agreement.
(vii) Use commercially reasonable efforts to promptly cause any Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Entity within the United States as may be necessary to enable the Investor to consummate the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement.
(viii) In the event that the Investor advises the Company that the Investor intends to distribute any Registrable Securities by means of an underwritten offering, whether pursuant to Section 4.01 or Section 4.02, enter into an underwriting agreement in customary form, scope and substance (including customary representations, warranties, covenants and indemnifications) and take all such other actions reasonably requested by the Investor or by the managing underwriter, if any, to expedite or facilitate the underwritten disposition of such Registrable Securities and deliver such documents and certificates as may be reasonably requested by the Investor, its counsel and the managing underwriter, if any.
(ix) Use its commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus.
(x) Deliver to the Investor and each underwriter, if any, without charge, as many copies of the applicable Prospectus and any amendment or supplement thereto as the Investor or underwriter may reasonably request.

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(xi) Cooperate with the Investor and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required by Law to be made with FINRA.
(xii) Obtain opinions of counsel to the Company and updates thereof addressed to the Investor and the underwriters or initial purchasers, if any, covering matters as are customarily requested in opinions covering secondary resale offerings of companies of comparable size, maturities and lines of business as the Company.
(xiii) Obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants, such letters covering matters as are customarily requested in comfort letters covering secondary resale offerings of companies of comparable size, maturities and lines of business as the Company.
(xiv) Only in the case of a Company Supported Distribution, as requested by the managing underwriter in any such underwritten offering, provide reasonable assistance with the marketing of any such offering, including causing members of the Company’s management team to participate in a reasonable and customary number of conference calls, investor meetings and due diligence sessions, in each case and, to the extent to be in-person, to take place in the continental United States; provided, that any such requested assistance shall not be required if it would, in the Company’s reasonable judgment, interfere with the normal business operations of the Company in any substantial respect.
(b) The Investor agrees by acquisition of a Registrable Security that the Investor shall not be entitled to sell any of such Registrable Securities pursuant to a Registration Statement, or to receive a Prospectus relating thereto, unless the Investor has furnished the Company with the information set forth in the next sentence at least five (5) Business Days prior to the filing of the applicable Registration Statement or Prospectus. The Company may require the Investor pursuant to a Registration Statement to furnish to the Company such customary information regarding the Investor and the distribution of such Shares as the Company may reasonably require for inclusion in such Registration Statement. The Investor agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Investor not misleading. Any sale of any Registrable Securities by the Investor shall constitute a representation and warranty by the Investor that the information relating to the Investor and its plan of distribution is as set forth in the Prospectus delivered in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact provided by the Investor and that such Prospectus does not as of the time of such sale omit to state any material fact provided by the Investor necessary to make the statements in such Prospectus, in light of the circumstances under which they were made, not misleading. The Company may exclude from such Registration Statement the Registrable Securities of the Investor if the Investor fails to furnish such information within a reasonable time after receiving such request. The Company shall not include in any Registration Statement any information regarding, relating to or referring to the Investor or its plan of distribution without the approval of the Investor in writing. Notwithstanding any other provision of this Agreement, the Investor shall also provide the Company as a condition to including Registrable Securities in a Registration Statement, such information as is reasonably requested by the Company in response to the Company’s customary questionnaire seeking the information required by the Securities Act and the rules and regulations promulgated thereunder.

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(c) The Investor shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities.
(d) Any single offering of Registrable Securities pursuant to any Shelf Registration Statement or any Demand Registration that is reasonably expected to result in aggregate cash proceeds in excess of One Hundred Million Dollars ($100,000,000) shall be made pursuant to an underwritten offering. The Investor shall determine the managing underwriters for any offering initiated by the Investor, subject to the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed). The Company shall determine the managing underwriters in any Piggyback Registration, subject to the consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).
Section 4.06 Indemnification.
(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, (1) the Investor if the Registrable Securities are covered by a Registration Statement or Prospectus, (2) each of the Investor’s Affiliates, officers, directors, shareholders, employees, advisors, agents, (3) each underwriter (including the Investor if deemed to be an underwriter pursuant to any SEC comments or policies), if any, and (4) each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Investor Indemnitees”), from and against all losses, claims, damages, liabilities, penalties, judgments, suits, costs and expenses (including reasonable legal fees and disbursements, which shall be reimbursed periodically as incurred) (collectively, “Losses”) in connection with any sale of Registrable Securities pursuant to a Registration Statement under this Agreement arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or any Prospectus (including preliminary or final) relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein or any omission or (ii) or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse to each of the Persons listed above, for any legal or any other expenses reasonably incurred in connection with investigating and defending any such Losses; provided, however, that the Company shall not be liable to such Investor Indemnitee in any such case to the extent that any such Loss, claim, damage, liability or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto, or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Investor Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Investor Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company expressly for use in connection with such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto (B) offers or sales effected by or on behalf of such Investor Indemnitee “by means of” (as defined in Rule 159A under the Securities Act) a “free writing prospectus” (as defined in Rule 405 under the Securities Act) or (C) the failure of any Investor Indemnitee to deliver or make available to a purchaser of Registrable Securities a copy of any Registration Statement, including any preliminary or final Prospectus contained therein or any amendments or supplements thereto (if the same was required by applicable Law to be delivered or made available); provided that the Company shall have delivered or made available to such Investor Indemnitee such Registration Statement, including such preliminary or final Prospectus contained therein and any amendments or supplements thereto.

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(b) In connection with any Registration Statement in which the Investor is participating by registering Registrable Securities, the Investor agrees to indemnify and hold harmless, to the fullest extent permitted by Law, the Company, its Affiliates, the officers, directors, shareholders, advisors, agents, representatives or other employees of the Company, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Company Indemnitees”), from and against all Losses, as incurred, arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or preliminary or final Prospectus relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case solely to the extent that such untrue or alleged untrue statement or omission or alleged omission is made in such Registration Statement or in any preliminary or final Prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in reliance upon and in conformity with written information furnished to the Company by such Selling Investor expressly for inclusion in such document; provided, however, that in no event shall the liability of the Investor hereunder be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Registrable Securities under the Registration Statement giving rise to such indemnification obligation.
(c) If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Action with respect to which such Indemnified Party has actual notice and seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been actually prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice (including an acknowledgement of its obligation to indemnify the Indemnified Party therefor on the terms set forth herein) to an Indemnified Party promptly after the receipt of written

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notice from such Indemnified Party of such claim or Action, to assume, at the Indemnifying Party’s expense, the defense of any such Action, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such Action or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall also have the right to employ counsel and to assume the defense of such Action or (iii) in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist in respect of such Action; provided, further, that the Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable.
(d) Neither party shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 4.06 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may agree without the prior written consent of the Indemnified Party solely to any settlement, compromise, discharge or consent to an entry of judgment, in each case that relates only to money damages and by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability in connection with such claim.
(e) If the indemnification provided for in this Section 4.06 is unavailable to hold harmless each of the Indemnified Parties against any losses, claims, damages, liabilities and expenses to which such parties may become subject under the Securities Act, then the Indemnifying Party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, from the offering or (ii) if the allocation provided by clause (i) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Parties, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Indemnifying Party on the one hand, or by such Indemnified Party on the other, and such party’s relative intent, knowledge, access to information and opportunity to have corrected or prevented such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person that is not guilty of such fraudulent misrepresentation.

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Section 4.07 Miscellaneous.
(a) With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as there are outstanding Registrable Securities, to use its commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents as the SEC may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time while the Company is subject to such reporting requirements of the Exchange Act; and
(b) Subject to the provisions hereof, in the event that the Company proposes to enter into an underwritten public offering, to the extent requested by the managing underwriters, and provided that the Company and all executive officers (as defined under the Exchange Act) and directors of the Company are also so bound, the Investor agrees to enter into a customary agreement with the managing underwriters not to effect any sale or distribution of equity securities of the Company, or any securities convertible, exchangeable or exercisable for or into such securities, without the consent of the managing underwriters, during the period beginning upon receipt of notice hereunder that the Company intends to conduct an offering of its securities in accordance with the terms hereof and ending ninety (90) Business Days following the effective date of such offering, except pursuant to such offering in accordance with the terms hereof; provided, however, that if any executive officer or director is released by such managing underwriters from its lockup obligations herein, then the Investor shall be so released on a pro rata basis (with the percentage of the Investor’s Registrable Securities so released being equal to the percentage of shares so released for the executive officer or director having the highest percentage of released shares among all of the executive officers or directors). The Company may impose stop-transfer restrictions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period.
(c) The registration rights granted to the Investor under this Agreement shall terminate on the date on which the Investor no longer owns Registrable Securities.
(d) Except for this Agreement, the Company is not party to any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities. From and after the date hereof, the Company shall not, without the prior written consent of the Investor, enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including with respect to underwriters’ “cutbacks” and “standoff” obligations, do not conflict with, the registration rights granted to Investor hereunder.
ARTICLE 5
TERMINATION
Section 5.01 Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) at any time upon the mutual written agreement of the Company and the Investor and (b) at such time as the Investor ceases to Beneficially Own any Registrable Securities.

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ARTICLE 6
MISCELLANEOUS
Section 6.01 Amendment and Modification. This Agreement may not be amended, modified or supplemented except by written agreement of the Company and the Investor.
Section 6.02 Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.
Section 6.03 Extension; Waiver. At any time prior to the Closing Date, a party to this Agreement may (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the other party contained herein or (d) waive any condition to its obligations hereunder. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing among the parties, shall constitute a waiver of any such right, power or remedy.
Section 6.04 Binding Nature; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, Transferred or delegated by the Investor without prior written consent of the Company, and any attempt to make any such assignment, Transfer or delegation without such consent shall be null and void; provided that the Investor may assign its registration rights under ARTICLE 4 in connection with any Permitted Transfer under Section 3.03(d)(i).

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Section 6.05 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 6.06 Notices and Addresses. All notices, requests, consents, waivers and other communications hereunder shall be in writing and shall be deemed given: (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested); (c) on the day after mailing if sent by a nationally recognized overnight delivery service that maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission or e-mail, in each case to the other parties at the following addresses, facsimile numbers or e-mail addresses or to such other addresses as may be furnished in writing by one party to the others:
(a)	if to the Investor to:

Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:

Attention:
Facsimile:
E-mail:

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(b)	if to the Company:

Attention:
Facsimile:
E-mail:
with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
Attention: J. Jay Herron, Esq. and Mark Easton, Esq.
Facsimile: (949) 823-6994
E-mail: jherron@omm.com; measton@omm.com
Section 6.07 Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
Section 6.08 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 6.09 No Third-Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement, except as otherwise contemplated by Section 6.04.
Section 6.10 Counterparts and Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
Section 6.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
Section 6.12 Specific Performance. The parties acknowledge and agree that irreparable damage would be caused in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages may not be an adequate remedy for any such failure to perform or breach. Accordingly, the parties agree that, in addition to any other remedy to which each party may be entitled at Law or in equity or under this Agreement, each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, and each party expressly waives the defense that a remedy in damages will be adequate.

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Section 6.13 Consent to Jurisdiction; Service of Process; Venue. Each of the parties to this Agreement irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agree that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 6.06 above shall be effective service of process for any action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 6.14 Waiver of Jury Trial. Each of the parties to this Agreement hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.14.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

Western Digital Corporation
By:
Name:
Title:

Hitachi, Ltd.
By:
Name:
Title:

S-1

Exhibit D

Western Digital Technologies, Inc. 3355 Michelson Drive Suite 100 Irvine, CA 92612

Hitachi, Ltd.

Attn:

Re: Customer Agreement
Dear                     :
Western Digital Corporation (“WDC”), Western Digital Ireland, Ltd., Hitachi, Ltd. (“Hitachi”) and Viviti Technologies Ltd. (“Viviti”) have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Stock Purchase Agreement”). As a condition to WDC’s obligations under the Stock Purchase Agreement, Hitachi and WDC are executing this letter (the “Customer Agreement”) with respect to the purchase by Hitachi of HDD (as defined in the IP License Agreement) products from WDC’s Subsidiaries following the Closing Date.
Effective as of the Closing Date, Hitachi and WDC hereby agree that for a period of two (2) years after the Closing Date, the supply of HDD products to Hitachi’s Disk Array Systems Division (“RSD”) from any of WDC’s Subsidiaries will be subject to the terms and conditions of the Master Sales Agreement No. 2075 dated April 1, 2003 (the “MSA”), including as may be amended or superseded by mutual agreement of Hitachi and Viviti.
Further, Hitachi agrees that, following the Closing Date, RSD will continue to purchase HDD products from WDC’s Subsidiaries in a manner generally consistent with its past practices regarding purchases from Viviti, so long as the HDD products in question are, as determined by RSD in good faith, at least competitive with those of other suppliers in terms of price, performance, support and schedule, as to each applicable generation of HDD product. For clarity, the foregoing does not apply to SSD, RAID (each as defined in the IP License Agreement) or any other products other than HDD products, and does not apply to any affiliates or subsidiaries of Hitachi.
WDC acknowledges and agrees that this Customer Agreement does not constitute an obligation to purchase any specific volume, or any specific percentage of RSD’s requirements, of HDD products.
Capitalized terms herein not otherwise defined shall have the meaning attributed to them in the Stock Purchase Agreement.

The Parties hereto have caused this Customer Agreement to be executed and delivered by their respective duly authorized representatives and effective as of the date first above written.

ACCEPTED AND AGREED:

Hitachi, Ltd.		Western Digital Corporation

By:		By:

	Name:		Name:

	Title:		Title:

Date:		Date:

[Signature Page for Customer Agreement]

Exhibit E
Form of
R&D SERVICES AGREEMENT
This R&D Services Agreement (“Agreement”) effective as of the Closing Date (as defined below), is entered into by and between Western Digital Corporation, a Delaware company with its principal place of business at 3355 Michelson Drive, Suite 100, Irvine, California 92612 (“Company”) and Hitachi, Ltd. (“Hitachi”), a Japanese company with its principal place of business at 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280, Japan. Each of the signatories to this Agreement is referred to as a “Party,” and jointly as the “Parties.”
RECITALS
WHEREAS, Company, Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Company (“Buyer”), Hitachi and Viviti Technology Ltd., a company incorporated under the laws of the Republic of Singapore (“Viviti”) have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Purchase Agreement”);
WHEREAS, prior to the Closing Date, Hitachi has performed, from time to time, certain research and development services for the Viviti; and
WHEREAS, Company and Hitachi desire that following the Closing Date Hitachi will continue to provide certain research and development services to Company and its Subsidiaries relating to HDD (as defined below), of a nature similar to those provided to Viviti prior to the Closing Date, pursuant to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and covenants set out herein, the Parties agree as follows:
TERMS OF AGREEMENT
1.	DEFINITIONS
1.1	“Background Intellectual Property Rights” means Intellectual Property Rights, if any, owned by Hitachi that are (a) embodied in Background Technology, and (b) not Developed Intellectual Property Rights; provided, however, that a Patent will be a Background Intellectual Property Right only if Hitachi has the right to grant to Company a license of the scope set forth in Section 4.2 under such Patent without incurring any obligation to pay any royalty or other consideration to any third party.
1.2	“Background Technology” means Technology, if any, owned by Hitachi or its Subsidiaries that is (a) embodied in any Deliverable, and (b) not Developed Technology.
1.3	“Closing Date” has the meaning set forth in the Purchase Agreement.

1.4	“Deliverables” means the deliverables, if any, to be provided by Hitachi as part of the Services performed hereunder, as specifically described in an applicable Project Agreement.
1.5	“Developed Intellectual Property Rights” means Intellectual Property Rights to the extent such Intellectual Property Rights (i) are first created by Hitachi in the course of its performance of the Services pursuant to the applicable Project Agreement and within the scope and during the term of such applicable Project Agreement, and (ii) are embodied in Developed Technology. For the avoidance of doubt, “Developed Intellectual Property Rights” includes the right to seek Patent protection for inventions that constitute Developed Intellectual Property, if any, but does not include any Patents or Patent applications of Hitachi or its Subsidiaries.
1.6	“Developed IP” means, collectively, Developed Technology and Developed Intellectual Property Rights.
1.7	“Developed Technology” means Technology embodied in any Deliverable to the extent such Technology is first developed or created by Hitachi in the course of its performance of the Services pursuant to the applicable Project Agreement and within the scope and during the term of such applicable Project Agreement.
1.8	“Fully Burdened Cost” means all of Hitachi’s costs and expenses incurred in connection with the performance of the Services, including labor and material costs, expenses, and general and administrative expenses and overhead, all as determined in accordance with generally accepted accounting principles as consistently applied by Hitachi.
1.9	“HDD” has the meaning set forth in the License Agreement.
1.10	“Intellectual Property Rights” means Patents, copyrights, and rights with respect to trade secrets, whether arising under the laws of the United States, Japan or any other jurisdiction, including, in each case, any rights apply for, register, and enforce any of the foregoing. Notwithstanding the foregoing, “Intellectual Property Rights” does not include any trademark rights or similar rights with respect to indicia of source or origin.
1.11	“License Agreement” means that certain License Agreement entered into by and between Company and Hitachi as of the Closing Date.
1.12	“Patents” means all classes and types of patents, including utility patents, utility models, design patents, invention certificates, including divisionals, continuations, continuations-in-part, reexaminations, reissues, extensions and renewals, in all jurisdictions of the world.
1.13	“Project Coordinator(s)” means the Hitachi representative(s) and Company representative(s) identified as project coordinator(s) in the applicable Project Agreement.

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1.14	“Services” means the research and development services to be performed by Hitachi hereunder, as specifically described in an applicable Project Agreement.
1.15	“Software or Firmware” means a set of instructions, that either (i) directly provides instructions to the computer hardware, or, (ii) indirectly serves as an input to another piece of software.
1.16	“Subsidiary” of either Party shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly, or indirectly, by such Party. For the purposes of this Agreement, Viviti and its Subsidiaries will be Subsidiaries of Company (subject to meeting the requirements of the preceding sentence) and are not Subsidiaries of Hitachi.
1.17	“Technology” means inventions, know-how, designs, specifications, Software or Firmware and other copyrightable material, technical information, devices, and other developments and technology.
1.18	“Term” means the period beginning on the Closing Date and ending eighteen (18) months from the Closing Date.
2.	SCOPE OF SERVICES
2.1	Project Agreements. Any services and deliverables to be performed or provided by Hitachi hereunder shall be mutually agreed and described in written Project Agreements entered into by the Parties hereunder and specifically referencing this Agreement (“Project Agreements”). Each Project Agreement shall describe a specific research and development project (“Project”) and set forth in sufficient detail (i) the type, scope, and nature of the Services and Deliverables to be performed or provided by Hitachi with respect to such Project, (ii) specific staffing requirements and schedule, if applicable, for such Project, (iii) the Project Coordinators for such Project, and (iv) such other matters as the Parties may mutually agree. In addition, Hitachi will use commercially reasonable efforts to identify in the applicable Project Agreement any Patents owned by Hitachi and claiming Background Technology Hitachi expects to be embodied in Deliverables to be delivered to Company in the course of a Project under which Hitachi does not have the right to grant to company a license of the scope set forth in Section 4.2 without incurring an obligation to pay a royalty or other consideration to a third party. All Project Agreements shall be an integral part of this Agreement and be subject to the terms and conditions set forth herein.
2.2	Projects. The Projects currently contemplated by the Parties are described in Schedule 1 hereto. The Parties may mutually agree to add additional Projects directly related to the business of Company during the Term. Unless otherwise expressly agreed in writing by the Parties, all Projects will be directed to HDDs. If the Parties agree in writing to undertake a Project directed in whole or in part to any product or technology other than HDDs, the Parties will discuss and agree in the Project Agreement for such Project any additional or revised terms that will apply to such Project, including without limitation with respect to ownership and licenses of associated Developed IP and/or Background IP.

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2.3	Services. Hitachi shall use commercially reasonable efforts to perform or cause to be performed for Company the Services, and to deliver to Company the Deliverables, as set forth in the applicable Project Agreements. Hitachi shall perform such Services in a manner that is consistent with its past practice in regards to its performance of similar services for Viviti prior to the Closing Date (“Past Practice”).
2.4	Personnel and Project Coordinators. Hitachi will assign employees and subcontractors with suitable qualifications to perform the Services consistent with Past Practice. Hitachi may replace or change employees and subcontractors as required. The Parties’ Project Coordinators will be responsible for exchanging information, coordinating meetings, and arranging all other matters pertinent to the applicable Project. Each Party may change its Project Coordinator by giving written notice to the other Party. The Project Coordinators are not authorized to modify or change any term or condition of this Agreement, including any Project Agreement.
2.5	Company’s Cooperation. Company acknowledges that its timely provision of reasonable assistance, cooperation, and complete and accurate information and data (“Cooperation”) is essential to the performance of the Services, and that Hitachi shall not be responsible for any deficiency in performing the Services if such deficiency results from Company’s failure to provide such Cooperation as required hereunder.
3.	PAYMENTS
3.1	Fees. Unless otherwise specified in the applicable Project Agreement, all Services shall be provided on a time-and-materials basis at Hitachi’s Fully Burdened Cost (such Fully Burdened Costs and any other fees and payments specified in an applicable Project Agreement, the “Fees”).
3.2	Expenses. Company shall reimburse Hitachi for all reasonable travel, lodging, communications, shipping, and other out-of-pocket expenses incurred by Hitachi in connection with providing the Services and Deliverables (“Expenses”).
3.3	Payment Terms. Hitachi will invoice Company on a monthly basis for all Fees and Expenses and other payments due under this Agreement and any Project Agreement and, unless otherwise specified in the applicable Project Agreement, Company shall pay such invoiced amounts within thirty (30) days of the date of the invoice. Customer agrees to pay interest at the rate of one and one-half percent (1.5%) per month (or the maximum rate permitted by applicable law, whichever is less) for all amounts not paid within thirty (30) days from the date of the invoice therefor. All payments shall be made in Japanese Yen by wire transfer in immediately available funds to an account designated by Hitachi.

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3.4	Taxes. In addition to all Fees, Expenses and other amounts payable under this Agreement and the Project Agreements, Company shall pay or reimburse Hitachi for all federal, state, local or other taxes, including, without limitation, sales, use, excise, withholding, and property taxes, or amounts levied in lieu thereof, based on the Services provided or amounts payable under this Agreement or any Project Agreement. Company shall have no responsibility for taxes imposed on Hitachi’s net income.
4.	INTELLECTUAL PROPERTY
4.1	Developed IP. Subject to Company’s compliance with the terms and conditions of this Agreement, including payment of all Fees, Expenses, and other amounts payable hereunder, Hitachi hereby assigns and agrees to assign all of its right, title and interest in and to the Developed IP to Company. Company shall have the sole right to apply for, file, register, or otherwise seek Intellectual Property Rights with respect to Developed IP, including the right to seek Patent protection for inventions that constitute Developed IP, if any. Hitachi will provide (and will use commercially reasonable efforts to cause any inventors of Developed IP in Hitachi’s or its Subsidiaries’ employ to provide) reasonable information and assistance, at Company’s cost and expense, to effect the assignment of rights pursuant to this Section 4.1. With respect to any Developed Technology, Hitachi reserves and Company hereby grants and agrees to grant to Hitachi and its Subsidiaries, under the Developed Intellectual Property Rights, a worldwide, non-exclusive, perpetual and irrevocable license to use such Developed Technology in the ordinary course of its business. With respect to any Patents within the Developed Intellectual Property Rights, Hitachi reserves and Company hereby grants and agrees to grant to Hitachi and its Subsidiaries a worldwide, non-exclusive, perpetual and irrevocable license to make, have made, use, sell, offer for sale, and import any article of manufacture or composition of matter and practice any method or process.
4.2	Background IP. To the extent, if any, that any Background Technology is embodied in any Deliverables provided to Company under this Agreement, subject to Company’s compliance with the terms and conditions of this Agreement, including payment of all Fees, Expenses, and other amounts payable hereunder, Hitachi hereby grants and agrees to grant to Company and its Subsidiaries, under Hitachi’s Background Intellectual Property Rights, a worldwide, non-exclusive, perpetual, and irrevocable license to use such Background Technology, solely as embodied in such Deliverables, in the ordinary course of its business.

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4.3	No Other Rights. Except as expressly set forth in this Agreement, neither Party grants any rights in or to its Technology or Intellectual Property Rights pursuant to this Agreement. As between the Parties, each Party shall be solely responsible to prepare, file, prosecute, maintain, and enforce its Intellectual Property Rights in its discretion and at its own cost. Except as expressly set forth in this Agreement, there shall be no right, license, authority, covenant not to sue, immunity from suit, or other defense, whether by implication, by reason of exhaustion, estoppel, or otherwise pursuant to or as a result of this Agreement or the activities of the Parties under this Agreement.
5.	CONFIDENTIALITY
5.1	“Confidential Information” of a Party shall mean Technology of such Party that is (a) identified as Confidential Information in an applicable Project Agreement, and (b) marked as “proprietary” or “confidential” at the time of disclosure, or, if disclosed in a form not susceptible to marking, described and designated as “proprietary” or “confidential” in a writing provided to the Recipient within thirty (30) days of such disclosure.
5.2	Non-Disclosure. For the term of each Project Agreement, and for a period of five (5) years from the end of such Project Agreement, the receiving Party agrees to limit disclosure of the disclosing Party’s Confidential Information disclosed in connection with such Project Agreement to those of the receiving Party’s employees who have a need to know it, and the receiving Party agrees to use the same care and discretion to avoid disclosure, publication or dissemination outside of those employees as the receiving Party does with similar information of its own which it does not desire to publish, disclose or disseminate. In addition, the receiving Party shall not use, and shall not permit its employees to use, any Confidential Information of the disclosing Party except in connection with the performance of its obligations pursuant to this Agreement and the applicable Project Agreement, except as otherwise permitted hereunder (including pursuant to any license grant set forth herein) or in such Project Agreement. Notwithstanding the foregoing, the receiving Party’s use of Residuals of the disclosing Party’s confidential information for any purpose shall not constitute a breach of this Section 5.2. As used herein, “Residuals” shall mean that portion of any trade secret or other Technology subject to any obligation of confidentiality between the Parties, which is in intangible form and which is retained in the unaided memory of any of a Party’s employees who have had authorized access to such trade secrets or other Technology pursuant to this Agreement.
5.3	Exceptions. The receiving Party may disclose Confidential Information if the disclosure is required by law, but the receiving Party must give the disclosing Party reasonable prior notice to allow the disclosing Party an opportunity to obtain a protective order. The obligations of Section 5.2 above will not apply to information to the extent it is: (a) already rightfully in the possession of the receiving Party or its Subsidiaries without an obligation of confidence; (b) independently developed by the receiving Party or its Subsidiaries; (c) publicly available when received by the receiving Party, or becomes publicly available through no fault of the receiving Party or its Subsidiaries; or (d) disclosed by the disclosing Party without obligation of confidence.

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6.	TERM AND TERMINATION
6.1	Term. This Agreement, including any Project Agreement, shall be effective during the Term, unless terminated earlier in accordance with the provisions hereof and except to the extent any Project Agreement expressly sets forth a different term.

6.2	Termination for Breach.
(a)	If any material breach of this Agreement occurs, and such breach is not cured within thirty (30) days after written notice from the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement by giving the breaching Party five (5) days’ written notice.
(b)	If any material breach of any Project Agreement occurs, and such breach is not cured within thirty (30) days after written notice from the non-breaching Party, the non-breaching Party shall have the right to terminate that Project Agreement by giving five (5) days’ written notice.
6.3	Termination for Bankruptcy. A Party may terminate this Agreement by giving written notice of termination to the other Party at any time upon or after:
(a)	the filing by the other Party of an petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;

(b)	any adjudication that the other Party is bankrupt or insolvent;
(c)	the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(d)	the appointment of a receiver for all or substantially all of the property of the other Party;
(e)	the institution of any proceeding for the liquidation winding up of the other Party’s business which petition or proceeding is not dismissed within sixty (60) days.
6.4	Effect of Termination of Agreement. Upon any termination of this Agreement all Project Agreements shall simultaneously terminate. No termination in this Agreement shall relieve either Party of any obligation or liability accrued hereunder prior to such termination. Upon the expiration or earlier termination of this Agreement, the Parties will immediately cease performing work under all Project Agreements. Upon the expiration or earlier termination of any Project Agreement, the Parties will immediately cease performing work under the expired or terminated Project Agreement.

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6.5	Survival. Notwithstanding anything to the contrary in this Agreement, Sections 1, 3, 4, 5 (as provided therein), 6.4, 6.5, 7.2, 7.3, and 10 shall, to the extent applicable, survive any expiration or termination of this Agreement.
7.	REPRESENTATIONS AND WARRANTIES; LIABILITY LIMITATION
7.1	Authority. Each Party represents and warrants that it has the corporate power and authority to enter this Agreement, and to carry out the terms and obligations set forth in this Agreement, and that the persons executing this Agreement on its behalf have the authority to act for and bind the Party.
7.2	No Other Warranty. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 7, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER WHATSOEVER, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON-INFRINGEMENT, AND TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.
7.3	Limitation of Liability. Except as expressly set forth herein, neither Party shall be liable for any indirect, incidental, consequential, special or punitive damages arising out of or relating to this Agreement, irrespective of whether such Party has been advised of the possibility of any such damages. The foregoing limitation of liability shall not apply with respect to any liability arising out of or relating to any breach of Section 5 or any infringement, misappropriation or other violation of any Intellectual Property Rights of a Party.
8.	NOTICES
All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other internationally recognized express carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to a Party at the addresses set forth below, or at such other address as a Party may substitute by written notice provided to the other Party in such manner. Such notices shall be deemed to have been served when delivered.
If to Hitachi:
[•]
If to Company:
[•]

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9.	ASSIGNMENT
This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or its rights hereunder to any third party without the written consent of the other Party; provided, that each Party may assign this Agreement and its rights hereunder to one or more of its direct or indirect Subsidiaries without the consent of the other Party so long as the assignee assumes the obligations hereunder of the assigning party in a writing reasonably acceptable to the other Party. Any attempted assignment of this Agreement in violation of this Section 9 shall be void and of no effect.
10.	MISCELLANEOUS
10.1	Entire Agreement. Except for the Purchase Agreement, the License Agreement, other agreements entered into pursuant to the Purchase Agreement, and, where applicable, the Inventor Award Integration Agreement dated December 10, 2010 by and between Hitachi and Viviti, (the “IAIA”) (a) this Agreement, together with any Project Agreements, contains the complete agreement between, and contains all of the promises and undertakings made to each other by, the Parties regarding the subject matter of this Agreement, and (b) except as set forth in the Transition Services Agreement (as defined in the Purchase Agreement), any and all prior agreements, representations, negotiations, and undertakings between the Parties, oral or written, express or implied, with respect to the subject matter hereof, are hereby superseded and merged by and into this Agreement, effective as of the Closing Date. This Agreement may not be revised or modified without the mutual written consent of the Parties.
10.2	Application of IAIA. Notwithstanding anything to the contrary set forth in the IAIA:
(a)	all Patents claiming inventions that constitute Developed IP will be deemed “New ERA Patents” for purposes of the IAIA (despite the fact that such Patents do not arise out of research pursuant to the ERA);
(b)	any employee or agent of Hitachi who is named as an inventor in any such Patent shall be deemed a “Hitachi Inventor” with respect to such Patent for purposes of the IAIA;

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(c)	Section 4 of the IAIA shall apply to (i) the incentive payments made by Hitachi to such employee or agent of Hitachi with respect to such Patent (with such payments deemed “HGST Base Awards,” despite the fact that such payments are not being made to an employee of the Company), and (ii) Company’s reimbursement of Hitachi for such payments, as if all applicable references in the IAIA to “HGST” were references to Company; provided, however, that the Parties recognize and agree that (1) the larger size of Company’s business relative to the business of Viviti prior to the Closing Date may require the incentive payments made to such employees and agents of Hitachi to be higher than those contemplated by the IAIA and (2) the Parties will discuss and agree in good faith as to the specific amounts of such incentive payments no later than thirty (30) days after the Closing Date, with such amounts expected by the Parties to be no less than the amounts set forth in the IAIA and no greater than twice the amounts set forth in the IAIA.
10.3	Severability. If any paragraph, provision or clause of this Agreement shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, in a judgment from which no further appeal can be taken, the remainder of this Agreement shall remain valid and enforceable, and to the extent required in the pursuit of this Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision that reflects the Parties’ intent in entering this Agreement.
10.4	ADR Provision. The Parties agree that, in the event of a dispute arising under this Agreement, the Parties shall agree to attend a non-binding mediation prior to bringing any action in a court of law. The mediation shall be facilitated by a neutral third-party, selected by the Parties. A representative from each Party with authority to settle on behalf of that party shall attend the mediation in person. The purpose of the mediation is to resolve the disputed issue(s) without the need for formal legal proceedings.
10.5	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and fully performed in such state.
10.6	Jurisdiction. The Parties agree that the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) shall have exclusive jurisdiction of interpreting or enforcing this Agreement, provided, however, that, notwithstanding the foregoing, either Party may (i) seek injunctive or other preliminary relief, (ii) enforce its Intellectual Property Rights, and (iii) seek recognition and enforcement of any order or judgment, in any court of competent jurisdiction. The parties expressly waive their right to a trial by jury.
10.7	Counterparts. This Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

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10.8	Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request, to effect, evidence, record or perfect any of the licenses and other rights set forth in this Agreement. The requesting Party shall reimburse the other Party for its reasonable out-of-pocket costs in responding to a request under this Section.
10.9	Export Compliance. Company understands and acknowledges that Hitachi is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, and similar regulations in other jurisdictions, which prohibit export or diversion of certain products and technology to certain countries. Company understands and acknowledges that the Deliverables and other Developed IP are subject in all respects to such United States and other jurisdictions’ laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations (“EAR”) issued by the Department of Commerce, International Trade Administration, Bureau of Industry and Security (“BIS”). Company warrants that it will comply in all respects with the export and re-export restrictions applicable to the Deliverables and other Developed IP and further agrees that it will not export, re-export or transship, directly or indirectly, any Deliverables and other Developed IP without the proper authorization from BIS under the EAR, or proper authorization from competent authorities in other jurisdictions, explicitly permitting the export, re-export or transshipment.
[Remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.
For and on behalf of
Hitachi, Ltd.

By:		Date:

Name:

Title:

For and on behalf of
Western Digital Corporation

By:		Date:

Name:

Title:

[Signature Page for R&D Services Agreement]

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EXHIBIT F
Form of
BRANDING AGREEMENT
This Branding Agreement (“Branding Agreement”) effective as of the Closing Date (as defined below), is entered into by and between Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore with its principal place of business at [_____] (“Company”) and Hitachi, Ltd., a Japanese company with its principal place of business at 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280, Japan (“Hitachi”). Each of the signatories to this Branding Agreement is referred to as a “Party,” and jointly as the “Parties.”
RECITALS
WHEREAS, Western Digital Corporation, a Delaware company with its principal place of business at [______], (“Buyer Parent”), Western Digital Ireland, Ltd., a corporation organized under the laws of the Cayman Islands and an indirect wholly-owned subsidiary of the Buyer Parent (“Buyer”), Hitachi, and Company have entered into that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Purchase Agreement”);
WHEREAS, Company and Hitachi desire that Company may, on a transitional basis and under Hitachi’s authorization, continue to use certain branding of Hitachi with respect to Company’s products in accordance with the terms and conditions set forth below in order to provide for an orderly transition to new branding;
NOW, THEREFORE, in consideration of the mutual promises and covenants set out herein, the Parties agree as follows:
TERMS OF AGREEMENT
1.	DEFINITIONS
1.1 Any capitalized term used but not defined herein, including without limitation the following terms, has the meaning set forth in the Transaction Documents:
(a) Closing Date
(b) External Drive
(c) HDD
(d) HDD Components
(e) HDD Products
(f) Losses
(g) RAID
(h) SSD
(i) Storage Software Products.

1.2 “Company Current Products” means those Products of Company or its Subsidiaries in active production as of the Closing Date.
1.3 “Company Inventory Units” means any units of Products produced, packaged, or in inventory as of the Closing Date (regardless of whether such Products may be Company Current Products as of the Closing Date) provided that any such units of Products are branded with the Licensed Hitachi Marks as of the Closing Date.
1.4 “Company Non-Current Products” means Products previously manufactured and sold by Company or its Subsidiaries under the Licensed Hitachi Marks and that are not in active production by Company or its Subsidiaries at the Closing Date.
1.5 “Company Product(s)” means Company Current Products, Company Non-Current Products, and Remanufactured Products and Repair Parts.
1.6 “Company Reseller” means an organization or person that is authorized by Company directly, or indirectly through another Company Reseller, to sell or lease Company Products.
1.7 “Electronic Label” means any label, sticker, decal or the like affixed to an Internal Product bearing a machine-readable code which identifies with specificity an Internal Product, and which may include other information regarding the Internal Product.
1.8 “EOL” or “End-of-Life” means, with respect to a particular Product, the date on which Company, in its sole discretion, chooses to no longer offer such Product for sale on a general commercial basis.
1.9 “Hitachi Marks” has the meaning set forth in Section 5.1.
1.10 “Internal Product” means an HDD Product sold for use in an HDD Included Products or SSD product sold for use in an SSD Included Product.
1.11 “In-Warranty Products” has the meaning set forth in Section 2.1(b).
1.12 “Licensed Articles” has the meaning set forth in Section 2.1(a).
1.13 “Licensed Hitachi Marks” shall mean the Hitachi trademarks and/or service marks set forth in Schedule 2.1
1.14 “Licensed Hitachi Trade Dress” has the meaning set forth in Section 2.2.
1.15 “Licensed Marks” means the Licensed Hitachi Marks and Licensed Hitachi Trade Dress.

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1.16 “Licensed Materials” means packaging; labels; sales, instruction and service materials; marketing materials; product documentation regardless of form or media in which presented, and installation software.
1.17 “Licensed Products” means the Licensed Current Products, Warranty Licensed Products, Remanufactured Products, and internal components as more fully described in Sections 2.1(a) through (e), and the Licensed Trade Dress Products.
1.18 “Licensed Trade Dress Products” has the meaning set forth in Section 2.2.
1.19 “Material Quality Breach” has the meaning set forth in Section 4.4.
1.20 “New Trademark” means any mark developed by Company for any product developed, manufactured, or produced by Company subsequent to the Closing Date that is not part of or encompassed by Company Products.
1.21 “Products” means HDD Products, SSD products, RAID products, External Drive products, and Storage Software Products.
1.22 “Qualification” means technical evaluation or testing by an OEM customer which must be passed by a supplier with respect to a particular product in order to qualify the product for purchasing by such customer for use in an HDD Included Product or SSD Included Product. As used in this Branding Agreement, the term “Qualification” includes evaluation and testing with respect to technical and engineering requirements and excludes any marketing, promotion, advertising or retail display requirements.
1.23 “Remanufactured Products” means Company Non-Current Products and Company Current Products sold under or that bear the Licensed Hitachi Marks, whether produced or sold before or after Closing, that are remanufactured or repaired by Company after the Closing Date.
1.24 “Repair Parts” means (a) replacement products for (i) Company Non-Current Products or (ii) Company Current Products; and (b) replacement parts which, to the extent available prior to the Closing Date, bore the Licensed Hitachi Marks prior to the Closing Date and which are used for the repair or remanufacture of Company Non-Current Products or Company Current Products.
1.25 “SSD Included Product” means products that include an SSD among their components but are a combination of such SSD with at least one other device distinct from such SSD and provide a material function that is not provided by a single SSD. Examples of SSD Included Products are storage systems (including RAID), External Drives, JBODs, enterprise systems, servers, server blades, desktop computers, portable computers (including notebook and handheld computers), personal digital assistants, digital video recorders, digital cameras, game consoles, mobile phones and global positioning systems that include an SSD among their components.
1.26 “Subsidiary” of either Party means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly, or indirectly, by such party. For the purposes of this Agreement, Company and its Subsidiaries are not Subsidiaries of Hitachi.
1.27 “Terminated Products” has the meaning set forth in Section 8.2(b).

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2.	GRANT OF LICENSES AND CONSENTS
2.1 Hitachi hereby grants to Company and Company hereby accepts non-exclusive, royalty free licenses to use the Licensed Hitachi Marks under the following terms and conditions:
(a) on or in connection with Company Current Products, Company Inventory Units, and Licensed Materials relating thereto (“Licensed Articles”), Company may use the Licensed Hitachi Marks for a period of one hundred eighty (180) days after the Closing Date (“Cut-Over Date”) (subject to Section 6.2), provided the Licensed Articles, subsequent to the Closing Date, are manufactured by or for Company pursuant to the quality control requirements set forth in Section 4 and are marketed by Company itself or through Company Resellers;
(b) on or in connection with Repair Parts for Company Current Products or Company Non-Current Products under warranty after the Closing Date (“In-Warranty Products”) and Licensed Materials relating thereto (collectively, “Warranty Licensed Products”), Company may use the Licensed Hitachi Marks for a period of time equal to and coterminous with the warranty period for such In-Warranty Products provided that the Licensed Hitachi Marks were used in connection with such Repair Parts prior to the Closing Date (to the extent such Repair Parts were available before the Closing Date);
(c) on or in connection with Remanufactured Products used to replace particular Products and Licensed Materials relating thereto, Company may use the Licensed Hitachi Marks until the seven (7) year anniversary of the EOL of the particular Product or until such Product is no longer supported by Company or until the seven (7) year anniversary of the Cut-Over Date, whichever occurs first, provided such products are manufactured by or for Company pursuant to the quality control requirements set forth in Article 4 and are marketed by Company itself or through Company Resellers;
(d) notwithstanding Section 2.1(a) above, in any Electronic Label used to identify any Company Current Product that is an Internal Product, Remanufactured Product that is an Internal Product or Repair Part for an Internal Product for so long as continued use of the applicable Licensed Hitachi Mark(s) in such Electronic Label is necessary in order to avoid triggering a Qualification requirement (as dictated by the applicable agreement with the customer of such Company Product) that would not arise if the applicable Hitachi Mark(s) were retained in the Electronic Label, but only until the Company alters such Company Current Product, Remanufactured Product or Repair Part identified by the Label in a manner that triggers a Qualification requirement, provided that the Licensed Hitachi Marks are not more visible to individuals than are the Labels used in units of Company Current Products manufactured prior to the Closing Date;

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(e) on or in connection with internal components of any Company Current Product that is an Internal Product, including but not limited to HDD heads and mask works used in the making of HDD Components, for so long as continued use of the applicable Licensed Hitachi Mark(s) on or in connection with such internal components is necessary in order to avoid triggering a Qualification requirement (as dictated by the applicable agreement with the customer of such Company Current Product) that would not arise if use of the applicable Hitachi Mark(s) were retained on or in connection with such internal components, but only until the Company alters the internal components, or the Company Current Product in which such internal components are used, in a manner that triggers a Qualification requirement, provided that the Licensed Hitachi Marks are not generally visible other than to those individuals installing, administering, or maintaining the any Company Current Product.
2.2 Hitachi hereby grants to Company and Company hereby accepts a non-exclusive, royalty free license to use the Hitachi trade dress as depicted in Schedule 2.2 (the “Licensed Hitachi Trade Dress”) on or in connection with consumer boxes, commercial packaging, labeling, product information provided on diskettes and/or CDs, and installation software (collectively “Packaging”) for any Company Products sold with Packaging bearing the Licensed Hitachi Trade Dress as of the Closing Date (collectively, the “Licensed Trade Dress Products”) for one hundred eighty (180) days after the Closing Date, provided that the Licensed Trade Dress Products are manufactured by or for Company, or, with respect to such software, Company has a right to distribute such software, and are marketed by Company itself or through Company Resellers.
2.3 The licenses granted in this Article 2 shall not apply to any services (including but not limited to repair or maintenance services) offered by or under authorization of Company.
3.	COMPANY’S USE OF THE LICENSED MARKS
3.1 The grant of licenses set forth in Article 2 hereof shall include and incorporate as if fully set forth therein the following terms and conditions which shall control and define the use of the Licensed Marks on or in connection with the Licensed Products:
(a) All use of the Licensed Marks by Company shall be limited to the specific Licensed Products set forth in the license grant and shall meet all quality control requirements of Hitachi as specified in Article 4.
(b) Company shall use the Licensed Marks only in the form and manner and with such proprietary legends and notices as used by Company or its Subsidiaries prior to the Closing Date for the Licensed Products.
(c) Subject to Section 2.1(d) and (e), Company shall place the symbols “™”, “tm”, or ®, as is appropriate according to the laws in each applicable country or territory next to the Licensed Hitachi Marks. In the case of Licensed Materials, such symbols must appear in connection with the Licensed Hitachi Marks at least once on or in each separate piece of Licensed Material.
(d) Subject to Section 2.1(d) and (e), Company shall use the following legend at least once in each separate piece of Licensed Material on which any of the Licensed Hitachi Marks appear: “[Licensed Hitachi Mark] is a [registered] trademark of Hitachi, Ltd. and is used under license.”

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(e) Subject to Section 2.1(d) and (e), on all Licensed Trade Dress Products bearing the Licensed Hitachi Trade Dress, Company shall include the © symbol and the legend “© Hitachi, Ltd.”
(f) Except as authorized pursuant to this Branding Agreement, Company shall not at any time use, or authorize the use of, any Hitachi Mark, or any trademark, trade name, service mark, domain name or corporate name consisting of or incorporating any Hitachi Mark, or any mark phonetically equivalent or confusingly similar to any Hitachi Mark.
(g) Company shall not adopt or use on or in connection with any product or service it produces, manufactures, advertises, distributes, sells, or offers for sale, a New Trademark, or any service mark, trade name, domain name or other designation, that is a phonetic equivalent or a colorable imitation of any of the Licensed Hitachi Marks or that is otherwise confusingly similar to any of the Licensed Hitachi Marks, nor shall Company adopt or use any trade dress that copies or is a colorable imitation of the Licensed Hitachi Trade Dress or that is otherwise confusingly similar to the Licensed Hitachi Trade Dress. If any application for registration of a mark or other designation is filed by or on behalf of Company after the Closing Date and such mark is confusingly similar or disparaging to or dilutes any of the Licensed Hitachi Marks anywhere in the world, Company shall abandon all use of such mark and any application to register or registration thereof.
(h) With respect to its use of the Licensed Marks, Company shall comply with all applicable laws and regulations pertaining to the use and designation of trademarks and trade dress in the each country or territory in which the Licensed Marks may be used by Company.
3.2 Company shall not pledge or otherwise encumber any of the Licensed Marks and shall not use any of the Licensed Marks as security or collateral for any loans or indebtedness.
4.	QUALITY CONTROL
4.1 Company agrees that the nature and quality of the Licensed Products when such products are sold or distributed in connection with the Licensed Marks shall be commensurate with standards previously achieved and maintained by Company for the identical goods or for comparable products manufactured or distributed by Company during calendar year 2010. Company shall provide to Hitachi monthly consolidated quality reports with respect to each Licensed Product marked with the Licensed Marks and for which shipments are being made during the term of the applicable license granted pursuant to Article 2.
4.2 Company agrees that all uses of the Licensed Hitachi Trade Dress as permitted by this Branding Agreement shall conform to and are subject to the guidelines established by Hitachi for such trade dress, which guidelines are attached as Schedule 4.2.

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4.3 Except for units of Products produced, packaged, or in inventory as of the Closing Date, and Licensed Materials developed by Company or its Subsidiaries prior to Closing or varying in no significant respect from Licensed Materials developed by Company or its Subsidiaries prior to Closing, Company shall, upon Hitachi’s request, (a) provide to Hitachi or, at Hitachi’s request, demonstrate to Hitachi, samples of Licensed Products that bear, or are marketed or sold using any of the Licensed Marks, and (b) provide to Hitachi samples of Licensed Materials that bear any of the Licensed Marks. Any such requests shall be with reasonable notice and at reasonable intervals.
4.4 Any modifications by Company after the Closing to a Licensed Product marked with any Licensed Mark, including, but not limited to changes in manufacturing processes thereof or parts vendor selection by Company, that result in adverse changes of the annual quality return rate for such product in each of two (2) consecutive thirty (30) day periods greater than three percent (3%) shall be noticed to Hitachi within five (5) Business Days. Any such modifications shall, upon resulting in such changes, be deemed “Material Quality Breaches.” Company shall provide to Hitachi samples of such Licensed Products.
4.5 Except for Licensed Materials developed by Hitachi or its Subsidiaries prior to Closing or varying in no significant respect from Licensed Materials developed by Hitachi or its Subsidiaries prior to Closing, Company shall submit to Hitachi all new Licensed Materials developed by Company after Closing on and in which the Licensed Marks appear prior to their commercial use. Within fifteen (15) Business Days of receipt of any submission by Company, Hitachi shall inform Company in writing whether the submission meets the applicable standards for quality or usage. If Hitachi does not respond to Company within fifteen (15) Business Days, Company may assume without penalty or prejudice that its submission has been approved, provided that Company produces a written receipt evidencing that the submission was sent to and received by Hitachi.
4.6 If Hitachi determines that any Licensed Products or Licensed Materials using the Licensed Marks materially do not meet the requirements set forth in this Branding Agreement, Hitachi may notify Company, providing Company with a description of the deficiencies. Company shall submit to Hitachi a report describing Company’s plan for investigation of the causes of and for remediation of such deficiencies and the time frame for such actions within thirty (30) Business Days after receipt of the notice. If Hitachi considers the actions or time frame described in such report to be inconsistent with applicable industry standards, the Parties shall promptly meet and confer with respect to the report. If the Parties are unable through such meeting to mutually agree on appropriate actions and time frames, Hitachi shall have the right, effective on notice to Company, to suspend use of the Licensed Marks on or in connection with the materially deficient Licensed Products or Licensed Materials until such deficiencies are cured. To the extent Company has in inventory during a proper suspension of use of the Licensed Marks pursuant to this Section 4.6 any Licensed Products or Licensed Materials that: (i) were produced, manufactured, or remanufactured after the Closing Date, (ii) materially do not meet the requirements set forth in this Branding Agreement, and (iii) are subject to such proper suspension (“Suspended Products”); then Company shall not be authorized under the suspended license or consent to ship any such Suspended Products until the Licensed Marks have been removed or obliterated (for example, by covering such Licensed Marks with a sticker) or such material deficiencies have been cured.

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4.7 For as long as Company is licensed to use the Licensed Marks for any of the Licensed Products, Company shall provide to Hitachi on an as-needed basis but no less than once during the term of the license grants set forth in Sections 2.1(a) and 2.2 and once per year during the term of the license grants set forth in Sections 2.1(b), 2.1(c), 2.1(d) and 2.1(e) the following information: (a) a list of all recalls of any Licensed Products on which the Licensed Marks appear, the reason for each recall and the action taken to remedy the problem; and (b) the number of warranty claims submitted for each Licensed Product on which the Licensed Marks appear, broken down for each product. Hitachi shall have the right to require that Company produce to Hitachi any written complaints or actual documents from which the information provided by Company under the terms of this provision were created or obtained.
5.	DOMAIN NAME TRANSITION
5.1 Within ninety (90) days after the Closing Date, Company shall assign to Hitachi all registrations anywhere in the world of any domain names held by Company that include any trademark or service mark owned by Hitachi or any of its Subsidiaries (such trademarks and service marks, the “Hitachi Marks” and such domain names, the “Transferred Domain Names”).
5.2 During the twelve (12)-month period following the Closing Date, Hitachi shall maintain at the landing page for each Transferred Domain Name a hyperlink that connects the user to a designated Company URL, as notified by Company to Hitachi.
6.	CESSATION OF USE OF SELLER MARKS
6.1 To the extent that as of the Closing Date Company or any of its Subsidiaries own any registered trademarks or service marks anywhere in the world that contain any Hitachi Mark, Company shall, and shall cause its Subsidiaries to: (a) not renew or maintain (including not filing any affidavits of use or paying any registration fees) such registrations, in order to allow such registrations to expire upon the expiration of their then-current terms and (b) use such trademarks or service marks only to the extent expressly permitted by this Branding Agreement.
6.2 Company agrees that, notwithstanding anything to the contrary set forth herein, it shall, and shall cause each of its Subsidiaries to:
(a) as soon as practicable after the Closing Date and in any event within thirty (30) days following the Closing Date, change its and their corporate names to names that do not include any Hitachi Mark (or any word confusingly similar thereto) and make any necessary legal filings with the appropriate Governmental Entities to effect such change;
(b) as soon as practicable after the Closing Date and in any event within forty-five (45) days following the Closing Date, cease use of all stationary, business forms and business cards bearing any Hitachi Marks;
(c) as soon as practicable after the Closing Date and in any event within sixty (60) days following the Closing Date (or such longer period as may be required to obtain any needed approvals of any Governmental Entity), remove, strike over or otherwise obliterate all Hitachi Marks from all facilities, vehicles, physical signage, badges and uniforms of the Company and each of its Subsidiaries; and

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(d) as soon as practicable after the Closing Date and in any event within ninety (90) days following the Closing Date, cease (i) reproducing any product manuals, collateral materials, promotional materials and packaging materials bearing any of the Hitachi Marks, except for those that are Licensed Articles (which shall be subject to Section 2.1(a)), (ii) replicating any software displaying any of the Hitachi Marks, except for software which is a Licensed Article (which shall be subject to Section 2.1(a)), and (iii) publishing any websites bearing any of the Hitachi Marks.
7.	RIGHT TO SUBLICENSE AND ASSIGN AGREEMENT
7.1 None of the rights provided under this Branding Agreement relating to use of the Licensed Marks may be assigned, pledged, encumbered, or otherwise transferred by Company and shall not inure to the benefit of any trustee in bankruptcy, receiver or other successor of Company, whether by operation of law or otherwise, without the prior written consent of Hitachi, which shall not be unreasonably withheld, and any attempted or actual assignment or transfer without such consent shall be null and void.
7.2 Other than to its Subsidiaries, Company shall not sublicense this Branding Agreement or any rights of Company hereunder to any third party including to any affiliate of Company or, other than Subsidiaries and as provided in Section 7.4, otherwise authorize any third party, including any affiliate, to use any of the Licensed Marks.
7.3 Company shall not have the right to transfer or assign the rights granted herein to any third party including any party that has any ownership interest in or that exercises any control over Company, even as part of a transfer of all of the business of Company without the prior written consent of Hitachi, which shall not be unreasonably withheld. This Branding Agreement shall be fully and freely assignable by Hitachi.
7.4 Notwithstanding anything in this Branding Agreement to the contrary, Company may transfer its rights under this Branding Agreement between itself and its Subsidiaries and any of its legal successors-in-interest formed pursuant to a reorganization or other corporate restructuring of Company, provided that after such reorganization or corporate restructuring, such successor-in-interest agrees in writing to be bound by the terms of this Branding Agreement and Company and its Subsidiaries have substantially the same assets as Company and its Subsidiaries had immediately prior to such reorganization or corporate restructuring.
8.	TERMINATION
8.1 Hitachi may terminate this Agreement by giving written notice of termination to Company at any time upon or after:
(a) the filing by Company of a petition in bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(b) any adjudication that Company is bankrupt or insolvent;

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(c) the filing by Company of any petition or answer seeking reorganization, readjustment or arrangement of its business under any law relating to bankruptcy or insolvency which petition or proceeding is not dismissed within sixty (60) days;
(d) the appointment of a receiver for all or substantially all of the property of Company;
(e) the institution of any proceeding for the liquidation winding up of Company’s business which petition or proceeding is not dismissed within sixty (60) days.
8.2 The licenses granted in Article 2 may also be terminated in accordance with the following:
(a) Company shall be deemed in material breach of this Branding Agreement if there is a Material Quality Breach as to any of the Licensed Products marked with the Licensed Marks by Company.
(b) If Company materially breaches this Branding Agreement, Hitachi shall provide written notice to Company, advising that Company has committed a material breach, describing the material breach, the specific license grant(s) in Article 2 to which the material breach relates, and, in the case of a Material Quality Breach, the specific Licensed Products giving rise to the material breach, and providing Company with thirty (30) Business Days to cure. Should Company not cure the material breach within such thirty (30)-Business Day period, the specific license grant(s) identified by Hitachi, for the specific Licensed Product identified by Hitachi in the case of a Material Quality Breach, shall immediately terminate, and Company shall (i) cease all further use of the Licensed Marks on the goods that were subject to the terminated license grant(s) (the “Terminated Products”); (ii) cease all further shipment, distribution and sale of the Terminated Products bearing the Licensed Marks; and (iii) cease all further advertising, marketing and promotion of the Terminated Products using the Licensed Marks.
8.3 All rights and licensed granted to any Subsidiary of Company, including without limitation via sublicense from Company, shall automatically terminate if such Subsidiary ceases to meet the definition of “Subsidiary,” as defined in this Branding Agreement.
8.4 Upon the termination or suspension of any of the licenses granted in Article 2 either pursuant to this Article 8 or as a result of the expiration of the license, Company shall immediately (i) cease shipping or distributing the products covered by such license grant that bear the Licensed Marks; and (ii) cease all further use of the Licensed Marks for such products. Company shall have no obligation to recall or stop the shipment or sales by its dealers or customers of any products covered by the terminated or suspended license and that bear the Licensed Marks shipped by Company prior to the termination or expiration or suspension of any license. Company may continue after any termination or expiration or suspension of any license to ship goods from which the Licensed Marks have been removed or obliterated (for example, by covering the Licensed Marks with a sticker).

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8.5 To the extent that upon termination or expiration of any of the license grants in Section 2.1 or Section 2.2, Company has in inventory any Licensed Products or Repair Parts bearing any Licensed Marks, or Company Products that incorporate or use Electronic Labels, which were manufactured or remanufactured: (i) prior to Closing; or (ii) pursuant to and in compliance with this Branding Agreement and that have not been determined to have been the basis of a Material Quality Breach and were not Suspended Products at the termination or expiration of the license grants and their material deficiencies have not been cured, Company shall be entitled to sell and distribute its inventory of such products provided it uses the same channels of trade and distribution that were used by Company prior to the Closing or that Company uses for comparable products distributed under Company’s own marks.
8.6 Notwithstanding anything to the contrary in this Agreement, Sections 1, 3.1(f), 3.1(g), 10, 11, 12.2, 12.3, 14, 15 and this Section 8 shall, to the extent applicable, survive any expiration or termination of this Branding Agreement or of any licenses granted herein.
8.7 Except as set forth in Section 12.3, the Parties acknowledge that each shall have available to it all remedies at law or in equity (including specific performance) for breach of this Branding Agreement in addition to or as a substitute for all remedies that they may have under this Branding Agreement.
9.	UNAUTHORIZED USE BY OTHERS
9.1 During the term of the licenses granted in Article 2, Company shall notify Hitachi in writing of any unauthorized use of the Licensed Marks by others promptly as such unauthorized use comes to its attention. Upon notification Hitachi may, at its discretion, choose to take action including but not limited to bringing, prosecuting or settling any claim involving the Licensed Marks. Should Hitachi decide to take such action, Hitachi shall bear all costs and expenses in connection therewith and shall retain exclusively any damage awards or settlement amounts recovered. If Hitachi believes that Company should be joined as a party to such action, Hitachi and Company will discuss in good faith Company’s cooperation and cost recovery for its participation in any such action.
9.2 Upon obtaining written confirmation from Company that a Company Reseller no longer distributes any Hitachi-branded Product, Hitachi shall have the right to contact such Company Reseller and advise it that it must cease all use of the Licensed Hitachi Marks and any other indicia suggesting an affiliation or association with Hitachi (except as may be separately authorized under any agreement directly between Hitachi and such Company Reseller). Hitachi may advise such resellers that failure to comply with Hitachi’s demands violates Hitachi’s rights. Should such resellers continue to use the Licensed Hitachi Marks or other prohibited indicia, Hitachi may pursue all legal action against such resellers that Hitachi in its sole discretion deems appropriate and necessary. Company agrees to reasonably cooperate with Hitachi with respect to such actions, which may include providing the names and addresses of particular resellers of Company Products.

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10.	ACKNOWLEDGMENTS AND COVENANTS
10.1 Company understands, acknowledges and agrees that, as between Company and Hitachi, all rights in the Licensed Marks (including all registrations thereof) throughout the world are the sole and exclusive property of Hitachi, free and clear from any claim or retention of rights thereto on Company’s part and that Hitachi reserves all rights in the Licensed Marks, other than those expressly granted herein. Company shall do nothing inconsistent with such ownership, and it shall forbear from attacking the validity of the Licensed Marks, or any registrations thereof, or Hitachi’s title thereto. Company acknowledges that nothing in this Branding Agreement shall give Company any right, title or interest in the Licensed Marks at any time other than the right of Company to use the Licensed Marks in accordance with the licenses granted in Article 2 and the rights granted in Section 8.5.
10.2 Company shall not knowingly take or omit to take, or authorize the taking or omission of, any action that could reasonably be expected to dilute or adversely affect Hitachi’s claims to ownership of the Licensed Marks or the validity, enforceability, registration, or application for registration of the Licensed Marks.
10.3 All use of the Licensed Marks by Company shall inure to the benefit of Hitachi. During the term of this Branding Agreement and thereafter, Company shall not apply to register the Licensed Marks, any phonetic equivalent thereof, or any mark or term confusingly similar thereto as, or as part of, a trademark, service mark, trade name, business name, domain name or other indication of source or origin in any jurisdiction worldwide.
10.4 Company shall ensure that its Subsidiaries do not take any action that Company is prohibited from taking as specified in this Branding Agreement and Company shall not authorize any third party to take any action that Company is expressly prohibited from taking under the terms of this Branding Agreement.
10.5 Nothing herein shall restrict or otherwise affect the right of Hitachi to obtain relief against Company or any third party for any acts of trademark infringement, unfair competition or dilution.
11.	INDEMNIFICATION
11.1 Company shall pay, indemnify, reimburse and hold harmless Hitachi and its Subsidiaries (for purposes of this Article 11, “Hitachi Protected Parties”), from and against any and all Losses to the extent incurred by any of them, as a result of, arising from or with respect to: (a) the sale, distribution, promotion or marketing of the Licensed Products under the Licensed Marks by Company, or by Company’s Resellers other than to any Hitachi Protected Party; (ii) any actions or omissions by Company with respect thereto; and (iii) the use by Company of the Licensed Marks in a manner prohibited by this Branding Agreement; provided, however, that Company’s obligations under this Section 11.2 shall not include Losses to the extent arising out of any breaches by Hitachi of any Transaction Document with respect to which Hitachi is obligated to indemnify Buyer or Buyer Parent under any Transaction Document.
11.2 The provisions of Sections 9.4 and 9.6 of the Purchase Agreement are incorporated, mutatis mutandis, into this Article 11 by reference, with respect to indemnification rights and obligations of the Parties arising under Section 11.1 of this Branding Agreement.

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12.	REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY
12.1 Each Party represents and warrants that it has the corporate power and authority to enter this Branding Agreement, and to carry out the terms and obligations set forth in this Branding Agreement, and that the persons executing this Branding Agreement on its behalf have the authority to act for and bind the Party.
12.2 EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER WHATSOEVER, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, NON-INFRINGEMENT, AND TITLE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.
12.3 Except as expressly set forth herein, neither Party shall be liable for any indirect, incidental, consequential, special or punitive damages arising out of or relating to this Branding Agreement, irrespective of whether such Party has been advised of the possibility of any such damages. The foregoing limitation of liability shall not apply with respect to any liability arising under, out of or in connection with Section 11 or any infringement, misappropriation or other violation of any Intellectual Property Rights of a Party.
13.	NOTICES AND OTHER COMMUNICATIONS
All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by Federal Express or other internationally recognized express carrier, registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to a Party at the addresses set forth below, or at such other address as a Party may substitute by written notice provided to the other Party in such manner. Such notices shall be deemed to have been served when delivered.
If to Hitachi:
[•]
If to Company:
[•]
14.	ADR, GOVERNING LAW AND JURISDICTION
14.1 The Parties agree that, in the event of a dispute arising under this Branding Agreement, the Parties shall agree to attend a non-binding mediation prior to bringing any action in a court of law. The mediation shall be facilitated by a neutral third-party, selected by the Parties. A representative from each Party with authority to settle on behalf of that party shall attend the mediation in person. The purpose of the mediation is to resolve the disputed issue(s) without the need for formal legal proceedings.

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14.2 This Branding Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into and fully performed in such state.
14.3 The Parties agree that the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) shall have exclusive jurisdiction of interpreting or enforcing this Branding Agreement, provided, however, that, notwithstanding the foregoing, either Party may (i) seek injunctive or other preliminary relief, (ii) enforce its Intellectual Property Rights, and (iii) seek recognition and enforcement of any order or judgment, in any court of competent jurisdiction. The parties expressly waive their right to a trial by jury.
15.	MISCELLANEOUS
15.1 Nothing contained in this Branding Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of either Party hereto (including any contraction, abbreviation, or simulation of any of the foregoing) except as specifically provided herein; and each Party hereto agrees not to use the existence of this Branding Agreement or any provision thereof in any advertising or sales promotional activity, without the express written approval of the other Party.
15.2 The Parties acknowledge that this Branding Agreement is not and does not purport to be a full recitation of Hitachi’s rights in and to the Licensed Marks, which rights may not be limited to the terms of this Branding Agreement.
15.3 Except for the Purchase Agreement and other Transaction Documents, (a) this Branding Agreement contains the complete agreement between, and contains all of the promises and undertakings made to each other by, the Parties regarding the subject matter of this Agreement, and (b) any and all prior agreements, representations, negotiations, and undertakings between the Parties, oral or written, express or implied, with respect to the subject matter hereof, are hereby superseded and merged by and into this Branding Agreement, effective as of the Closing Date. This Agreement may not be revised or modified without the mutual written consent of the Parties.
15.4 If any paragraph, provision or clause of this Branding Agreement shall be found or held to be invalid or unenforceable by a court or other decision-making body of competent jurisdiction, in a judgment from which no further appeal can be taken, the remainder of this Branding Agreement shall remain valid and enforceable, and to the extent required in the pursuit of this Branding Agreement, the Parties shall negotiate in good faith a substitute, valid and enforceable provision that reflects the Parties’ intent in entering this Branding Agreement.
15.5 This Branding Agreement may be executed in identical counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.
[Remainder of this page is intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement on the dates indicated below.
For and on behalf of
Hitachi, Ltd.

By:		Date:

Name:

Title:

For and on behalf of
Viviti Technologies Ltd.

By:		Date:

Name:

Title:

[Signature page for Brand License Agreement]

SCHEDULE 2.1
Licensed Hitachi Marks

SCHEDULE 2.2
Licensed Hitachi Trade Dress

SCHEDULE 4.2
Trade Dress Guidelines

Exhibit G
Form of
SECONDMENT AGREEMENT
This SECONDMENT AGREEMENT (this “Agreement”) is made and entered into as of [_____], by and between [_____], a company incorporated under the laws of Japan (the “Seconding Entity”), and [_____], a company incorporated under the laws of Japan (the “Receiving Entity” and together with [_____] and the Seconding Entity, the “Parties” and each a “Party”).
RECITALS
A. The [_____] and the [_____] are parties to that certain Stock Purchase Agreement dated as of March 7, 2011 (the “Stock Purchase Agreement”), pursuant to which, inter alia, [_____] has acquired all of the outstanding shares in the capital of the [_____] as of the date hereof.
B. The Stock Purchase Agreement contemplates the secondment of certain employees of the Seconding Entity to the Receiving Entity.
AGREEMENT
Now, therefore, the Parties agree as follows:
1.	Definitions; Interpretation
1.1 Definitions. Capitalized terms used in this Agreement are defined or referenced in Annex A attached hereto.
2.	Secondment
2.1 Secondees and Secondment Period.
(a) Secondment. On the date hereof, the Seconding Entity shall use its commercially reasonable efforts to second to the Receiving Entity the employees referred to on Schedule 2.1 (each such employee, a “Secondee” and, collectively, the “Secondees”).
(b) Secondment Period.
(i) The initial period of secondment for each Secondee shall be two years commencing on the date hereof and thereafter shall, subject to the Secondee’s consent, automatically renew for successive two-year periods (the initial and any renewal terms, collectively, the “Secondment Period”)[, except that either Party may elect not to renew the Secondment Period by giving written notice of non-renewal no later than three months prior to the end of the then-current two-year period (whether an initial or renewal period).]1; provided, that the Parties may agree otherwise with respect to any Secondee.

(ii) At any time during the Secondment Period, the Receiving Entity may terminate the secondment of any Secondee (A) by written agreement of the Seconding Entity and the Receiving Entity, and (B) upon written notice from the Receiving Entity to the Seconding Entity that such Secondee has done or omitted to do anything which would entitle the Receiving Entity to terminate such Secondee’s employment (chokai kaiko) pursuant to the employment rules, regulations and policies of the Receiving Party if such Secondee were a direct employee of the Receiving Party. Upon written notice from (X) the Seconding Entity to the Receiving Entity stating that such Secondee has voluntarily or involuntarily retired or resigned, or (Y) the Receiving Entity to the Seconding Entity that such Secondee has done or omitted to do such things as described in clause (B) of this paragraph, the secondment of such Secondee hereunder shall terminate upon the effectiveness of such retirement, resignation, or receipt of the notice that such Secondee has so acted or omitted to act, as applicable.
2.2 Secondment Principles. During the Secondment Period, each Secondee shall remain an employee of the Seconding Entity but shall (a) be made available on a full-time basis to the Receiving Entity, (b) be managed by the Receiving Entity, (c) be subject to the employment rules, regulations and policies of the Receiving Entity with respect to working hours, break time and any holidays, (d) perform such duties and provide such services at such times and at such places as the Receiving Entity may require, and (e) act in accordance with and subject to the instructions of the Receiving Entity. The Parties acknowledge and agree that no Secondee shall be under the control or supervision of the Seconding Entity during the Secondment Period and agree that the Seconding Entity shall not be responsible to the Receiving Entity for the quality, nature or sufficiency of the services performed by its Secondees during such period; provided, however, that the Receiving Entity shall neither relocate any Secondee nor materially change any Secondees’ duties, working hours or any other term or condition of his or her service without obtaining the Seconding Entity’s written approval with respect to any relocation or material change, which approval shall not be unreasonably withheld.
2.3 Working Terms and Conditions.
(a) Secondment Costs and Expenses. During the Secondment Period, the Receiving Entity shall pay to the Seconding Entity all cost and expenses related to the performance of services by the Secondees on the same terms and conditions of such secondments as were in effect immediately prior to the secondment contemplated hereby. The Seconding Entity shall pay compensation directly to the Secondees unless otherwise agreed by the Parties.
(b) Receiving Entity Non-Disclosure Rules. Each Secondee shall be bound by any and all confidentiality rules, policies, agreements or arrangements (the “Confidentiality Rules”) of the Receiving Entity. With respect to each Secondee, the Seconding Entity hereby waives its rights under any and all Confidentiality Rules of the Seconding Entity to the extent such Confidentiality Rules of the Seconding Entity are inconsistent with the Confidentiality Rules of the Receiving Entity.

[1]	The bracketed language shall only apply to the secondment of Non-R&D/R&D Related Secondees described in Section 6.12(e)(ii) of the Stock Purchase Agreement.

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(c) Employee Intellectual Property Rules.
(i) Without limiting the generality of Section 2.2, the Seconding Entity acknowledges that ownership of any and all intellectual property rights in any inventions, trade secrets, or work product generated by such Secondee in the course of and in connection with such Secondee’s duties during the Secondment Period (the “Employee IPR”) shall be treated in accordance with the rules, policies, agreements or arrangements for ownership of Employee IPR (the “IPR Rules”) of the Receiving Entity.
(ii) The Seconding Entity waives and shall not exercise any rights, (A) to require any Secondee to assign or transfer any Employee IPR to any person or entity, or (B) to apply for the registration thereof, in each case, under the Seconding Entity’s IPR Rules, in manner that would be inconsistent with the Receiving Entity’s IPR Rules. Notwithstanding the preceding sentence, if the Seconding Entity acquires any ownership interest in any Employee IPR, then, pursuant to the Receiving Party’s IPR Rules that such Employee IPR should be owned by the Receiving Party, the Seconding Entity shall promptly assign such Seconding Entity’s interest in the Employee IPR to the Receiving Entity.
(iii) [Any compensation with respect to the assignment or transfer of any interest in patents included in or arising out of any Employee IPR shall be made mutatis mutandis with the terms and conditions set forth in that certain Inventor Award Integration Agreement, dated as of December 10, 2010, by and between Hitachi Global Storage Technologies Netherlands B.V. and Hitachi, Ltd.]2
(d) Changes to the Seconding Entity’s Working Terms and Conditions. Notwithstanding anything in this Agreement to the contrary, the Seconding Entity and its Affiliates shall, in their sole discretion, have the right to terminate or modify any of its rules, regulations and policies, from time to time, including, without limitation, those relating to or otherwise governing the Secondees and the right to adopt compensation or bonus plans or policies from time to time, including, any Benefit Arrangements with its sponsors. For the avoidance of doubt and notwithstanding anything herein to the contrary, the ability of any Secondee to participate in any Benefit Arrangements shall be contingent upon such Secondee satisfying all of the eligibility requirements for such Benefit Arrangements that may be in effect from time to time, consistently applied to similarly situated employees who participate in such plans and arrangements.

[2]	For secondment of the R&D Secondees. Subject to review by relevant IP departments, as applicable.

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2.4 [Reimbursement. All costs and expenses and other amounts incurred by the Seconding Entity with respect to any Secondee shall accrue on a calendar month basis (except as provided in Section 4.2) and shall be reimbursed by the Receiving Entity. The Receiving Entity shall make such reimbursement to the Seconding Entity by wire transfer of immediately available funds by the end of each calendar month in which it receives an invoice from the Seconding Entity on or before the tenth (10th) day of such calendar month. In the event that the Receiving Entity receives an invoice from the Seconding Entity after the tenth (10th) day of any calendar month, the Receiving Entity shall make such reimbursement to the Seconding Entity by the end of the following calendar month. All invoices shall be denominated in Japanese yen and shall be accompanied by reasonable documentation evidencing the basis for such invoiced amounts in reasonable detail. If the Secondment Period with respect to any Secondee starts or ends on a day other than on the first or last day (respectively) of a calendar month, the amount of any costs and expenses to be reimbursed by the Receiving Entity shall be prorated based on the actual number of calendar days worked in such month. For the avoidance of doubt, reimbursable amounts hereunder shall include, without limitation, actual payroll and other administrative costs and expenses incurred by the Seconding Entity in connection with making available or administering Benefit Arrangements to Secondees. The Receiving Entity shall pay the gross amount of any present or future sales, use, excise, value-added, ad valorem or any other tax applicable to the furnishing by the Seconding Entity of benefits to the Secondees (other than income taxes), or the Seconding Entity shall be provided with a tax exemption certificate acceptable to applicable governmental authorities.]3
2.5 Relocation Expenses. If the Receiving Entity determines that a Secondee is required to relocate in order to perform his or her duties for the Receiving Entity, the Receiving Entity shall pay all costs and expenses associated with the relocation in accordance with the Receiving Entity’s rules, regulations and policies.
2.6 Permanent Transfer. During the Secondment Period, [_____] and [_____] may discuss and negotiate the permanent transfer of employment of any Secondee to the Receiving Entity or any of its affiliates.
2.7 Unions; Employees. The secondment of Secondees to the Receiving Entity shall be made in accordance with any agreement between the Seconding Entity and its labor union. The Parties shall use commercially reasonable efforts to obtain the consent or approval, to the extent necessary or requred, from any union with respect to the secondment of any Secondees to the Receiving Party.
3.	Certain Notices
During the Secondment Period, the Seconding Entity shall notify the Receiving Entity promptly on becoming aware of (a) any threatened labor strike, walkout, slowdown, stoppage, picketing, or other material dispute with respect to Secondees, (b) any threatened proceeding arising out of or under any agreement between the Seconding Entity, on the one hand, and a labor union that represents any Secondee, on the other hand, (c) any notice from a Secondee to the Seconding Entity of an election to terminate employment, or (d) any allegation by a Secondee of any unfair labor practices, discrimination, or breach of contract by the Seconding Entity.

[3]	Subject to final review by relevant accounting and payroll departments, as applicable.

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4.	Benefit Arrangements
(a) Continued Participation. Each Secondee shall continue as a participating member of the Benefit Arrangements of Seconding Entity except for occupational injury insurance (rosai hoken) which shall be provided by the Receiving Entity, and the Secondees shall accrue benefits in accordance with the terms of the applicable rules, regulations and policies of the Seconding Entity.
(b) Allocation/Limitation of Pension Contribution Obligations. During the Secondment Period, the Receiving Entity shall be fully responsible for reimbursing the Seconding Entity for the pension premiums or other payments for any benefits accrued by each Secondee. Such premiums shall be calculated by the Seconding Entity on a basis consistent with the calculation of the premiums payable to other similarly situated employees of commensurate, rank, title and duties participating in the Seconding Entity’s Benefit Arrangements during the Secondment Period.
4.2 Retirement Benefits. In the event that a Secondee retires (whether voluntarily or involuntarily) from the Seconding Entity during his or her Secondment Period, such Secondee’s retirement benefits under applicable Benefit Arrangements shall be calculated based on such Secondee’s service years with the Seconding Entity and the Receiving Entity through the effective date of retirement, determined in accordance with the rules, regulations and policies of the Seconding Entity. All retirement benefit costs and expenses incurred by the Seconding Entity, with respect to any Secondee during his or her Secondment Period, shall be reimbursed to the Seconding Entity by the Receiving Entity [once every six months]4. Any lump-sum retirement benefit payments to be made to such Secondee shall be borne on a pro rata basis by the Seconding Entity and the Receiving Entity, based on such Secondee’s periods of service with the Seconding Entity and the Receiving Entity (with his or her Secondment Period counted as time with the Receiving Entity); provided, however, any retirement benefit costs and expenses already reimbursed to the Seconding Entity by the Receiving Entity, if any, shall be deducted from any lump-sum retirement benefit payment borne by the Receiving Entity.
4.3 Pre-Secondment Period Accrued Benefits. Any and all liabilities relating to any benefits calculated with respect to any time period ending prior to the commencement of the Secondment Period under any Benefit Arrangements maintained or contributed to, or required to be maintained or contributed to, by the Seconding Entity for the benefit of any Secondee, shall be for the account of and borne by the Seconding Entity regardless of whether any such liability is to be paid to any Secondee at any time after the commencement of the Secondment Period. Without prejudice to the generality of the foregoing, any benefits to be paid during the Secondment Period which vary based on length of employment or services shall be calculated giving effect to, and credit for, time served by the Secondee with the Seconding Entity.
5.	Claims And Liabilities
5.1 Consequential Damages Waiver. EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTION 7, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY UNDER ANY LEGAL THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR ANY DAMAGES FOR LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR PURPOSES OF THIS SECTION 5.1, “PARTIES” AND “PARTY” SHALL INCLUDE ANY AFFILIATES.

[4]	Subject to final review by relevant accounting and payroll departments, as applicable.

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5.2 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. FOR PURPOSES OF THIS SECTION 5.2, “PARTIES” AND “PARTY” SHALL INCLUDE ANY AFFILIATES.
6.	Confidential Information
6.1 “Confidential Information” means all information disclosed by a Party (the “Discloser”) in writing, orally or in any other form concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Discloser to the other Party (the “Recipient”) and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information. Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient.
6.2 The Recipient shall hold all Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. The Recipient shall take all reasonable measures to protect the confidentiality of the Discloser’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is substantially comparable with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that if permitted by applicable law and regulations the Recipient shall give advance notice of such compelled disclosure to the Discloser, and shall cooperate with the Discloser in connection with any efforts to prevent or limit the scope of such disclosure and use of the Confidential Information.

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7.	Indemnification
7.1 Indemnification.
(a) Indemnification by the Receiving Entity. The Receiving Entity shall indemnify, defend and hold harmless the Seconding Entity and its officers, directors and employees from and against any and all claims related to (a) the actions or omissions of any Secondee in the course and scope of his or her services to the Receiving Entity during his or her Secondment Period, and (b) any breach by the Receiving Entity of this Agreement.
(b) Indemnification by the Seconding Entity. The Seconding Entity shall indemnify, defend and hold harmless the Receiving Entity and its officers, directors and employees from and against any and all claims related to (a) the actions or omissions of the Seconding Entity with respect to any Secondee, and (b) any breach by the Seconding Entity of this Agreement.
7.2 Indemnification Procedures. If an indemnified party (an “Indemnified Party”) becomes aware of a claim for which indemnification may be sought hereunder, then such Indemnified Party shall give notice thereof (a “Claim Notice”) to the indemnifying party (an “Indemnifying Party”) as promptly as practicable. The failure of an Indemnified Party to give a timely Claim Notice hereunder shall not affect its rights to indemnification hereunder. If the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnity hereunder in connection with the claim set forth in a Claim Notice, then the Indemnifying Party shall be entitled, at its own cost, risk and expense, to compromise or settle such claim, which compromise or settlement shall be made only with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld), unless such compromise or settlement relates solely to the payment of cash by the Indemnifying Party. The Parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim after receipt of the Claim Notice, then the Indemnified Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right, but not the obligation, to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such claim on behalf of, and for the account and risk of, the Indemnifying Party. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party timely informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any claim in accordance with this Section 7.2, and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any claims by reason of such settlement.

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8.	Term and Termination
8.1 Term. This Agreement shall be effective as of the date hereof, and shall continue in full force and effect until the expiration of the Secondment Period for all of the Secondees (the “Term”).
8.2 Effect of Termination.
(a) Continuing Liability. Termination of this Agreement for any reason shall not (a) release either Party from any liability, obligation or agreement which has already accrued at the time of termination, or (b) constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have under this Agreement, at law or otherwise, or which may arise out of or in connection with such termination.
(b) Survival. The provisions of Sections 2.3(a), 2.4, and 4.3 with respect to any payment obligations which accrued prior to, and remain outstanding as of, the expiration of the Term, and Sections 1.1, 2.3(c), 5, 6, 7 and 9 and this Section (b) shall survive any termination of this Agreement.
9.	Notices
9.1 Addresses. Any notice, claim or demand in connection with this Agreement or with any litigation under this Agreement (each a “Notice”) shall be sufficiently given if delivered or sent to the recipient at its fax number or address set out in Schedule 9.1 or any other fax number or address notified to the sender by the recipient for the purposes of this Agreement.
9.2 Form. Any Notice shall be deemed to have been received on the next working day in the place to which it is sent, if sent by fax, or three Business Days from the date deposited with a courier, if sent by international courier, or five Business Days from the date of posting, if sent by post.
9.3 Contact Person. The person named by each Party in Schedule 9.1 shall be the primary point of contact at that Party for all matters relating to this Agreement. Each Party agrees that it will exercise its rights and send and receive all notices under this Agreement through such person or to any alternative person specified by a Party by giving not less than five Business Days’ written notice to the other Party.
10.	General
10.1 Whole Agreement. This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the Effective Date to the exclusion of any terms implied by applicable law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement except as otherwise set forth in the Stock Purchase Agreement.
10.2 No Partnership. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties and no Party shall be deemed to be the agent of the other Party for any purpose.
10.3 Waiver. No failure of a Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right. Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

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10.4 Variation. No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.
10.5 Assignment. This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns. Except as otherwise provided in this Agreement, the Parties may not assign or transfer all or any part of their rights or obligations under this Agreement or any benefit arising under or out of this Agreement.
10.6 Further Assurances. At any time after the date hereof, each Party shall, at its own cost, execute such documents and do such acts and things for the purpose of giving to the other Party the full benefit of the provisions of this Agreement.
10.7 Invalidity. If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.
10.8 Counterparts. This Agreement may be entered into in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.
10.9 Costs. Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.
10.10 Language. This Agreement shall be in the English language, and any translation of this Agreement into any other language other than Japanese by either Party shall be for convenience purposes only. In the event of any conflict between this Agreement and a convenience translation, this Japanese version shall prevail.5
10.11 Governing Law. This Agreement and the legal relations among the Parties shall be governed by and construed in accordance with the laws of Japan without giving effect to any law or rule that would cause the laws of any jurisdiction other than Japan to be applied.
11.	Negotiation Procedures; Consent to Jurisdiction, Service of Process and Venue
11.1 Negotiation Procedure.
(a) Good Faith Discussions. The Parties intend that all disputes, controversies or differences between the Parties arising out of or in relation to or in connection with this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of either Party.

[5]	The original of this agreement will be in the Japanese language.

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(b) Negotiation Procedures. Prior to filing suit, instituting a judicial or administrative proceeding, or seeking other judicial or governmental resolution (each, a “Proceeding”) in connection with any dispute between the Parties or any of their subsidiaries arising out of or in relation to or in connection with this Agreement, the Parties will attempt to resolve such dispute by good faith negotiations. Such negotiations shall proceed as follows:
(i) Any Party may send a written notice to another Party requesting such negotiations. Promptly following receipt of such notice by the receiving Party, each Party shall cause the individual designated by it as having general responsibility for this Agreement to meet in person with the individual so designated by the other Party to discuss the dispute.
(ii) If the dispute is not resolved within thirty (30) days after the first meeting between such individuals (or, if earlier, within forty five (45) days of the notice referred to in clause (a) above), then, upon the written request of any Party, each Party shall cause the individual designated by it as having general responsibility for the overall relationship defined by this Agreement to meet in person with the individual so designated by the other Party to discuss the dispute.
(iii) If the dispute is not resolved within fifteen (15) days after the first meeting between such individuals (or, if earlier, within thirty (30) days of the notice referred to in clause (b) above), then, upon the written request of either Party, each Party shall nominate one corporate officer, which corporate officers shall meet in person and attempt in good faith to negotiate a resolution to the dispute.
Except and only to the limited extent provided in Section (c), neither Party shall file suit, institute a Proceeding or seek other judicial or governmental resolution of the dispute until at least thirty (30) days after the first meeting between the corporate officers described in clause (iii) above (or if earlier forty five (45) days after the notice referred to in such clause (iii)) but after the expiration of such periods, either Party may file suit, institute a Proceeding or seek other judicial or governmental resolution. For purposes of this Agreement, the procedures set forth in this Section (b) shall be referred to as the “Negotiation Procedures”.6
(c) Institution of Proceedings. Notwithstanding the provisions of Section (b), any Party may institute a Proceeding at any time seeking a preliminary injunction, temporary restraining order, or other equitable relief, if necessary in the sole judgment of that Party to avoid material harm to its property, rights or other interests, before commencing, or at any time during the course of, the dispute procedure described in Section (b). In addition, any Party may file an action prior to the commencement of or at any time during or after the dispute resolution procedures in Section (b) if in the sole judgment of that Party it is necessary to prevent the expiration of a statute of limitations or filing period or the loss of any other substantive or procedural right.

[6]	Negotiation Process proposal under further review.

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11.2 Consent to Jurisdiction, Service of Process and Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Tokyo District Courts for the purposes of any action, suit, proceeding, hearing, order, charge or complaint (each, an “Action”) or other proceeding arising out of or in relation to or in connection with this Agreement (and agrees that no such Action or proceeding arising out of or in relation to or in connection with this Agreement shall be brought by it or any of the subsidiaries except in such courts).
[Remainder of page intentionally blank.]

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IN WITNESS WHEREOF, each Party has caused its duly authorized representative to execute this Secondment Agreement as of the date first written above.

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Secondment Agreement]

ANNEX A
DEFINITIONS
“Action” has the meaning specified in Section 11.2.
“Agreement” has the meaning set forth in the preamble.
“Affiliate” means any person or entity now or hereafter controlling, controlled by or under common control with another person or entity.
“Benefit Arrangements” means any plan, program, policy, practice or arrangement relating to insurance, bonuses, vacation, profit-sharing, stock options, disability, pension, retirement, allowances, welfare, healthcare, unemployment or any other benefits to employees or former employees, their beneficiaries or dependents.
“Business Day” means a day, other than Saturday, Sunday or public holidays in Japan.
“Claim Notice” has the meaning specified in Section 7.2.
“Confidential Information” has the meaning specified in Section 6.
“Confidentiality Rules” has the meaning specified in Section 2.3(b).
“Discloser” has the meaning specified in Section 6.1.
“Employee IPR” has the meaning specified in Section 2.3(c)(ii).
“Secondment Period” has the meaning specified in Section 2.1(b).
“Indemnified Party” has the meaning specified in Section 7.2.
“Indemnifying Party” has the meaning specified in Section 7.2.
“IPR Rules” has the meaning specified in Section 2.3(c)(ii).
“Negotiation Procedures” has the meaning specified in Section 11.1(b).
“Notice” has the meaning specified in Section 9.1.
“Parties” or “Party” has the meaning set forth in the preamble.
“Proceeding” has the meaning specified in Section 11.1(b).
“Receiving Entity” has the meaning set forth in the preamble.

A - 1

“Recipient” has the meaning specified in Section 6.1.
“Right” has the meaning specified in Section 10.3.
“Secondee” has the meaning specified in Section 2.1(a).
“Seconding Entity” has the meaning set forth in the preamble.
“Secondment Period” has the meaning specified in Section 2.1(b)(ii).
“Stock Purchase Agreement” has the meaning specified in the Recitals.
“Term” has the meaning specified in Section 8.1.

A - 2

SCHEDULE 2.1
SECONDEES

2.1 - 1

SCHEDULE 9.1
ADDRESS FOR NOTICES

9.1 - 1

SCHEDULE 6.6
Antitrust Governmental Entities
After review of applicable Antitrust Laws, the Parties have determined that the list of jurisdictions set forth on Schedule 6.6 should be the following:
1. China
2. Mexico
3. Turkey
4. Brazil
Schedule
6.6

SCHEDULE 7.2
Antitrust Jurisdictions
After review of applicable Antitrust Laws, the Parties have determined that the list of jurisdictions set forth on Schedule 7.2 should be the following:
1. European Union (EU Merger Regulation)
2. China
3. Japan
4. Mexico
5. South Korea
6. Taiwan
7. Turkey
8. United States of America
9. Brazil
Schedule
7.2